UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.    )
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ORRSTOWN FINANCIAL SERVICES, INC.
(Name of Registrant as Specified in its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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March 25, 2022
Dear Shareholder:
On behalf of the Board of Directors, management and employees of Orrstown Financial Services, Inc. (the “Company”), the holding company for Orrstown Bank, I cordially invite you to participate in our 2022 Annual Meeting of Shareholders (the “Annual Meeting”). Due to the continuing impacts of COVID-19 and out of concern for the health and safety of our shareholders and employees, the Annual Meeting will be held virtually via live webcast again this year on Tuesday, April 26, 2022, at 9:00 a.m., local time. Shareholders will not be able to attend the Annual Meeting in person. The proxy card included with this letter details how you can participate in the Annual Meeting.
The attached Notice of Annual Meeting and Proxy Statement describe the formal business we expect to act upon at the Annual Meeting. We will also report on our results of operations. Our directors and officers, as well as representatives of Crowe LLP, our independent registered public accounting firm, will be present to respond to shareholder questions.
The Board of Directors of the Company has determined that the affirmative vote "FOR" all nominees for director and "FOR" all proposals to be considered at the Annual Meeting is in the best interests of the Company and its shareholders and unanimously recommends a vote "FOR" all nominees and proposals.
Your vote is important, regardless of the number of shares you own. We encourage you to vote by proxy so that your shares will be represented and voted at the Annual Meeting. We offer several ways for shareholders to vote. Voting can be completed by returning the enclosed proxy card, online, or by telephone. Voting by proxy will not prevent you from voting online during the Annual Meeting, but will ensure that your vote is counted if you cannot participate.
We thank you for your continued support of the Company and Orrstown Bank, and look forward to your participation at the Annual Meeting.

Sincerely,

Thomas R. Quinn, Jr. President and Chief Executive Officer

77 East King Street
Shippensburg, Pennsylvania 17257

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON APRIL 26, 2022

The Annual Meeting of Shareholders of Orrstown Financial Services, Inc. (the “Company”), the holding company for Orrstown Bank, will be held virtually on Tuesday, April 26, 2022, at 9:00 a.m. local time, to consider and take action on the following matters:

1.	To elect five Class B director nominees to serve on our Board of Directors for a three-year term expiring in 2025;

2.	To approve the amendment to the 2011 Orrstown Financial Services, Inc. Stock Incentive Plan;

3.	To approve a non-binding advisory vote regarding the compensation paid to our Named Executive Officers (“Say-On-Pay”); and

4.	To ratify the Audit Committee’s selection of Crowe LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2022.

Any action may be taken on the foregoing matters at the Annual Meeting on the date specified above, or on any date or dates to which the Annual Meeting may be adjourned, or to which the Annual Meeting may be postponed.
Your Board of Directors recommends a vote “FOR” the election of all nominees as directors listed in the enclosed proxy statement; “FOR” approval of the amendment to the 2011 Stock Incentive Plan; “FOR” approval of the non-binding advisory vote regarding the compensation paid to our Named Executive Officers; and “FOR” ratification of the Audit Committee’s selection of Crowe LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2022.
This Notice of Annual Meeting of Shareholders, the proxy statement and the enclosed proxy card are being mailed on or about March 25, 2022 to shareholders of record at the close of business on March 4, 2022. A copy of the Annual Report on Form 10-K for the year ended December 31, 2021 is also enclosed.

Sincerely,

Robert G. Coradi
Secretary
March 25, 2022

Important Notice Regarding Internet Availability of Proxy Materials
for the Annual Meeting of Shareholders to be Held Virtually on April 26, 2022 at 9:00 a.m.
The Proxy Statement and Annual Report on Form 10-K are available on the Internet at
http://www.cstproxy.com/orrstown/2022

Table of Contents

About Orrstown	1
Corporate Social Responsibility and ESG	1
Ethics	6
Risk Oversight	6
Cautionary Note Regarding Forward-Looking Statements	7
Annual Meeting Information	8
Who is entitled to vote?	8
On what am I voting?	8
How does the Board of Directors recommend I vote?	8
How do I vote?	8
Voting by proxy for shares registered in street name	9
Can I change my vote after I submit my proxy?	9
What constitutes a quorum?	9
How are abstentions and broker non-votes counted?	9
What vote is required to elect directors?	9
What vote is required to approve the other proposals?	9
How is my vote counted?	10
Who will count the vote?	10
What is the deadline for shareholder proposals for next year’s Annual Meeting?	10
How are proxies being solicited?	10
Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting of Shareholders to be held on April 26, 2022	11
Share Ownership of Certain Beneficial Owners	11
Share Ownership of Management	12
Delinquent Section 16(a) Reports	12
Proposal 1 – Election of Directors	13
Nomination of Directors	13
Biographical Summaries of Nominees and Directors	14
Director Independence	16
Shareholder Communications with the Board of Directors	16
Board Structure, Committees and Meeting Attendance	16
Audit Committee Report	18
Compensation Committee Interlocks and Insider Participation	18
Transactions with Related Persons, Promoters And Certain Control Persons	18
Compensation Of Directors	19
2021 Director Compensation Table	19
Board Diversity	20
Information About Executive Officers	22
Compensation Discussion and Analysis	23
Shareholder Engagement	26
Compensation Program Changes for 2021	26
How We Set Compensation	27
2021 Pay Ratio Disclosure	40
Methodology for Determining Median Employee Compensation	40
Potential Payments Upon Termination Or Change in Control	40
Compensation Committee Report	43
Proposal 2 – Amendment to the 2011 Orrstown Financial Service, Inc. Stock Incentive Plan	44
Proposal 3 – Advisory Vote Regarding the Compensation Paid to Named Executive Officers ("Say-On-Pay")	52
Proposal 4 – Ratification of The Audit Committee's Selection of Crowe LLP as the Company's Independent Registered Public Accounting Firm for the Fiscal Year Ending December 31, 2022	53
Involvement in Certain Legal Proceedings	54
Annual Report on Form 10-K	54
Annex A	A-1

ABOUT ORRSTOWN
Orrstown Financial Services, Inc. (NASDAQ: ORRF) ("Orrstown" or the "Company"), a Pennsylvania corporation, is the financial holding company for its wholly-owned subsidiary Orrstown Bank (the "Bank"). The Company’s principal executive offices are located at 77 East King Street, Shippensburg, Pennsylvania, with additional executive and administrative offices at 4750 Lindle Road, Harrisburg, Pennsylvania. The Company was organized on November 17, 1987 for the purpose of acquiring the Bank and such other banks and bank-related activities as are permitted by law and desirable. The Company provides banking and financial advisory services located in south central Pennsylvania, principally in Berks, Cumberland, Dauphin, Franklin, Lancaster, Perry and York Counties, Pennsylvania, and in Anne Arundel, Baltimore, Howard and Washington Counties, Maryland, as well as Baltimore City, Maryland.

CORPORATE SOCIAL RESPONSIBILITY AND ESG
We understand the importance of corporate social responsibility and environmental, social and governance (“ESG”) matters to our stakeholders and are working diligently to have a positive social impact and contribute to environmental sustainability inside and outside of our communities.
The Board of Directors plays an important role in assessing our corporate social responsibility and ESG efforts and understanding the various risks and potential impact that these issues may have on our businesses. The Board of Directors monitors our corporate social responsibility and ESG practices directly and through its various standing committees. The Board and its committees receive periodic updates on the status of our corporate social responsibility and ESG initiatives, and review and manage the risks associated with these areas. For example, the Compensation Committee and the Nominating and Governance Committee each reviews our diversity and inclusion initiatives and the Enterprise Risk Management Committee assesses the environmental risks to our businesses, including the potential risks associated with climate change. In addition, throughout the COVID-19 pandemic, the Board of Directors and various committees were actively engaged managing the Company’s response to the pandemic and ensuring the safety of our employees, clients and communities.
Highlights of our corporate social responsibility and ESG initiatives in 2021, as well as the impact these efforts have had, are discussed below.
Community Engagement and Impact. As a community bank, commitment to our clients, employees and the communities we serve is at the core of who we are, and focusing on social issues is part of our 103 year DNA. This commitment is made explicit in our mission statement: we create value for our shareholders by providing outstanding client experiences through community engagement and local decisions from people you know and trust. We continue to promote first time homebuyer programs, participate in Baltimore’s Healthy Neighborhoods program, and have taken a boots-on-the-ground approach to disaster relief wherever it is most needed. In 2021, we also launched the BankOn certified checking account to increase access to the unbanked and underbanked through a no fee account offering. Our employees contributed thousands of hours of volunteer service during 2021, and we encourage them to be active in their local communities.
In 1919, when the Bank was established, we committed to supporting the people of Orrstown and surrounding communities. In 2006, The Orrstown Bank Foundation was created to carry that legacy forward. The foundation strives to make a positive impact on the quality of life throughout our market area by providing financial aid to a wide variety of charitable organizations that address humanitarian and civic needs. In 2021, the foundation made an aggregate of $100,000 in charitable donations to over 15 charitable organizations within our market area. In addition, the foundation places an emphasis on developing future leaders through an active scholarship program that promotes higher education by offering scholarships to high school students within the communities that we serve who wish to further their education. The foundation awarded approximately $25,000 in scholarship money to such students in 2021. We also maintained our involvement in the Commonwealth’s Educational Improvement Tax Credit program, donating $750,000 to qualifying entities in 2021.
Perhaps the most impactful example of our commitment to community engagement is our participation in the U.S. Small Business Administration's ("SBA") Paycheck Protection Program ("PPP"). Prior to 2020, the Bank’s experience with the SBA was limited. Historically, the Bank used SBA backing as a credit enhancement on fewer than five loans a year. As such, though the Bank did have lending authority with the SBA, the Bank did not have a dedicated SBA lending group. The benefit of the PPP to Orrstown clients was obvious to management. Therefore, the Bank formed a group to develop and implement a PPP process, which included client outreach and workflow from the initial client contact to final onboarding to the Bank’s core system. This group consisted of team members from throughout the organization, including Lending, Credit Administration, Operations, Compliance, and Finance.
Initially, the Bank viewed PPP primarily as an opportunity to support its existing clients during unprecedented times. However, it quickly became apparent that many businesses in the Bank's market area were not gaining access to PPP funding through other financial institutions. Because Orrstown had the ability to provide the much needed support and attention that these businesses desperately needed, we pivoted and expanded our efforts to serve small businesses across our footprint, regardless of client status. As a result of these efforts, we were able to introduce over 2,500 new clients to the Orrstown Bank relationship-based business model, which we believe is helping to accelerate the Bank's growth efforts. Approximately 43% of all PPP loans that we originated were to clients that were new to the Bank, substantially all of whom maintained an active deposit account at the Bank at December 31, 2021.
Ultimately, the Bank originated nearly 6,500 PPP loans totaling $699.4 million with an average loan size of $107,636, helping to save approximately 50,000 jobs. We are proud of the positive impact that our efforts have had on our clients, their employees and their local communities.
Diversity and Inclusion. For the first 96 years following the Bank's founding in 1919, the Bank served a relatively small and demographically homogeneous market. As the world has changed in the years since 1919, Orrstown Bank has changed with it. Beginning with the 2015 expansion into the Company’s Eastern market, centered in Lancaster County, Pennsylvania, the Company has expanded into markets with higher degrees of cultural and ethnic diversity, and adapted our products and services to the needs of these communities. The Bank’s previously discussed success in PPP lending serves as an example of direct outreach to a specific underserved community within the Company’s markets. Upon understanding that the Latino community of Lancaster was not getting access to PPP funds, Orrstown translated the PPP loan application to Spanish and engaged in educational efforts about the program through appearances on Spanish language radio. As of a result of this outreach, we made 75 PPP loans for $530,000 to Latino-owned businesses, savings hundreds of jobs in the process.
The Company and its Board of Directors believes that it is critically important that our employee base reflect the communities that we serve. Each of the Company's four regional advisory boards, comprised of a diverse group of local business leaders, serves an important role in promoting Orrstown Bank among their contacts in the community and also benefits the Bank by providing an important perspective on local conditions. Additionally, the four regional advisory boards serve as a potential source of new directors as the Company continues to ensure that the make up of its Boards are reflective of the communities we serve. The Bank’s Diversity & Inclusion Council, which is comprised of 13 employees with diverse points of view from all levels within the organization, took concrete steps in 2021 to diversify the Bank’s job applicant pool. Orrstown Bank job openings are posted directly at Historically Black Colleges and Universities within the Company’s market area. The Diversity & Inclusion Council has adopted a strategic plan with the following objectives:
•Communicate the organization's top-down commitment to diversity and inclusion;
•Create a more diverse workforce reflective of the communities we serve;
•Harness diversity as a competitive advantage;
•Highlight important cultural holidays and months;
•Select and implement meaningful training and employee experiences;
•Address financial literacy disparities in the communities we serve;
•Partner with existing community-based organizations to enhance educational and employment opportunities for diverse persons in our community; and
•Become a thought and action leader among our peers and the communities we serve.
In addition, the Company's President and Chief Executive Officer, Thomas R. Quinn, Jr., signed the CEO ACTION for Diversity & Inclusion Pledge, which makes the following commitments:
•We will continue to make our workplaces trusting places to have complex, and sometimes difficult, conversations about diversity and inclusion;
•We will implement and expand unconscious bias education;
•We will share best—and unsuccessful—practices; and
•We will create and share strategic inclusion and diversity plans with our Board of Directors.
The Board of Directors receives periodic reports on the progress of these initiatives and takes an active role in overseeing their implementation, providing support and guidance as appropriate.
The Board of Directors continuously reviews applications for Board membership. The Board of Directors believes that a diversity of backgrounds and experiences results in a diversity of opinions, which in turn results in more rigorous debate and analysis and, ultimately, better outcomes. Although the Company was already in compliance with the Nasdaq Stock Market's recently adopted Board diversity rules, the Board of Directors appointed a director who identifies as a member of an ethnic minority to the Board of Directors of the Company and the Bank in 2022, and the Nominating and Governance Committee is actively recruiting additional qualified candidates who identify either as female, a member of an ethnic or racial minority, or LGBTQ+.

Environmental. Environmental issues and concerns have risen in prominence with investors in recent years. While, as a financial services provider, the Company does not engage in activities resulting in the risk of significant environmental degradation, as a community bank, we are conscious that we have an obligation to serve as a good steward for the environment. We continue to engage in alternative energy (solar) lending, employ recycling programs at all facilities, and have no direct exposure to fracking or the fossil fuel extraction industry. Additionally, bank regulators have identified climate change as a significant risk for financial institutions and are believed to be working on a framework to assess and quantify risks (business, credit, and other) associated with climate change. The Company has created a working group that is focused on determining the preliminary data points and sources necessary to assess and address the Company's exposure to climate-related risks.
The Company has received an increasing number of inquiries regarding its policies on various social and environmental issues. The following table answers many of the questions asked, whether or not they are relevant to the banking industry.
Environmental, Social, and Governance Matters Q&A

Inquiries	Yes/No/NA	Explanation
Does the Company have an enterprise level environmental policy?	No	The Company lacks an enterprise-wide environmental policy. As a financial services provider, the Company does not engage in activities resulting in the risk of significant environmental degradation.
If the Company suffered a major environmental controversy, has it failed to provide an adequate response?	NA	The Company has never been involved with a major environmental controversy.
Does the Company disclose a Code of Vendor Conduct?	No	The Company’s policies regarding vendor contracts provide that contracts may be terminated if a vendor does not comply with federal, state, and local laws and regulations.
Does the Company make investments in low carbon opportunities?	Yes
As of December 31, 2021, the Company had approximately $3.6 million in solar-related investments and had approximately $14.8 million of solar-related loans outstanding. In addition, during 2021, the Company purchased four issuer green designation bonds in the aggregate principal amount of $7.9 million. One such bond is being utilized to finance certain capital improvements to, and conservation programs for, a major West Coast city’s municipal light and power plant system. Two such bonds are being utilized to expand the recycled water system as well as make other infrastructure improvements for a southern California municipality. The fourth bond is being utilized by a major Midwestern state university to construct and improve the campus.

Does the Company have policy surrounding carbon emissions?	No
At present, Orrstown does not have a policy regarding greenhouse emission or carbon footprint goals. The Company lacks measurement systems to fully assess carbon emissions. On a partial basis, the Company used 3.2 megawatt hours in 2021, a 14% decrease from 2019 (the year before the pandemic), excluding premises on a gross lease. The Company is undertaking a feasibility study of converting its Harrisburg Regional Office to solar; this property represents half the Company’s electricity consumption.

Does the Company disclose a clear framework for evaluating projects in critical habitats or other areas with recognized high biodiversity value?	No
Orrstown Bank has not undertaken any projects in “critical habitats or other areas with recognized high biodiversity value.” That said, all loans made to clients require compliance with federal, state, and local environment laws and regulations including, but not limited to, environmental impact statements as required by various authorities.

Does the Company have a hazardous waste policy/procedure?	No
Though the Company does not have a written policy or procedure regarding hazardous waste, the Company is not a significant producer of hazardous waste. Additionally, the Company’s HVAC systems that do rely on hazardous materials are maintained by third-party vendors bound by federal, state, and local laws and regulations regarding material handling.

Does the Company have a non-hazardous waste policy/procedure?	Yes	All facilities are equipped with systems for recycling appropriate materials and are required to use such systems.
Does the Company have a water use policy?	No
The Company does not use water on an industrial or agricultural scale. All wastewater is disposed of in accordance with local wastewater standards as governed by federal and state regulations. The Company used 1.1 million gallons of water in 2021, excluding premises on a gross lease, a decrease of 1.7% from 2019 (the year before the pandemic).

Inquiries	Yes/No/NA	Explanation
If the Company suffered a major controversy linked to human rights or corruption, has it failed to provide an adequate response?	NA	The Company has not experienced any controversy (major or otherwise) linked to human rights.
Does the Company have an enterprise level human rights policy?	No	As a matter of policy, the Company abides by all federal, state, and local laws including U.S. Code, Title 22, Chapter 78. Employees are encouraged to report any misconduct via an anonymous whistleblower hotline.
Does the Company disclose a formal grievance reporting process for concerns related to human rights?	Yes	The formal grievance process is detailed in the employee handbook and Human Resources periodically advises the employees of their rights.
Does the Company supplier policy prohibit the use of child and / or forced labor?	Yes	The Company’s vendor engagement policy mandates that all vendors be in compliance with all federal, state, and local laws.
Has the Company suffered a controversy related to labor standards or a “living wage?”	No	The Company has not experienced any labor-related controversies. The Company’s pay structure is on par with peers in our marketplace and reviewed periodically to remain competitive.
What is the scope of the Company's disclosed training or professional development programs for employees?	NA	The Company provides a multitude of training opportunities, both online and in-person. Though much of the training is related to compliance responsibilities, for specific positions, all employees have access to courses for professional development provided by a third-party. Additionally, Orrstown University provides on-site training for employee development and advancement.
Does the Company monitor employee satisfaction and engagement?	Yes	The Company periodically conducts employee surveys.
Does the Company publicly disclose a gender diversity strategy or similar commitment to ensure appropriate gender representation at the board, senior management, or workforce levels?	Yes
The Company provides the charter of the Nominating and Governance Committee of the Board of Directors on the Company’s investor relations website. The Board recently added its third woman director, who self-identifies as a member of an ethnic minority, and strives to have a mix of directors that represents a diversity of backgrounds and experiences.

Does the Company publicly disclose a diversity strategy or similar commitment to ensure workforce equality beyond gender at the board, senior management, or workforce levels?	Yes
The Company is an Equal Opportunity Employer dedicated to a policy of nondiscrimination in all areas of employment without regard to race, color, creed, religion, sex, national origin, age, marital status, or the presence of non-job-related medical condition or handicap. Furthermore, as discussed in more detail above, in 2020, the Company founded a Diversity & Inclusion Council comprised of employees from all levels of the organization to identify and implement strategies to make the Company’s job applicant pool to be more diverse. In addition, Mr. Quinn signed the CEO ACTION for Diversity & Inclusion Pledge, pursuant to which the Company made several diversity and inclusion related commitments.

Does the Company's publicly disclosed labor rights policy address discrimination (including gender, race, disability, ethnicity, nationality, religion, LGBTQ), workforce equality, or fair employment?	Yes
The Company is an Equal Opportunity Employer dedicated to a policy of nondiscrimination in all areas of employment without regard to race, color, creed, religion, sex, national origin, age, marital status, or the presence of non-job-related medical condition or handicap.

Does the Company publicly disclose data on workforce equality connected with gender, race, disability, ethnicity, nationality, religion, LGBTQ, or other potentially-protected classes?	Yes
The Company files an annual Affirmative Action Plan with the Equal Employment Opportunity Commission that is available upon request. The Company’s 2021 report indicated that the only areas the Company should improve upon are related to hiring veterans and persons with disabilities. Furthermore, our data gathering in this area is voluntary and not all employees choose to participate.

Does the Company disclose a labor rights or other formal policy that encompasses freedom of association and the right to collective bargaining?	Yes	All employment law data, including rights, is included in legal postings at each location.

Inquiries	Yes/No/NA	Explanation
Does the Company disclose a policy that specifically addresses occupational health and safety?	Yes	The Company complies with all U.S. Occupational Safety and Health Administration policies, as well as any applicable state and local regulations. All OSHA disclosures are placed in each location in a manner that is easily accessible to all employees, including general safety guidelines and reporting requirements.
Does the Company’s occupational health and safety policy extend to vendors?	Yes	The Company’s vendor engagement policy mandates that all vendors be in compliance with all federal, state, and local laws.
Does the Company have a publicly disclosed Business Ethics Policy or Code of Conduct?	Yes	The Company has adopted a Code of Conduct, a copy of which is available on its investor relations page.
What is the highest level of executive oversight for the Company's anti-bribery or anti-corruption program?	Yes	The Company’s anti-bribery and anti-corruption program are described within its Code of Conduct, which is overseen by the Board of Directors.
Does the Company's anti-bribery or anti-corruption policy specifically prohibit personnel from receiving and giving gifts, bribes, or facilitation payments?	Yes	The Company’s Code of Conduct addresses permissible and impermissible gifts and entertainment expenditures and prohibits “facilitation” payments.
Does the Company provide anti-corruption training to all employees, including management?	Yes	Every employee is required to complete training related to, and to acknowledges familiarity and compliance with, the Company's Code of Conduct.
Does the Company maintain internal monitoring, whistleblower, or reporting systems, which include metrics related to the number of inquiries, complaints, or issues received by the legal or compliance office?	Yes	A report, which includes metrics related to the number of inquiries, is provided annually to the Audit Committee of the Board of Directors. A follow-up report on each complaint received is also provided as needed.
Does the Company use corporate funds for the purposes of political advocacy, including lobbying, campaign contributions, and contributions to tax-exempt groups including trade associations?	Yes	The Company maintains membership in the Pennsylvania Bankers Association and American Bankers Association, which advocate for the banking industry in general. Specific issues for which these associations advocate may or may not be beneficial to the Company; however, the Company views the industry-wide lobbying efforts to be favorable. The Company itself does not provide campaign contributions.
Does the Company operate an anti-money laundering program, including customer due diligence (Know Your Customer)?	Yes	The Company has a well-documented and regulated program covering Bank Secrecy Act, Anti-Money Laundering, and Know Your Customer. The programs are periodically reviewed in detail by bank regulators. The Company does not disclose details of the program as a matter of prudence to avoid providing nefarious agents too much information.
What is the Company’s approach to identifying and addressing data security risks?	Yes	The Company has a Chief Information Security Officer ("CISO") who reports to the Chief Risk Officer. The CISO is responsible for implementing a multi-layer approach to data threats the Company receives, focused on detection and prevention including firewalls, intrusion prevention, and anti-malware technologies. Additionally, to limit the risk from the Company’s own employees the Company uses the principal of least privilege, meaning users only receive access to systems and information needed to complete their role within the company. In addition, the Company is a regulated depository institution. As such, all data security measures are examined by appropriate bank regulators.
Does the Company disclose information on data security breaches?	Yes
The Company discloses data security breaches to clients and regulators in compliance with all bank regulations and state laws. The Company has disclosed data breaches in public filings with the Securities and Exchange Commission as required, most recently in 2018.

Ethics
Since our founding in 1919, we have grown to have over 400 employees, operating in more than 30 locations throughout Cumberland, Dauphin, Franklin, Lancaster, and Perry counties in Pennsylvania, Washington County, Maryland and the Baltimore metropolitan area. Over our 100-year history we have seen a lot of exciting changes, both in our Company and in the banking industry as a whole. However, despite these changes, our focus and values have remained the same; they guide us as we conduct our daily business. Our Code of Business Conduct and Ethics and Code of Ethics for Senior Financial Officers have been developed to provide guidance to all of our employees and directors on these values, proper behavior within the Company, and to aid in the maintenance of a responsible and ethical work environment. Our Code of Ethics is a critical element of our culture of compliance and ethics. All of our decisions must be driven by the following core values:
•We are accountable to our clients and each other.
•We strive to communicate timely and clearly with openness and respect.
•We are actively engaged in our communities.
•We constantly strive to innovate and are committed to continuous improvement.
•We act with integrity to earn the trust of our clients and the communities we serve.
Maintaining high standards of honesty, integrity, impartiality and personal conduct is essential to assure the performance of our business and the preservation of the public’s confidence and trust.

Risk Oversight
The Board of Directors considers a rigorous risk management program to be a critical component of the Company’s operations. The Company has adopted a comprehensive risk management policy which establishes a framework for the development and maintenance of an enterprise-wide risk management program. The enterprise risk management policy applies to all activities and functions within the organization and its business lines and is designed to ensure an integrated, consistent approach to risk management in the alignment of risks against expected returns. The enterprise risk management program is designed to ensure that all elements of the risk management process are in place and operating effectively across all risk categories, and that the management of all risks is well integrated into the operations and culture of the organization.
Our Board-level Enterprise Risk Management Committee oversees risk reporting to the Board of Directors and plays an important role in our risk management program. Our risk management program is overseen by our Chief Risk Officer, who is responsible for effectuating effective risk management oversight, identification, measurement, monitoring and reporting across the entire organization. The Chief Risk Officer chairs our management-level Enterprise Risk Management Committee, which provides integrated oversight of the many risks affecting our organization, including strategic, reputational, financial, credit, market and interest rate, liquidity, operational, compliance, technological, climate and other external risks. The Chief Risk Officer has direct access to the Board-level Enterprise Risk Management Committee and full Board of Directors to communicate any current or emerging risks, as well as the performance of risk management activities throughout the organization.
The Board of Directors, Board-level Enterprise Risk Management Committee, management-level Enterprise Risk Management Committee and executive management team all devote significant time and attention to managing the risks with the highest potential to affect our clients and reputation. We are committed to protecting client information and complying with applicable privacy and data security law and regulations. We have implemented policies, procedures, and internal controls that are designed to comply with anti-money laundering requirements. These policies, procedures and internal controls focus on compliance with the Bank Secrecy Act and the USA PATRIOT Act, which contain anti-money laundering and financial transparency provisions intended to detect and prevent the use of the U.S. financial system for money laundering and terrorist financing activities. We provide our employees with anti-money laundering training, have a designated Bank Secrecy Act compliance officer, and undergo an annual, independent audit to assess the effectiveness of our anti-money laundering program. We also comply with the numerous laws and regulations designed to protect consumers, including the Community Reinvestment Act (“CRA”) and fair lending laws. The CRA is intended to encourage banks to help meet the credit needs of their service areas, including low- and moderate-income neighborhoods, consistent with safe and sound business practices. The Bank received a CRA rating of “Satisfactory” in its most recent examination.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
This proxy statement contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and are intended to be covered by the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. In addition, we may make other written and oral communications, from time to time, that contain such statements. Such forward-looking statements reflect the current views of the Company's management with respect to, among other things, future events and the Company's financial performance. These statements are often, but not always, made through the use of words or phrases such as “may,” “should,” “could,” “predict,” “potential,” “believe,” “will likely result,” “expect,” “continue,” “will,” “anticipate,” “seek,” “estimate,” “intend,” “plan,” “project,” “forecast,” “goal,” “target,” “would” and “outlook,” or the negative variations of those words or other comparable words of a future or forward-looking nature. Forward-looking statements are statements that include projections, predictions, expectations, estimates or beliefs about events or results or otherwise are not statements of historical facts, many of which, by their nature, are inherently uncertain and beyond the Company's control. Accordingly, the Company cautions you that any such forward-looking statements are not guarantees of future performance and are subject to risks, assumptions and uncertainties that are difficult to predict. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable as of the date made, actual results may prove to be materially different from the results expressed or implied by the forward-looking statements and there can be no assurances that the Company will achieve the desired level of new business development and new loans, growth in the balance sheet and fee-based revenue lines of business, successful merger and acquisition activity, and continued reductions in risk assets or mitigate losses in the future. In addition to risks and uncertainties related to the COVID-19 pandemic (including those related to variants and sub-variants, such as the stealth omicron and delta variants) and resulting governmental and societal responses, factors which could cause the actual results of the Company's operations to differ materially from expectations include, but are not limited to, the following: ineffectiveness of the Company's strategic growth plan due to changes in current or future market conditions; the effects of competition and how it may impact our community banking model, including industry consolidation and development of competing financial products and services; the integration of the Company's strategic acquisitions; the inability to fully achieve expected savings, efficiencies or synergies from operational risks including, but not limited to, cybersecurity incidents, fraud, natural disasters and future pandemics; and acquisitions, or taking longer than estimated for such savings, efficiencies and synergies to be realized; changes in laws and regulations; interest rate movements; changes in credit quality; inability to raise capital, if necessary, under favorable conditions; volatility in the securities markets; the demand for our products and services; deteriorating economic conditions; expenses associated with pending litigation and legal proceedings; the failure of the SBA to honor its guarantee of loans issued under the SBA PPP; the timing of repayment of SBA PPP loans and the impact it has on fee recognition; our ability to convert new relationships gained through the SBA PPP efforts to full banking relationships; and other risks and uncertainties, including those set forth under the heading "Risk Factors" in the Company's 2021 Annual Report on Form 10-K and subsequent filings. The foregoing list of factors is not exhaustive.
If one or more events related to these or other risks or uncertainties materialize, or if the Company's underlying assumptions prove to be incorrect, actual results may differ materially from what the Company anticipates. Accordingly, you should not place undue reliance on any such forward-looking statements. Any forward-looking statement speaks only as of the date on which it is made, and the Company does not undertake any obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise. New risks and uncertainties arise from time to time, and it is not possible for the Company to predict those events or how they may affect it. In addition, the Company cannot assess the impact of each factor on its business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. All forward-looking statements, expressed or implied, included in this proxy statement are expressly qualified in their entirety by this cautionary statement. This cautionary statement should also be considered in connection with any subsequent written or oral forward-looking statements that the Company or persons acting on the Company's behalf may issue.

ORRSTOWN FINANCIAL SERVICES, INC.
77 East King Street
Shippensburg, Pennsylvania 17257

PROXY STATEMENT

General Information About the Annual Meeting
This proxy statement contains information about the Annual Meeting of Shareholders (the “Annual Meeting”) of Orrstown Financial Services, Inc. (the “Company”), the holding company for Orrstown Bank (the "Bank"), to be held virtually on Tuesday, April 26, 2022, beginning at 9:00 a.m. local time. This proxy statement was prepared at the direction of the Company’s Board of Directors to solicit your proxy for use at the Annual Meeting. This proxy statement and the enclosed form of proxy were mailed to shareholders on or about March 25, 2022.
Why are you holding a virtual Annual Meeting?
Due to the continuing impacts of COVID-19 and out of concern for the health and safety or our shareholders and employees, we are again holding the Annual Meeting virtually.
Who is entitled to vote?
Shareholders owning shares of the Company’s common stock, no par value per share (the “Company Common Stock”), as of the close of business on March 4, 2022, the record date, are entitled to vote at the Annual Meeting or any adjournment or postponement of the Annual Meeting. If you are a holder of Company Common Stock as of the record date, you may vote the shares that you held on the record date even if you sell such shares after the record date. Each outstanding share of Company Common Stock as of the record date entitles its holder to cast one vote for each matter to be voted upon and, with respect to the election of directors, one vote for each director to be elected. Shareholders do not have the right to cumulate voting for the election of directors.
On what am I voting?
At the Annual Meeting, you will be asked to vote on proposals to:

(i)	elect five Class B director nominees to serve on our Board of Directors for a three-year term expiring in 2025;
(ii)	approve the amendment to the 2011 Orrstown Financial Services, Inc. Stock Incentive Plan;
(iii)	approve a non-binding advisory vote regarding the compensation paid to our Named Executive Officers as disclosed in this proxy statement (“Say-On-Pay”); and
(iv)	ratify the Audit Committee’s selection of Crowe LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2022.
The Board of Directors is not aware of any other matters to be presented for action at the Annual Meeting. If any other matter requiring a vote of the shareholders is presented at the Annual Meeting, the proxy holders will vote in accordance with the direction provided by the Board of Directors.
How does the Board of Directors recommend I vote?
The Board of Directors recommends that shareholders vote:

(i)	“FOR” the election of each of the director nominees named in this proxy statement;
(ii)	"FOR" approval of the amendment to the 2011 Orrstown Financial Services, Inc. Stock Incentive Plan;
(iii)	“FOR” approval of the non-binding advisory vote regarding the compensation paid to our Named Executive Officers as disclosed in this proxy statement; and
(iv)	“FOR” ratification of the Audit Committee’s selection of Crowe LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2022.
How do I vote?
Voting by proxy for shares registered in your own name. If your shares are registered directly in your name with our transfer agent, this proxy statement and a proxy card was mailed directly to you. In that case, you may instruct the proxy holders named in the proxy card how to vote your shares of Company Common Stock in one of the following ways:

•Vote by telephone. You may vote by telephone by calling 866-894-0536 and following the voting instructions. You must have your unique shareholder identification number provided on your proxy card in order to vote by telephone, so please have your proxy card available when you call.
•Vote online. You can vote online by accessing the proxy materials at www.cstproxy.com/orrstown/2022 and following the prompts. You must have your unique shareholder identification number provided on your proxy card in order to vote online, so please have your proxy card available when you access the web address.
•Vote by regular mail. If you would like to vote by mail, please mark, sign, and date your proxy card and return it promptly in the postage-paid envelope provided.
Voting by proxy for shares registered in street name. If your shares are held in street name, you will receive instructions from your broker, bank or other nominee that you must follow in order to have your shares of Company Common Stock voted.
Please vote each proxy that you receive - none are duplicates. Even if you plan to participate in the Annual Meeting, we recommend that you submit a proxy to vote your shares in advance so that your vote will be counted if you later are unable to participate in the Annual Meeting.
Can I change my vote after I submit my proxy?
You may revoke your proxy at any time before it is exercised. To do so, you must give written notice of revocation to the Secretary, Orrstown Financial Services, Inc., 77 East King Street, Shippensburg, Pennsylvania 17257, submit another properly signed proxy with a more recent date, or vote online at the Annual Meeting after giving notice to the Secretary. Please note that simply participating in the Annual Meeting in person without voting will not revoke your proxy.
You may revoke a proxy for shares held by a bank, broker, or other nominee by submitting new voting instructions to the bank, broker, or other nominee or, if you have obtained a legal proxy from the bank, broker, or other nominee giving you the right to vote the shares at the Annual Meeting, by following the voting instructions provided in the legal proxy.
What constitutes a quorum?
A “quorum” is the presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the outstanding shares of Company Common Stock. There must be a quorum for the Annual Meeting to be held. As of March 4, 2022, there were 11,145,704 shares of Company Common Stock outstanding.
How are abstentions and broker non-votes counted?
Under Pennsylvania law, abstentions are counted for purposes of determining the presence or absence of a quorum, but are not considered a vote cast.
A "broker non-vote" occurs when a broker, bank or other nominee holding shares on your behalf does not receive voting instructions from you. If that happens, the broker, bank or other nominee may vote those shares only on matters deemed “routine,” such as the ratification of the appointment of the Company’s independent registered public accounting firm. On non-routine matters, such as the election of directors, Stock Incentive Plan amendment and Say-on-Pay, the broker, bank or other nominee cannot vote those shares unless they receive voting instructions from the beneficial owner. A “broker non-vote” occurs when a broker has not received voting instructions and either declines to exercise its discretionary authority to vote on routine matters or is barred from doing so because the matter is non-routine. Under Pennsylvania law, broker non-votes are counted to determine if a quorum is present, but are not considered a vote cast.
As a result, abstentions and broker non-votes are not included in the tabulation of the voting results on issues requiring approval of a majority of the votes cast and, therefore, do not have the effect of votes in opposition in such tabulation.
What vote is required to elect directors?
Directors are elected by a plurality of votes. Votes withheld and broker non-votes will have no effect on the election of directors.
What vote is required to approve the other proposals?
A majority of the votes cast by shareholders present in person or by proxy at the Annual Meeting, assuming a quorum is present, is required to approve each of the other proposals. Abstentions and broker non-votes, if any, are not treated as votes cast and, therefore, will have no effect on whether or not a proposal is approved.

How is my vote counted?
If you authorize your proxy to vote your shares by telephone, online or, if you received a proxy card by mail and you properly marked, signed, dated, and returned it, the shares that the proxy represents will be voted in the manner specified on the proxy. If you sign your proxy card, but do not mark your choices, the proxy holders will vote your shares represented by such proxy:

(i)	“FOR” the election of each of the director nominees named in this proxy statement;
(ii)	"FOR" the approval of the amendment to the 2011 Orrstown Financial Services, Inc. Stock Incentive Plan;
(iii)	“FOR” approval of the non-binding advisory vote regarding the compensation paid to our Named Executive Officers as disclosed in this proxy statement; and
(iv)	“FOR” ratification of the Audit Committee’s selection of Crowe LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2022.
The Board of Directors is not aware of any other matters to be presented for action at the Annual Meeting. If any other matter requiring a vote of the shareholders is presented at the Annual Meeting, the proxy holders will vote in accordance with the direction provided by the Board of Directors.
Who will count the vote?
The Judge of Election appointed by the Board of Directors will count the votes cast in person or by proxy.
What is the deadline for shareholder proposals for next year’s Annual Meeting?
Shareholders may submit proposals on matters appropriate for shareholder action at future annual meetings by following the rules of the Securities and Exchange Commission (the “SEC”) and the Company’s bylaws. Proposals intended for inclusion in next year’s proxy statement must be received by the Company not later than November 25, 2022. In addition, in order to be considered for possible action by the shareholders at the 2023 Annual Meeting of Shareholders, proposals, including shareholder nominations for director, not included in the Company’s proxy statement must be submitted to the Secretary of the Company not later than November 25, 2022. All proposals should be addressed to the Secretary of the Company.
To comply with the SEC’s universal proxy rules (once effective), shareholders who intend to solicit proxies in support of director nominations other than the Company’s nominees must provide notice that sets forth the information in Rule 14a-9 under the Exchange Act no later than February 25, 2023.
How are proxies being solicited?
This solicitation of proxies is made by and on behalf of the Board of Directors. We will pay the cost of the solicitation of proxies. In addition to solicitation by mail, the officers, directors and employees of the Company may, without additional compensation, solicit proxies by telephone or personal interview. The Company will bear the costs of preparing, printing and mailing these proxy materials. Brokers and other custodians, nominees and fiduciaries will be requested to forward soliciting material to the beneficial owners of Company Common Stock held by such persons and will be reimbursed by the Company for their expenses.
Virtual Meeting Information
How do I participate in the meeting?
To participate in the virtual Annual Meeting, visit www.cstproxy.com/orrstown/2022 and enter the 12-digit control number included on your proxy card that accompanied your proxy materials. You may log into the meeting platform beginning at 8:45 a.m., Eastern Time, on April 26, 2022. The live webcast will begin promptly at 9:00 a.m., Eastern Time. We encourage shareholders to access the virtual Annual Meeting web site prior to the start of the meeting and to allow sufficient time to complete the online registration process.
Will I have an opportunity to submit a question?
Yes, shareholders will have the opportunity to submit questions if they choose. If you wish to submit a question, you may do so in two ways. If you want to ask a question before the meeting, you may log into www.cstproxy.com/orrstown/2022 and enter your 12-digit control number. Next, click on "Submit a Question," type in your question and click "Submit." Alternatively, if you want to submit your question during the meeting, log into the virtual Annual Meeting platform at www.cstproxy.com/orrstown/2022, click the Q&A button to open the question panel, type your question into the field titled “Submit a Question” and click "Submit.” Questions and answers will be grouped by topic and substantially similar questions will be grouped and answered together.
Questions pertinent to meeting matters will be answered during the meeting, subject to time constraints. Shareholders should refer to the Rules of Procedure for the meeting that will be posted on the virtual Annual Meeting web site for guidelines regarding the submission of questions, including certain topics and subject matter that we will consider inappropriate for purposes of the meeting. Any questions pertinent to meeting matters that cannot be answered during the meeting due to time constraints will be posted online and answered at www.orrstown.com. The questions and answers will be available as soon as practical after the meeting and will remain available for one week after posting.
Can I participate in the meeting or submit a question if I hold my shares in street name?
Yes. If you hold your position through a bank, broker or other nominee and would like to participate in the virtual Annual Meeting, vote or ask a question, you will need to supply Continental Stock Transfer with a legal proxy. Continental Stock Transfer can be reached by telephone at 917-262-2373 or by email at proxy@continentalstock.com. Upon receipt of a legal proxy, Continental Stock Transfer will provide you with a control number for the meeting. Any shareholder with a valid control number may attend, listen, vote and ask a question during the virtual Annual Meeting.
What if I have lost or misplaced my 12-digit control number?
If you no longer have your control number or were not a shareholder on March 4, 2022, you may still enter the meeting as a guest in listen-only mode. To access the meeting as a guest, visit www.cstproxy.com/orrstown/2022 and enter the requested information on the welcome screen. However, if you attend the meeting as a guest, you will not have the ability to vote or submit questions.
What if I experience technical difficulties accessing the meeting?
If you encounter any technical difficulties with the virtual Annual Meeting platform, please use the telephone numbers listed on the meeting web site prior to the start of the meeting and technicians will be available to assist you.
What will happen if we experience technical problems during the meeting webcast?
In the event of technical difficulties or interruptions with the Annual Meeting, we expect that an announcement will be made on the meeting website, www.cstproxy.com/orrstown/2022. If necessary, the announcement will provide updated information regarding the date, time and location of the Annual Meeting. Any updated information regarding the Annual Meeting will also be posted to the investor relations page on our website, www.orrstown.com.

Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting of Shareholders to be Held on April 26, 2022
The Notice of Annual Meeting, this proxy statement, the form of proxy and the Company’s Annual Report on Form 10-K are available at:
http://www.cstproxy.com/orrstown/2022

Share Ownership of Certain Beneficial Owners
The Company does not know of any person or group who beneficially owned more than 5% of Company Common Stock on March 4, 2022, except as shown in the following table:

Name and address of Beneficial Owner	Common Stock Beneficially Owned	Percent of Class
BlackRock, Inc. (1) 55 East 52nd Street New York, NY 10055	731,057	6.6%
(1) Based on information set forth in a Schedule 13G, as amended, filed with the SEC on February 1, 2022 by BlackRock, Inc.

Share Ownership of Management
The following table shows the number of shares of Company Common Stock beneficially owned by each incumbent director, each nominee and each Named Executive Officer, and by all of the incumbent directors, nominees and executive officers of the Company as a group, as of March 4, 2022, based on information furnished by the persons named and the Company’s records. Except as otherwise indicated, sole voting power and sole investment power with respect to the shares shown in the table are held either by the individual alone or by the individual together with his or her spouse.

Name	Common Stock(1)	Exercisable Stock Options(2)
Robert G. Coradi	34,337	—
Christopher Holt	22,029	—
Cindy J. Joiner	13,952	—
Neelesh Kalani	12,378	—
Mark K. Keller	17,172	—
Thomas D. Longenecker	13,840	—
Adam L. Metz	17,595	—
Meera R. Modi	—	—
Andrea L. Pugh	29,030	—
Thomas R. Quinn, Jr.	68,543	—
Michael J. Rice	14,960	—
Eric A. Segal	17,158	—
Glenn W. Snoke	28,523	—
Floyd E. Stoner	27,366	—
Joel R. Zullinger	42,313	—
Directors, nominees and executive officers as a group (24 persons including those named above)	537,817	—

(1)
On March 4, 2022, none of the individuals named in the above table may be deemed to beneficially own more than 1% of the outstanding shares of Company Common Stock. On that date, all of the incumbent directors and executive officers as a group beneficially owned approximately 537,817 shares or 4.8% of the outstanding shares of Company Common Stock. Fractional shares beneficially owned by such individuals have been rounded down to the number of whole shares beneficially owned.

(2)
The amounts shown reflect the number of shares of Company Common Stock that the indicated individuals and group have the right to acquire within 60 days of March 4, 2022 through the exercise of stock options granted pursuant to the Company’s stock option plans.

Delinquent Section 16(a) Reports
Section 16(a) of the Exchange Act requires our directors and executive officers and the beneficial owners of more than 10% of Company Common Stock to file reports of ownership and changes in ownership of their equity securities of the Company with the SEC and to furnish the Company with copies of such reports. Based solely upon a review of these reports (Forms 3, 4 and 5 and any amendments thereto) furnished to the Company, we believe that during 2021 our directors and executive officers who were subject to the reporting requirements of Section 16(a) of the Exchange Act complied with all SEC filing requirements applicable to them, except that Mr. Zullinger had one late filing due to an administrative oversight. As of the date of this proxy statement, to the best of its knowledge, the Company did not have any beneficial owners of more than 10% of Company Common Stock.

PROPOSAL 1 – ELECTION OF DIRECTORS

The bylaws of the Company provide that the Board of Directors shall consist of not less than nine and not more than 15 members, with such directors being divided into three classes, as nearly equal in number as possible, with each class of directors serving a three-year term of office. At each annual meeting of shareholders, a class of approximately one-third of all of the Company’s directors is elected to hold office for a term expiring at the annual meeting held in the third year following the year of his or her election. At the Annual Meeting, the shareholders will be asked to elect five Class B director nominees to serve on our Board of Directors for a three-year term expiring in 2025.
The Board of Directors has nominated the following persons for election as directors to Class B:
Mark K. Keller
Meera R. Modi
Thomas R. Quinn, Jr.
Michael J. Rice
Glenn W. Snoke
Messrs. Keller, Quinn, Rice, Snoke and Ms. Modi presently serve as directors of the Company and the Bank.
If one or more of the named nominees is unable or unwilling to serve as a director, the persons named in the proxy will vote for the election of such substitute nominee, if any, as will be named by the Board of Directors. The Company has no reason to believe that any of the named nominees will be unable or unwilling to serve as a director. Each named nominee has expressed a willingness to serve if elected.
The five director nominees receiving the highest number of votes will be elected to the Board of Directors.
We will treat broker non-votes as shares that are present and entitled to vote for purposes of determining the presence or absence of a quorum. Abstentions and broker non-votes, if any, will have no effect on this proposal.
The Board of Directors recommends that you vote FOR the election of each of the director nominees named in this proxy statement.
Board Overview
The independence and skill set of the Board of Directors is crucial to the continued success of the Company. The Board of Directors evaluates needed skill sets through the use of a matrix which evaluates directors and prospective directors for specific expertise, such as accounting, risk management, technology, and market or regional knowledge, among others. More than half of the directors have led companies headquartered within the Company’s market areas and represent significantly different industry backgrounds. Aside from sitting on the Board of Directors of the Company, 27% of our directors have extensive careers in financial services. Ten of the eleven directors, or 91%, are “independent" under NASDAQ listing rules.
Independent Chairman
The Board of Directors believes that an independent Chairman serves an important corporate governance function by providing separate leadership for the independent directors. In addition to his formal duties as set forth in the Company’s various corporate governance documents, the Chairman meets with regulators, participates in shareholder engagement calls and attends meetings with management. Our independent Chairman also presides over meetings of independent directors in executive session at such times as deemed necessary or appropriate.
Nomination of Directors
In connection with the Annual Meeting, the Nominating and Governance Committee of the Board of Directors has reviewed the qualifications of, and made recommendations regarding, potential candidates to be nominated by the Board of Directors for election as directors. The nominees named above were recommended by the Nominating and Governance Committee, then submitted to, and approved by, the Board of Directors as the five nominees for election as directors to Class B.
The Nominating and Governance Committee is responsible for identifying, assessing and recommending the slate of candidates to be nominated for election to the Board of Directors. In addition to meeting the minimum criteria to serve as a director as outlined in the Company’s bylaws, the committee uses a variety of methods and considers a variety of factors for identifying and evaluating nominees for director and assesses the mix of skills and the performance of the Board of Directors as a whole on a regular basis. In the course of establishing the slate of nominees for director each year, the committee will consider whether any vacancies on the Board of Directors are expected due to retirement or otherwise, the skills represented by retiring and continuing directors, and additional skills highlighted during the Board self-assessment process that could improve the overall quality and ability of the Board to carry out its function. The committee also considers factors including each candidate’s integrity, independence, experience (including experience in finance and banking and diversity of experience in relation to other members of the Board of Directors), the strategic direction of the Company and the Bank, involvement in the communities served by the Bank and such other factors it deems to be in the best interest of the Company, the Bank and the Company’s shareholders, which factors may change from time to time.
The Nominating and Governance Committee will consider the incumbent directors whose terms are expiring at the forthcoming annual meeting, other candidates, if any, recommended to it by shareholders, other qualified individuals within the community, including the Bank’s regional advisory boards, and any candidates nominated by shareholders in accordance with the procedures set forth in the Company’s bylaws. The criteria for consideration of director candidates nominated by the Company’s shareholders, if nominated in a timely manner, is the same as for other director nominees.
Director Eligibility Requirements
The Company’s bylaws provide for certain director eligibility requirements for a nominee to be eligible to become a member of the Board. All directors must hold at least 5,000 shares of Company Common Stock. Directors will have one year from the date they join the Board to meet this requirement. In addition, no one may be nominated to serve as a director of the Company if such person: (a) is under indictment or has been convicted of a crime involving a breach of trust with a penalty of imprisonment for more than one year; (b) has been issued within the past 10 years a non-appealable cease and desist order by a federal or state bank regulatory agency related to conduct involving dishonesty or breach of trust; (c) has been found guilty in a final decision, either by any federal or state regulatory agency of: (i) committing a willful violation of any law governing banking, securities, commodities or insurance, or any final cease and desist order issued by a banking, securities, commodities or insurance regulatory agency, or (ii) breaching a fiduciary duty involving personal profit; or (d) has been nominated by someone who is ineligible to serve as a director of the Company under requirements (a)-(c) listed above. In addition, the age of directors is limited to 75 years, provided that any director who reaches such age during his or her term of office may continue to serve on the Board of Directors until the expiration of his or her term with the prior approval of the Board of Directors.
No recommendations were received by the Nominating and Governance Committee in connection with this Annual Meeting from shareholders or others, nor, as of the date of this proxy statement, had any candidates been nominated by shareholders in accordance with the procedures set forth in the bylaws.
Any future nominations should be submitted in writing addressed to Orrstown Financial Services, Inc., 77 East King Street, Shippensburg, Pennsylvania 17257, Attn: Nominating and Governance Committee.
Shareholder nominations must be made in accordance with the procedures set forth in the Company’s bylaws and must include a statement setting forth the background, education and business experience of the nominee.
A copy of the Nominating and Governance Committee Charter is posted in the investor relations section of the Company’s website at www.orrstown.com.
Biographical Summaries of Nominees and Directors
The Board of Directors believes that each of the nominees and directors possess such professional experience, recognized achievement in his or her respective field, involvement in the communities served by the Bank, ability to contribute to some aspect of the Company’s business and a willingness to make the commitment of time and effort required of a Company director. Information about the nominees for election as directors at the Annual Meeting and information about the continuing directors demonstrating these characteristics is set forth below. There are no family relationships among any of our directors. Unless otherwise stated, each director has held his or her current occupation for the last five years.
Nominees for Director:
CLASS B DIRECTORS - TERM EXPIRES IN 2022
Mark K. Keller - 68, was appointed to the Company’s Board of Directors in 2009 and to the Bank’s Board of Directors in 2008. Mr. Keller served as a Representative to the Pennsylvania General Assembly, representing the 86th Legislative District, from 2004-2020. Mr. Keller is also the owner of Spring-Mar Farm and Mark Keller Auctioneer as well as a real estate consulting business. The Board of Directors values Mr. Keller’s knowledge of the Bank’s market area obtained through his representation of that area in the General Assembly, and as a business owner operating in such market.
Meera R. Modi – 39, was appointed to the Board of Directors of the Company and the Bank in 2022. Ms. Modi is a leading corporate mergers and acquisitions attorney and Member at McNees Wallace & Nurick LLC in Harrisburg, Pennsylvania, where she navigates clients through strategic ventures as well as day-to-day operations. The Board of Directors values Ms. Modi’s experience as a trusted legal advisor to businesses and executives throughout the Bank's market area.

Thomas R. Quinn, Jr. - 62, was appointed as President and Chief Executive Officer and a director of the Company and the Bank in 2009. The Pennsylvania Banking Code requires that a bank president be a member of the bank’s board of directors. The Board of Directors believes that it is important that the President, who also is the Chief Executive Officer, be a member of the Board of Directors of the Company and the Bank so that the President may interact on a peer-to-peer basis with his fellow directors. In addition, the Board of Directors believes that the knowledge, experience and perspective that Mr. Quinn possesses as a result of his prior service as a senior executive with Fifth Third Bancorp and Citigroup have been, and will continue to be, valuable to the Company as it continues to execute its strategic plan as a relationship-based community bank.
Michael J. Rice - 60, joined the Boards of Directors of the Company and the Bank in 2018 concurrent with the closing of the Company's acquisition of Mercersburg Financial Corporation ("Mercersburg"). He is the President of Mt. Parnell Fisheries, Inc., a producer and international marketer of ornamental goldfish and koi carp. Prior to his appointment to the Boards of Directors of the Company and the Bank, he served more than 10 years on the boards of Mercersburg and its wholly-owned bank subsidiary. The Board of Directors values Mr. Rice's experience on a community banking board and his long tenure as an active participant in the business community in Franklin County.
Glenn W. Snoke - 73, has been a member of the Boards of Directors of the Company and the Bank since 1999. Mr. Snoke is retired. He previously served as the President and Chief Executive Officer of Snoke’s Excavating & Paving, Inc. The Board of Directors values Mr. Snoke’s knowledge, experience and perspective as an entrepreneur and owner of a small business involved in the construction industry and the insight it provides him into the financial services needs and business issues facing many of the Bank’s construction industry clients.
Continuing Directors:
CLASS A DIRECTORS - TERM EXPIRES IN 2023
Cindy J. Joiner, CPA - 60, was appointed to the Boards of Directors of the Company and the Bank in 2016. Since 2007, she has served as the Chief Financial Officer of The Bowman Group, LLC, a privately held corporation located in Williamsport, Maryland specializing in transportation, logistics, hospitality and real estate development. The Board of Directors values Ms. Joiner’s accounting expertise and knowledge of multiple industries that align with the Bank’s lending businesses. In addition, the Board believes her familiarity and knowledge of the Maryland market adds significant value to the Company.
Eric A. Segal - 64, was appointed to the Boards of Directors of the Company and the Bank in 2013. Since 2012, Mr. Segal has been Managing Director, and head of the Banking and Financial Institutions Group at CFO Consulting Partners LLC in Princeton, New Jersey. In his role at CFO Consulting Partners, Mr. Segal periodically serves as the interim chief financial officer for public and private companies, including out-of-market financial institutions. The Board of Directors values Mr. Segal’s strong financial acumen and the knowledge and experience he has gained through his consulting experience in many banking organizations in the Mid-Atlantic and other regions.
Joel R. Zullinger - 73, is Chairman of the Boards of Directors of the Company and the Bank. Mr. Zullinger has served as a director since 1981. He is an attorney, of counsel, with Zullinger-Davis-Trinh, P.C., with offices in Chambersburg and Shippensburg, Pennsylvania. The Board of Directors values the knowledge, experience and perspective Mr. Zullinger has obtained through his long tenure as a director of the Company and the Bank. The Board of Directors also values the leadership and communication skills manifested by Mr. Zullinger’s service as Chairman.
CLASS C DIRECTORS - TERM EXPIRES IN 2024
Thomas D. Longenecker - 54, was appointed to the Boards of Directors of the Company and the Bank in 2016. He has served as the President and CEO of Commonwealth Charter Academy, a cyber charter school headquartered in Harrisburg, Pennsylvania, since 2019 and served as its Chief Operating Officer from 2012 to 2019. Prior to that, Mr. Longenecker was the Director of Finance for the Carlisle Area School District in Carlisle, Pennsylvania. He is also a professor of public school finance for Wilkes University, Wilkes-Barre, Pennsylvania. The Board of Directors values Mr. Longenecker’s experience in accounting, finance, technology, as well as his organizational leadership and knowledge of the market area.
Andrea L. Pugh - 69, has been a member of the Boards of Directors of the Company and the Bank since 1996. She was formerly the President and sole member of PharmCare Consultants LLC, a pharmacy consulting business for thirty nursing homes in Pennsylvania. The Board of Directors values Ms. Pugh’s knowledge, experience and perspective as a woman who was an entrepreneur and small business owner. This experience provides her with insight into the financial services needs of, and business issues facing, many of the Bank’s small business clients, including those that are owned and operated by women.
Floyd E. Stoner - 73, has been a member of the Boards of Directors of the Company and the Bank since 2012. Since January 2012, Mr. Stoner has served as a Senior Advisor with Alliance Partners, in Chevy Chase, Maryland. Mr. Stoner was the Executive Vice President for Congressional Relations and Public Policy at the American Bankers Association (“ABA”) until his retirement in

December 2011 and has over 26 years of experience with the ABA. At the ABA, he was involved at the highest levels in all of the banking policy debates of recent years and he has a nearly unparalleled perspective on the issues facing the banking industry today, which the Board of Directors finds very valuable.
Director Independence
The Board of Directors of the Company has adopted the definition of “independent director” as set forth in Rule 5605(a)(2) of the Nasdaq Stock Market and has determined that each director is independent under this rule, other than Mr. Quinn due to his position as President and Chief Executive Officer of the Company. Under Nasdaq rules, employees of the Company are deemed not to be independent. In making this determination with respect to the remaining directors, the Board of Directors considered the employment and affiliations, including family and other relationships, of the directors, the loan and deposit relationships and other transactions with directors and their related interests, which the Company or the Bank enters into in the ordinary course of business, and all other facts and circumstances the Board of Directors deemed relevant in determining independence, including those described under “Transactions with Related Persons, Promoters and Certain Control Persons”.

Shareholder Communications with the Board of Directors
The Company has a formal process by which shareholders may send communications to the Board of Directors. Our policy is to recommend that all correspondence from shareholders be addressed to the Chief Executive Officer of the Company, who shares such correspondence with the Board of Directors. As a matter of practice, shareholder communications received by the Chief Executive Officer are included under the topic “Correspondence” with the Board of Directors’ meeting materials routinely furnished by management to directors in connection with meetings of the Board of Directors. In addition, shareholder communications determined by the Chief Executive Officer, at his discretion, to require immediate attention also are promptly furnished by him to the Chairman. When and as appropriate, the Company seeks to provide a timely response to shareholder communications it receives.
Board Self-Assessment
The Board of Directors periodically conducts a self-assessment of the effectiveness of the full Board and its committees. The evaluation process is managed by the Nominating and Governance Committee with assistance from the Company’s general counsel. During the assessment process, each director completes a written questionnaire designed to secure constructive feedback from each director about the effectiveness of the full Board and each committee on which the director serves. Responses to the questionnaires are reviewed by the Nominating and Governance Committee and discussed with the full Board and each applicable committee in executive sessions. The Board of Directors uses this feedback to improve Board and committee practices and procedures.
Board Structure, Committees and Meeting Attendance
The Board of Directors of the Company is currently comprised of 11 members, each of whom also serves as a director of the Bank. During 2021, the Board of Directors of the Company met 26 times and the Board of Directors of the Bank met 12 times. During 2021, all of the directors attended at least 75% of all meetings of the respective Boards and Committees on which they served. While the Board of Directors does not have a formal policy regarding director attendance at, or participation in, the Annual Meeting, all directors are encouraged to do so.
With the exception of Mr. Quinn, all of the directors of the Company and the Bank are independent as defined in Rule 5605(a)(2) of the Nasdaq Stock Market. Leadership of the Boards of Directors of the Company and the Bank is entrusted to an independent Chairman. The Board of Directors believes that this independent leadership structure helps to provide an appropriate check and balance on the influence of the executive management team generally and the President and Chief Executive Officer more specifically, particularly in consideration of the President and Chief Executive Officer’s membership on the Boards of Directors. In addition, the independent directors periodically, but not less than twice annually, meet in executive session without Mr. Quinn being present. The purpose of these executive sessions is to promote open and candid discussion among the independent directors.
Compensation Committee
The Compensation Committee discharges the responsibilities of the Board of Directors relating to the compensation of the Company’s Chief Executive Officer, other executive officers and of the Board of Directors. The Compensation Committee Charter is posted in the investor relations section of the Company’s website at www.orrstown.com.
The Compensation Committee Charter provides that the Compensation Committee is to be comprised of three or more members, each of whom is to be “independent” as defined in NASDAQ Rule 5605(a)(2), an “outside director” within the meaning of Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), Section 162(m) and a “non-employee director” within the meaning of Rule 16b-3 under the Exchange Act. The members of the Compensation Committee are to be appointed by the Board of Directors upon the recommendation of the Nominating and Governance Committee.

The members of the Compensation Committee during 2021 were Floyd E. Stoner (Chair), Michael J. Rice, Glenn W. Snoke, and Joel R. Zullinger, each of whom the Board of Directors has determined to be independent, an outside director and a non-employee director. Each of these members currently serves on the Compensation Committee.
The Compensation Committee Charter provides that the Compensation Committee is to meet at least two times each year and at such other times as it deems necessary to fulfill its responsibilities. During 2021, to ensure the Company's compensation plan was in line with shareholder interests, the Company offered engagement opportunities to 76 of its shareholders representing approximately 42% of its outstanding shares. The Chairman of the Compensation Committee met with shareholders representing approximately 10% of the Company's outstanding shares. The Compensation Committee held monthly meetings with executive management to be advised of 2021 performance, and held 15 formal meetings to conduct the business of the Compensation Committee, six of which included the Company's independent compensation consultant.
Nominating and Governance Committee
The Nominating and Governance Committee exercises general oversight with respect to the governance of the Board of Directors and the Company. The committee reviews the qualifications of, and recommends to the Board of Directors proposed nominees for, election to the Board, as well as resignations from the Board as covered in the Nominating and Governance Committee Charter. The committee also is responsible for evaluating and recommending to the Board corporate governance practices applicable to the Company and for leading the Board in its self-evaluation process. In addition to those duties, the Nominating and Governance Committee reviews the formal succession plan of the organization semi-annually to ensure executive development.
The Nominating and Governance Committee reviews its Charter annually and recommends proposed changes for Board approval. The members of the Nominating and Governance Committee during 2021 were Glenn W. Snoke (Chair), Andrea L. Pugh, Michael J. Rice and Joel R. Zullinger. Each Director serving on the Nominating and Governance Committee has been determined to be independent and a non-employee director. The Nominating and Governance Committee met six times in 2021.
Audit Committee
The Audit Committee provides oversight of the qualifications, independence and performance of the Company’s independent auditors and the performance of the Company’s internal audit function. The committee also oversees management’s implementation of the Company's system of controls, which are designed to safeguard the Company’s assets and income, assure the integrity of the Company’s financial statements, and maintain compliance with applicable law and regulations as well as the Company’s ethical standards, policies, plans and procedures. The Audit Committee Charter is posted in the investor relations section of the Company’s website at www.orrstown.com.
The Audit Committee Charter provides that the Audit Committee is to be comprised of not less than three members, each of whom is to be “independent” as defined in NASDAQ Stock Market Rule 5605(a)(2) and SEC Rule 10A-3(b)(1); has not participated in the preparation of the Company’s financial statements at any time during the past three years; and is able to read and understand fundamental financial statements, including the Company’s balance sheet, income statement, statement of comprehensive income, and cash flow statement. In addition, at least one member of the Audit Committee is to have had current or past employment experience in finance or accounting, or other comparable experience or background, which results in the member’s financial sophistication as contemplated by NASDAQ Stock Market Rules. The Board of Directors has determined that Cindy J. Joiner, CPA, has the requisite financial sophistication required by the Audit Committee Charter to serve as the Audit Committee financial expert. Ms. Joiner has experience as a CPA and Chief Financial Officer for a multi-state logistics and real estate enterprise where all finance and accounting functions report directly to her. Ms. Joiner has had ultimate responsibility for overseeing and assessing the performance of the respective organizations in the preparation of their respective financial statements which, together with her tenure as a member of the Audit Committee, has provided her with an understanding of, and familiarity with, accounting principles generally accepted in the United States of America.
Members of the Audit Committee for 2021 were Cindy J. Joiner, CPA (Chair), Mark K. Keller, Thomas D. Longenecker, and Andrea L. Pugh.
The Audit Committee Charter provides that the Audit Committee is to meet at least four times each year. The Audit Committee met seven times during 2021.
Other Committees
The Company and the Bank also have a standing Enterprise Risk Management Committee and Asset-Liability Committee, and the Bank has a standing Trust Committee and Technology Steering Committee.

Audit Committee Report
The Audit Committee has reviewed and discussed with management the Company’s audited financial statements for the year ended December 31, 2021. The Audit Committee also has discussed with Crowe LLP the matters required to be discussed by the Statement on Auditing Standards, No 61, as amended (AICPA Professional Standards, Vol. 1 Section 380) as adopted by the Public Company Accounting Oversight Board in Rule 3200T; received from Crowe LLP the written disclosures and letter required by applicable requirements of the Public Company Accounting Oversight Board regarding Crowe LLP’s communications with the Audit Committee concerning independence; and has discussed with Crowe LLP that firm’s independence. In that regard, the Audit Committee has considered whether the provision by Crowe LLP of certain limited permissible non-audit services in addition to its audit services is compatible with maintaining that firm’s independence and has determined that they are independent. Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021, filed with the SEC.
Submitted by the Audit Committee:

Cindy J. Joiner, CPA, Chair
Mark K. Keller
Thomas D. Longenecker
Andrea L. Pugh
This report shall not be deemed to be incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Exchange Act, and shall not otherwise be deemed filed under such Acts.
Compensation Committee Interlocks and Insider Participation
As noted previously, members of the Compensation Committee during 2021 were Floyd E. Stoner, (Chair), Michael J. Rice, Glenn W. Snoke, and Joel R. Zullinger, each of whom the Board of Directors has determined to be independent, an outside director and a non-employee director. There are no interlocking relationships, as defined by SEC regulations under the Exchange Act, involving members of the Compensation Committee or the overall Board of Directors of the Company.

Transactions with Related Persons, Promoters and Certain Control Persons
During 2021, certain of the directors and executive officers of the Company and the Bank, members of their immediate families and some of the companies with which they are associated had banking transactions in the ordinary course of business with the Bank and may have similar transactions in the future. These transactions were made on substantially the same terms, including interest rates, collateral requirements and repayment terms, as those prevailing at the time for comparable transactions with non-affiliated persons and did not involve more than the normal risk of collectability or present other unfavorable features to the Company.
Any business dealing, including extensions of credit, between the Company or the Bank and a director of the Company or the Bank, or with any entity controlled by such a director, other than a deposit, trust service or other product or service provided by the Bank in the ordinary course of business, is required to be reviewed and approved by a majority of the disinterested directors. In considering a proposed insider transaction, the disinterested directors are to reasonably determine whether the transaction would be in the best interest of the Company or the Bank and on terms and conditions, including price, substantially the same as those prevailing at the time for comparable transactions with non-insiders.
Extensions of credit by the Bank to a director of the Company or of the Bank, or to a related interest of such a director, are subject to Federal Reserve Board Regulation O. Although Regulation O requires the prior approval of such an extension of credit by the Bank’s disinterested directors if the aggregate amount of all extensions of credit to such director and the related interests of the director would exceed $500,000, the Company requires prior approval of all such extensions of credit. Please refer to the Company's Annual Report on Form 10-K for additional information on the Company's related party transactions.

Compensation of Directors
The following table sets forth compensation received by directors of the Company in 2021, other than Thomas R. Quinn, Jr., President and Chief Executive Officer. Mr. Quinn does not receive compensation in his capacity as a director.
2021 DIRECTOR COMPENSATION TABLE

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(4)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (2)	All Other Compensation ($)(3)	Total ($)
Cindy J. Joiner	26,500	50,169	—	—	—	7,850	84,519
Mark K. Keller	26,500	50,169	—	—	10,441	—	87,110
Thomas D. Longenecker	26,500	50,169	—	—	—	5,500	82,169
Andrea L. Pugh	26,500	50,169	—	—	9,778	—	86,447
Michael J. Rice	26,500	50,169	—	—	—	—	76,669
Eric A. Segal	26,500	50,169	—	—	—	10,500	87,169
Glenn W. Snoke	16,500	50,169	—	—	7,144	10,000	83,813
Floyd E. Stoner	26,500	50,169	—	—	—	27,500	104,169
Linford Weaver	14,618	—	—	—	—	—	14,618
Joel R. Zullinger	33,000	68,484	—	—	15,065	—	116,549

(1)	The grant date fair value of stock awards was calculated by multiplying the number of shares subject to the award by the fair value of Company Common Stock on the grant date ($18.32 on January 27, 2021 and $23.66 on April 27, 2021). Each director, other than Mr. Zullinger, received grants of 1,447 and 1,000 shares of Company Common Stock, respectively, on these dates. Mr. Zullinger received grants of 1,801 and 1,500 shares of Company Common Stock, respectively, on these dates.
(2)	Represents the annual expense impact related to the value of the directors’ accumulated benefit under defined benefit and supplemental plans for the year ended December 31, 2021. This includes both the director’s retirement and “brick” plans.
(3)	Represents amounts contributed by the Company into the Deferred Compensation Plan, except for Mr. Snoke, who deferred a portion of his cash compensation.
(4)	Mr. Weaver's unvested stock awards were forfeited upon his resignation from the Board of the Company and the Bank on July 19, 2021.
Director Fees
To further align director compensation with shareholder interests, and in response to direct shareholder input arising from shareholder engagement with members of both management and the Compensation Committee, the Compensation Committee has determined that 50% of non-employee director compensation will be paid in cash with the remaining 50% being paid in restricted shares of Company Common Stock. Each non-employee director is also granted restricted shares of Company Common Stock at each year's annual meeting of shareholders.
Cash Compensation. During 2021, each non-employee director of the Company and the Bank was paid an annual fee of $26,500 in cash, except for Mr. Zullinger, who received $33,000 in cash, and Mr. Weaver, who received a prorated amount of $14,618, due to his resignation from the Board of Directors of the Company and Bank on July 19, 2021. Fees are paid quarterly in arrears on the last day of each calendar quarter.
Restricted Stock Awards. On January 27, 2021, each non-employee director, except Mr. Zullinger, was granted $26,509 of restricted shares of Company Common Stock with a 16-month vesting period as part of his or her 2021 compensation. Based on the fair value of the Company Common Stock on the date of the grant, this amounted to an equity award of 1,447 restricted shares of Company Common Stock for each such non-employee director. In addition, on April 27, 2021, each such non-employee director was granted 1,000 restricted shares of Company Common Stock with a 13-month vesting period and a grant date fair value of $23,660. Mr. Zullinger was granted 1,801 restricted shares of Company Common Stock with a 16-month vesting period on January 27, 2021 and 1,500 restricted shares of Company Common Stock with a 13-month vesting period on April 27, 2021 to compensate him for his role as Board Chairman. The grant date fair values of the restricted shares of Company Common Stock awarded to Mr. Zullinger were $32,994 and $35,490, respectively.

Deferred Compensation Plan
In 1995, the Company and the Bank established a non-qualified deferred compensation plan for directors and executive officers. Participation in the plan is voluntary. Each participant may elect each year to defer all or a portion of his or her directors’ fees or, in the case of an executive officer, compensation. Directors deferring compensation must begin withdrawals from the plan by age 75 or termination of service as a director, whichever occurs later. Executive officers must begin withdrawals by age 65 or retirement, whichever occurs later. Payments may be made in equal monthly or annual installments over not more than ten years. Immediate distributions may be made in the event the Company would experience a hostile takeover, an acquiring bank or bank holding company would fail to approve the plan, or the Bank, or any acquiring bank or bank holding company, would experience bankruptcy or receivership. If a participant were to die before payment of his or her entire account, the Company will pay the balance to his or her beneficiary in a single lump sum payment. The amounts deferred are invested in a rabbi trust with the trust department of the Bank as trustee. The participants direct the investment of their own accounts among various publicly available mutual funds designated by the Bank’s Trust Investment Policy Committee. Growth of each participant’s account is a result of investment performance and the public markets and is not a result of an interest factor or interest formula established by the participant or by the Company or the Bank. The Company may make contributions on behalf of directors to this rabbi trust from time to time.
The Company’s accrued benefit obligations related to this plan totaled $2.3 million at December 31, 2021.
Director Retirement Plan
The Bank has entered into director retirement agreements with Ms. Pugh, and Messrs. Keller, Snoke and Zullinger. Each director retirement agreement provides the respective director with a normal retirement benefit in a specified amount, payable in 120 consecutive monthly installments commencing the month following the director’s termination of service as a director after having reached the normal retirement age of 65. Generally, the amount of a director’s annual normal retirement benefit is determined using his or her directors’ fees during the year in which he or she became a party to a director retirement agreement, projected to the normal retirement age of 65 with annual increases of 4%. For every complete plan year after normal retirement age and before termination of service, the amount of the annual benefit will increase by 4%. In 2018, the Board of Directors determined there would be no new director retirement benefits offered to current or future directors.
A director will forfeit his or her benefits under his or her director retirement agreement if the Bank terminates his or her service as a director for gross negligence or gross neglect of duties, commission of a felony or gross misdemeanor involving moral turpitude or fraud, disloyalty or willful violation of any law or policy committed in connection with the director’s service resulting in an adverse effect on the Bank or if the director, after termination of service (other than following a change in control of the Bank), competes with the Bank in violation of the restrictive covenants included in his or her director retirement agreement. The Bank would not be obligated to pay any benefit under a director retirement agreement to the extent the benefit would constitute an excess parachute payment under Section 280G of the Internal Revenue Code.
If a director is in active service of the Bank at the time of a change in control of the Bank, as defined in Section 409A of the Internal Revenue Code, the director will be entitled to begin receiving his or her normal retirement benefit following the later of the director’s termination of service as a director or attaining normal retirement age. The director retirement agreement provides for an early termination benefit in a specified amount in the event of an early termination of service as a director before normal retirement age, a disability benefit in the event of an early termination of service as a director due to disability and a death benefit.
The amount of the expense associated with the Director Retirement Plan includes increases in 2021 in the net present value of the accrued benefit under the directors’ retirement agreement and is reported in the 2021 Director Compensation Table for each participating director in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column. The Company's accrued benefit obligations related to this plan totaled $1.5 million at December 31, 2021.
Brick Plan
Mr. Zullinger participates in a so-called “brick plan” that provides Mr. Zullinger or his beneficiaries with a monthly cash benefit for a period of 10 years beginning at age 65. The change in the net present value of Mr. Zullinger’s accrued benefit under his brick plan during 2021 is reported in the 2021 Director Compensation Table above in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column. Under the brick plan, Mr. Zullinger’s annual benefit, which became fully vested following his service as a director for the five-year period beginning August 1, 1982, would be $21,804 as of December 31, 2021.

Board Diversity
The Nasdaq Stock Market has adopted listing rules related to board diversity (the “Board Diversity Rules”) which require Nasdaq-listed companies, subject to certain exceptions, to have (or explain why they do not have) (1) at least one director who self-identifies as a female and (2) at least one director who self-identifies as Black or African American, Hispanic or Latinx, Asian, Native American or Alaska Native, Native Hawaiian or Pacific Islander, two or more races or ethnicities, or as LGBTQ+. A smaller reporting company, such as the Company, may satisfy the Board Diversity Rules by having at least two directors who self-identify as female. If a Nasdaq-listed company does not have the required number of diverse directors, it must explain why it does not have at least two diverse directors on its board. The Board Diversity Rules are to be phased in over the next several years; however, although the Company is not yet required to comply with the Board Diversity Rules, the Company believes that it is presently in compliance with the rules. In addition to meeting the diversity requirements described above, the Board Diversity Rules also require the Company to disclose statistical information about its directors related to each director’s self-identified gender, race, and self-identification as LGBTQ+. These disclosures are set forth in the matrix below.
Board Diversity Matrix

Total Number of Directors	11
	Female	Male	Non-Binary	Did Not Disclose Gender
Part I: Gender Identity
Directors	3	8	—	—
Part II: Demographic Background
African American or Black	—	—	—	—
Alaskan Native or Native American	—	—	—	—
Asian	1	—	—	—
Hispanic or Latinx	—	—	—	—
Native Hawaiian or Pacific Islander	—	—	—	—
White	2	8	—	—
Two or More Races or Ethnicity	—	—	—	—
LGBTQ+	—	—	—	—
Did Not Disclose Demographic Background	—	—	—	—
Definitions:
a.Non-Binary – Refers to genders that are not solely man or woman. Someone who is non-binary may have more than one gender, no gender, or their gender may not be in relation to the gender binary.
b.African American or Black (not of Hispanic or Latinx origin) – A person having origins in any of the Black racial groups of Africa.
c.Alaskan Native or Native American – A person having origins in any of the original peoples of North and South America (including Central America), and who maintain cultural identification through tribal affiliation or community recognition.
d.Asian – A person having origins in any of the original peoples of the Far East, Southeast Asia, or the Indian subcontinent, including, for example, Cambodia, China, India, Japan, Korea, Malaysia, Pakistan, the Philippine Islands, Thailand, and Vietnam.
e.Hispanic or Latinx – A person of Cuban, Mexican, Puerto Rican, South or Central American, or other Spanish culture or origin, regardless of race. The term Latinx applies broadly to all gendered and gender-neutral forms that may be used by individuals of Latin American heritage, including individuals who self-identify as Latino/a/e.
f.Native Hawaiian or Pacific Islander – A person having origins in any of the peoples of Hawaii, Guam, Samoa, or other Pacific Islands.
g.White (not of Hispanic or Latinx origin) – A person having origins in any of the original peoples of Europe, the Middle East, or North Africa.
h.Two or More Races or Ethnicities – A person who identifies with more than one of the above categories.
i.Underrepresented Individual in Home Country Jurisdiction – A person who self-identifies as an underrepresented individual based on national, racial, ethnic, indigenous, cultural, religious or linguistic identity in the country of the Foreign Issuer’s principal executive offices (as reported on the Foreign Issuer’s Forms F-1, 10-K, 20-F or 40-F).
j.LGBTQ+ – A person who identifies as any of the following: lesbian, gay, bisexual, transgender or as a member of the queer community.

Information About Executive Officers
In addition to Thomas R. Quinn, Jr., President and Chief Executive Officer of the Company and the Bank, who also serves as a director of the Company and the Bank, information about the other executive officers of the Company and the Bank is set forth below. Unless otherwise stated, each executive officer has held his or her current occupation for the last five years.
Luke M. Bernstein - 42, joined the Bank in 2017 as a Senior Vice President. He has served as Executive Vice President, Chief Operations and Technology Officer since June 2021. He previously served as Executive Vice President and Chief Retail Officer, including marketing and corporate communications, from 2018 to June 2021. Prior to joining the Bank, he was a Senior Vice President with the Pennsylvania Bankers Association from 2015 to 2017 and Deputy Chief of Staff, Office of the Governor, Commonwealth of Pennsylvania, from 2011 to 2015.
Barbara E. Brobst - 63, joined the Bank in 1997. She was named Executive Vice President and Chief Human Resources Officer and and Assistant Secretary of the Company in 2015. Previously, she had served as Senior Vice President - Human Resources from 2011 to 2015. Prior to that, she served as Senior Vice President - Wealth Services from 2000 to 2011.
Robert G. Coradi - 60, joined the Company and Bank in 2012, and was named Secretary of the Company and Bank in 2018. He has been Executive Vice President and Chief Risk Officer of the Company and the Bank since April 2014. From October 2012 to April 2014, he served as Senior Vice President, Chief Credit Officer of the Bank. From 2008 to 2012, he served as a Commercial Sales Manager in the Pennsylvania Division of Susquehanna Bank.
Matthew Dyckman - 53, joined the Company and the Bank in 2021 as Executive Vice President, General Counsel. From 2013 to 2021, he served as Counsel at Goodwin Procter LLP, a global law firm. Mr. Dyckman previously served as a partner at the law firms Dentons LLP and Thacher Proffitt & Wood LLP. He has over 24 years of experience representing financial institutions on a wide variety of corporate, transactional and regulatory matters.
Philip E. Fague - 62, joined the Bank in 1988. Since 2016, he has served as Executive Vice President and Assistant Secretary of the Company and Executive Vice President and Chief Trust Officer of the Bank and, since January 2020, he has served as Executive Vice President - Trust and Mortgage Officer of the Bank.
Robert J. Fignar - 56, joined the Bank in 2018 following the acquisition of Mercersburg Financial Corporation. He has served as Executive Vice President, Chief Retail Officer since June 2021. From April 2019 to June 2021, he served as Executive Vice President and Chief Operations and Logistics Officer of the Bank. He previously served as an Executive Vice President and Market President of the Bank. Prior to joining the Bank, he had served as the President and Chief Executive Officer of Mercersburg Financial Corporation and First Community Bank of Mercersburg since 2008.
Jeffrey S. Gayman - 49, joined the Bank in 1996. He was appointed as Executive Vice President and Market President for the South Central Pennsylvania region in 2018. Prior to that, he had served as Executive Vice President - Retail Banking and Consumer Lending since February 2016. He was Senior Vice President - Retail Banking from 2012 to 2016 and Chief Commercial Officer from 2009 to 2012.
Christopher D. Holt – 58, joined the Bank in 2019 as Executive Vice President and Market President for the Maryland region. Prior to joining the Bank, Mr. Holt spent his 30 plus years in the banking industry in roles of increasingly responsibility, most recently as Regional President, Maryland, for BB&T and its predecessor, Susquehanna Bank.
David T. Hornberger - 57, joined the Bank in 2016 as Executive Vice President and Market President for the Lancaster/Berks region. Prior to joining the Bank, he had served as Regional President for Susquehanna Bank and its predecessor Graystone Bank since 2005.
Neelesh Kalani, CPA - 47, joined the Company and the Bank in 2020 as Senior Vice President, Chief Accounting Officer. In April 2021, he was appointed Executive Vice President, Chief Financial Officer of the Company and the Bank. Prior to joining the Company and the Bank, Mr. Kalani served as the Chief Accounting Officer of Sun Bancorp, Inc. for over seven years and served in previous comparable roles at Harleysville National Corporation and Willow Financial Bancorp, Inc. Prior to that, he worked seven years in the financial services audit group at KPMG, LLP.
Zachary Khuri – 38, joined the Bank in 2019 as Executive Vice President and Market President for the Capital region. Prior to joining the Bank, Mr. Khuri held similar roles of increasing responsibility at FNB Corporation and Commerce/Metro Bank.
Adam L. Metz - 50, joined the Bank in 2016. He has been an Executive Vice President and Chief Revenue Officer of the Bank since February 2019 and served as Executive Vice President and Chief Lending Officer of the Bank prior to that time. From 2011 to 2016, he served as Senior Vice President, Chief Lending Officer of Metro Bank, headquartered in Harrisburg, Pennsylvania.
William J. Ziegler, CPA – 58, joined the Bank in 2021 as Executive Vice President, Chief Credit Officer. From 2016 to 2021, he served as Senior Vice President, Senior Credit Officer for FNB Corporation. Prior to his tenure at FNB, Mr. Ziegler spent 22 years with Truist and its predecessors in roles of increasing responsibility to include Senior Vice President, Senior Credit Officer and Regional Loan Administrator.

COMPENSATION DISCUSSION AND ANALYSIS
In this section, we describe the objectives and elements of our compensation philosophy, policies and practices with respect to the compensation of each individual who served as our principal executive officer or principal financial officer during 2021, as well as our three most highly compensated executive officers (other than our principal executive officer and principal financial officer). References throughout this proxy statement to our “Named Executive Officers” or “NEOs” refer to each of the individuals named in the table below. Our NEOs for the fiscal year ended December 31, 2021 were:

Named Executive Officer	Title
Thomas R. Quinn, Jr.	President and Chief Executive Officer
Thomas R. Brugger	Executive Vice President and Chief Financial Officer(1)
Neelesh Kalani	Executive Vice President and Chief Financial Officer(2)
Robert G. Coradi	Executive Vice President and Chief Risk Officer
Adam L. Metz	Executive Vice President and Chief Revenue Officer
Christopher D. Holt	Executive Vice President and Market President (Maryland Region)

(1)	Mr. Brugger served as the Executive Vice President and Chief Financial Officer until his retirement on April 27, 2021.
(2)	Mr. Kalani served as the Senior Vice President and Chief Accounting Officer until April 27, 2021. Upon the retirement of Mr. Brugger, Mr. Kalani was promoted to Executive Vice President and Chief Financial Officer on April 28, 2021.
EXECUTIVE SUMMARY
Our 2021 Performance
In 2021, the Company produced record earnings for the second consecutive year, improved its balance sheet mix, maintained solid asset quality and enhanced risk management practices, positioning the Company for future growth.
Overall, the Company’s 2021 performance exceeded targeted expectations for both Net Income and Return on Average Equity ("ROAE") due to the combination of strategic decisions made over the past several years, agile reactions to changing circumstances, including the creation of new strategies and policies, and successful execution of our business plan. Through 2021, the Company focused on three strategic objectives, as outlined below:

	Objective	Fiscal Year 2021 Performance
Building Shareholder Value
•Performed at the 96th and 91st percentile of our compensation peer group on one and three-year total shareholder return, respectively (1)
•Increased tangible book value per share by 12.0% from $19.93 to $22.32 (2)
•Produced a record level of net income
•Increased declared dividend by 8.8%
•Repurchased 79,490 shares

Balance Sheet Mix Improvement
•Increased total loans outstanding (excluding PPP loans) year-over-year by 13.6%
•Increased commercial loans outstanding (excluding PPP loans) year-over-year by 23.6%
•Increased deposit balances year-over-year by 4.6%
•Increased common equity year-over-year by 10.3%

Managing Risk
•The Company had minimal net charge-offs in 2021, evidencing the Company's commitment to maintaining credit discipline
•Ratio of nonperforming assets as a percentage of total assets of 0.23% at December 31, 2021 with total nonperforming asset balances declining year-over-year
•Strengthened capital position, as evidenced by a Leverage Ratio of 8.5% at December 31, 2021, compared to 8.1% at December 31, 2020, despite strong balance sheet growth
•Hired a new Chief Credit Officer experienced with larger and more complex loans
•Hired General Counsel, considered to be a best practice for risk management at a growing company

(1)
Excludes one peer, Bryn Mawr Bank Corp., which was acquired prior to the end of the relevant performance period. See "Benchmarking of Compensation Levels" below for additional detail regarding our peer group for 2021 compensation.

(2)
Tangible book value per share is a financial measure determined other than in accordance with U.S. GAAP. Refer to Supplemental Reporting of Non-GAAP Measures in our Annual Report on Form 10-K for the year ended December 31, 2021 for additional information regarding our use of non-GAAP measures, including a reconciliation of the calculation of tangible book value (a non-GAAP measure) to book value (the most directly comparable GAAP measure).

Our 2021 Compensation Actions
In 2021, we continued the robust shareholder engagement campaign that we have held annually since 2019. We offered engagement meetings in 2021 to holders of 42% of our outstanding shares, and actually engaged in meetings with holders of 24% of our outstanding shares. Shareholders expressed their general satisfaction with the Company’s performance throughout the pandemic and with compensation plan design. However, they expressed a preference for additional details regarding the rationale for future changes in compensation practices, closer alignment of compensation with corporate performance and the interests of shareholders, both on a short- and long-term basis, and a continued reliance on objective performance measures in incentive plan design for NEOs.
As a result of these deliberations and its work with its independent compensation consultant, Aon Human Capital Solutions, a division of Aon plc (“Aon”), the Compensation Committee made the following key modifications to our compensation program for 2021:
•The objective performance goals of Net Income and ROAE were retained for all executive officers. These metrics were selected because the Compensation Committee considers them to be the most meaningful indicators of annual financial performance;
•Tiered compensation levels by executive position were implemented, whereby each executive officer’s Short-Term Incentive Plan (“STIP”) award and Long-Term Incentive Plan (“LTIP”) award is targeted at a specified percentage of base salary based on the specific tier to which the officer is assigned;

•Incentive compensation, if any, would be paid based on the achievement of Company results against a range (threshold, target and maximum) of pre-established performance metrics in order to make incentive awards more sensitive to performance. If corporate results are above or below the targets, awards for executives are adjusted on an interpolated straight-line basis within the performance range;
•Provided that performance is at or above threshold for at least one of the two performance goals, the Compensation Committee will have the discretion to adjust awards upward or downward by up to 20% of the earned award. This discretionary adjustment is intended to provide the Compensation Committee with a flexible tool to recognize Company or individual performance results outside of the two objective performance measures, but was not utilized for awards under the 2021 plan;
•A credit quality modifier was added to STIP awards, whereby awards would be reduced or eliminated based on unacceptable credit risk outcomes;
•The use of performance-vested conditions based on multi-year future performance was retained on a portion of the LTIP awards;
•Graduated annual vesting replaced three-year cliff vesting for time-vested restricted stock awards; and
•A total shareholder return modifier was added to performance-vested restricted stock units to increase the program’s sensitivity to shareholder value.
Our 2021 Compensation Outcomes
Base Salary
Base salary increases for 2021 ranged from zero to 5.0% depending on performance, compensation history, competitive market positioning and other factors.
2021 Incentive Compensation
Incentive awards link annual compensation to annual Company performance, and link the long-term compensatory interests of NEOs to the interests of shareholders in the long-term success and growth of the Company. Our incentive compensation program for 2021 provided cash opportunities through the STIP and equity opportunities through the LTIP, which consists of time-vested and performance-vested equity awards. Incentive compensation to our NEOs in 2021 was targeted evenly between cash and equity award opportunities, with actual awards initially earned based on our Net Income and ROAE performance in 2021. The actual amounts earned under the 2021 incentive programs based on performance in 2021 are described below:
•Net income for 2021 was $32.9 million compared to $25.3 million at target, resulting in awards payable under both the STIP and LTIP at the maximum of the performance range with respect to this performance metric.
•ROAE for 2021 was 12.54% compared to 10.00% at target, resulting in awards payable under both the STIP and LTIP at the maximum of the performance range with respect to this performance metric.
STIP awards were additionally contingent on the Company maintaining an acceptable level of credit quality, a condition which was satisfied for 2021. As a result, STIP awards were paid in cash at maximum performance level as described in more detail below.
LTIP awards were granted in early 2022 at maximum performance level based on 2021 performance and consisted of 50% time-vested restricted stock awards and 50% performance-vested restricted stock units.
Time-vested restricted stock awards will vest 33% on each of the first three anniversaries of the grant date, provided the NEO is employed on the vesting date.
Performance-vested restricted stock units will vest 100% after three years, with the number of restricted stock units that vest dependent on performance against pre-established goals during the three-year performance period from 2022-2024 as well as continued employment. The performance measurement on these awards uses a two-step measurement process:
1.First, the Company’s Return on Average Assets (“ROAA”) is tracked against internal expectations that are communicated at the time of grant based on budgeted performance expectations at that time.
2.After determining the initial vesting amount based on the Company's performance relative to ROAA targets, the Company’s total shareholder return will be measured against an index of similarly-sized banks determined on the date of the award. The number of restricted stock units earned using the ROAA performance measures then will be adjusted upward or downward by up to 20% based on the Company’s total shareholder return performance against the index.

The Compensation Committee views the bifurcation of a) the metrics to determine the grant of STIP awards and LTIP awards and b) the future vesting metrics of the performance-vested restricted stock units as consistent with feedback from shareholders that they prefer incentive plans to consider a variety of performance measures and time horizons.
The Compensation Committee has the discretion to adjust both STIP and LTIP awards upward or downward by up to 20% of the earned award under certain limited circumstances. The Compensation Committee did not exercise its discretion to adjust awards upward or downward in 2021.
Equity Awarded in 2021 for 2020 Performance
Based on 2020 performance, executives were granted equity awards in 2021 at 119% of target in the amounts, and under the conditions, set forth in the 2021 Grant of Plan-Based Awards Table in the section entitled “Equity Granted in 2021” below. For Messrs. Quinn, Metz, Coradi and Holt, the stock awards were split evenly between time-vested restricted stock awards and performance-vested restricted stock units to be issued and vested in three years from the award provided a pre-established ROAA target is attained in the year prior to vesting. Mr. Brugger's unvested stock awards were forfeited upon his retirement on April 27, 2021. Mr. Kalani received restricted stock awards of 1,680 shares under the Company’s annual incentive compensation plan and additional restricted stock awards of 4,000 shares upon his promotion to Executive Vice President and Chief Financial Officer.
SHAREHOLDER ENGAGEMENT
After the 2019 Say-on-Pay proposal vote, the Company recognized the need for improved communication with shareholders to better understand their views on a variety of topics, including executive compensation programs and ESG issues, involving the Company. In response, throughout 2019, the Company initiated an extensive dialogue with shareholders regarding the Company’s performance and compensation practices, offering engagement opportunities to 113 of its shareholders, representing 46% ownership of its outstanding shares, with 52 shareholders, representing 24% ownership, accepting the offer. As a result of these meetings, the Compensation Committee determined to maintain the then-current plan, but committed to issuing awards pursuant to the targets established by the compensation plan and to refrain from issuing discretionary awards for NEOs.
Because the Company and the Compensation Committee found the dialogue with shareholders to be constructive, the Company has implemented a formal shareholder engagement program. The Company’s shareholder engagement program is now a year-round process whereby the Company offers engagement to interested institutional shareholders and retail shareholders owning 10,000 or more shares of Company Common Stock through periodic telephonic meetings, as well as in-person or virtual meetings with institutional shareholders and/or their representatives as requested. The Company also meets with proxy advisory firms. Our shareholder engagement program assists management and the Board of Directors in better understanding shareholder opinions and priorities, in making thoughtful and deliberate decisions, and in ensuring that these decisions are aligned with the interests of shareholders.
Likewise, the Compensation Committee has made the Company’s shareholder engagement program part of its annual compensation decision-making process. The Company has experienced improving Say-on-Pay proposal vote results, with 57%, 71%, and 85% of votes cast being cast in favor of the Company’s Say-on-Pay proposals at the annual meetings in 2019, 2020, and 2021, respectively. The Compensation Committee believes that this improvement is, in part, the result of the Company’s enhanced shareholder engagement efforts. Though the Say-on-Pay votes are nonbinding and the results have improved, the Board of Directors and the Compensation Committee seriously consider the opinions of, and feedback from, our shareholders when making compensation decisions. The Company continues to maintain an annual frequency of Say-on-Pay votes.
COMPENSATION PROGRAM CHANGES FOR 2021
In 2021, the Company offered engagement opportunities to 76 of its shareholders, representing approximately 42% of its outstanding shares, with 29 shareholders, representing approximately 24% of the Company’s outstanding shares, accepting the offer. All meetings with shareholders were attended by at least one member of the Board of Directors. During those meetings, shareholders expressed their general satisfaction with the Company’s performance throughout the pandemic and compensation plan design. In addition, they expressed a preference for additional details regarding the rationale for future changes in compensation practices, close alignment of compensation with corporate performance and the interests of shareholders, both on a short- and long-term basis, and a continued reliance on objective performance measures in incentive plan design for NEOs. Based on these discussions and considering the acceleration of the pace of resignations in the U.S. post-pandemic, the Compensation Committee elected to modify the Company's compensation program in order to better meet the following objectives:
•More closely align compensation with the interests of our shareholders, both on a short- and long-term basis (i.e. pay for performance) on both an absolute and relative basis;
•Set challenging performance targets that align with the Company’s overall business strategy;

•Provide the Compensation Committee with the ability to reward outstanding performance and build in downside for underperformance; and
•Increase the effectiveness of the Company's compensation program in attracting and retaining talented, skilled and diverse employees.
The Company, at the behest of the Compensation Committee, engaged Aon to assist it with implementing these goals and to provide guidance on further improvements to the Company’s compensation practices, particularly to increase retention and further align compensation with performance.
As a result of these deliberations and its work with Aon, the Compensation Committee made the following key modifications to our compensation program for 2021:
•The objective performance goals of Net Income and ROAE were retained for all executive officers. These metrics were selected because the Compensation Committee considers them the most significant indicators of annual financial performance;
•Tiered compensation levels by executive position were implemented, whereby each executive officer’s short-term incentive plan award and long-term incentive plan award is targeted at a specified percentage of base salary based on the specific tier to which the officer is assigned;
•Incentive compensation, if any, would be paid based on the achievement of Company results against a range (threshold, target and maximum) of pre-established performance metrics in order to make incentive awards more sensitive to performance. If corporate results are above or below the targets, awards for executives are adjusted on an interpolated straight-line basis within the performance range;
•Provided that performance is at or above threshold for at least one of the two performance goals, the Compensation Committee will have the discretion to adjust awards upward or downward by up to 20% of the earned award. This discretionary adjustment is intended to provide the Compensation Committee with a flexible tool to recognize Company or individual performance results outside of the two objective performance measures, but was not utilized for awards under the 2021 plan;
•A credit quality modifier was added to STIP awards, whereby awards would be reduced or eliminated based on unacceptable credit risk outcomes;
•The use of performance-vested conditions based on multi-year future performance was retained on a portion of the LTIP awards;
•Graduated annual vesting replaced three-year cliff vesting for time-vested restricted stock awards; and
•A total shareholder return modifier was added to performance-vested restricted stock units to increase the program’s sensitivity to shareholder value.
HOW WE SET COMPENSATION
Role of Compensation Committee in Setting Named Executive Officer Compensation
The Company's Compensation Committee, which is comprised entirely of independent directors, is responsible for overseeing the development and approval of compensation and benefits paid to the Company's NEOs and non-employee directors, and administering the Company's incentive plans, which includes the determination of grant amounts and vesting terms of awards under such plans. In addition, the Compensation Committee is responsible for the development and approval of employment agreements with our NEOs. The Compensation Committee is responsible for determining whether its executive compensation policies are reasonable and appropriate, meet the stated objectives of those policies and effectively serve the best interests of the Company and its shareholders. The Compensation Committee has discretion to approve, disapprove or modify recommendations made by its Chief Executive Officer. However, our Chief Executive Officer is not present during deliberations or voting by our Compensation Committee relating to his own compensation.
Role of Compensation Consultant
Pursuant to its charter, the Company's Compensation Committee may, in its sole discretion, retain or obtain the advice and assistance of a compensation consultant, legal counsel or other adviser. The Compensation Committee may retain or obtain the advice of an adviser only after taking into consideration factors related to that person’s independence from management, including each of the factors it is required to take into consideration under the Corporate Governance Standards under NASDAQ Rule 5600, subject to limited exceptions. The Compensation Committee is responsible for the appointment, compensation, and oversight of any adviser it retains. The Company is obligated to provide appropriate funding for the compensation of any such adviser.

On May 7, 2021, the Company, at the behest of the Compensation Committee, engaged Aon to provide guidance on further improvements to the Company’s compensation practices, particularly to increase retention and further align compensation with performance.
2021 COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS
Overview
Our compensation philosophy is designed to retain talent and align pay with performance of the Company. The following table lists and describes the purpose of the key elements of compensation for our NEOs:

Element of Pay	Description	Purpose
Base Salary	Fixed cash compensation	To attract and retain key executive talent by providing a stable source of compensation for services rendered during the fiscal year
Short-Term Incentive Plan (STIP)	Performance-based cash payment based on financial, operational, and strategic metrics	To motivate executive officers to achieve the Company’s annual strategic and financial goals and reward individual performance
Long-Term Incentive Plan—Time-Vesting	Performance-based share awards with multi-year vesting periods; award sizes are based on financial metrics	To align long-term interests of executives and shareholders and provide appropriate balance of at-risk compensation that incentivizes long-term value creation and retention
Long-Term Incentive Plan—Performance-Vesting	Restricted Stock Unit (RSU) grants with multi-year vesting periods; RSUs vest based on achievement of specific financial metrics	To align long-term interests of executives and shareholders and provide appropriate balance of at-risk compensation that incentivizes executives to achieve long-term goals
Deferred Compensation Plans	Include deferred compensation plans and salary continuation plans	To provide NEOs an economic incentive for long-term service to the Company
Perquisites	Car allowances and/or club membership dues	To defray the NEOs’ expenses for recruitment or client entertainment and reduce the Company’s mileage reimbursement expense
Benchmarking of Compensation Levels
In making compensation decisions for 2021, the Compensation Committee reviewed market data related to base salary, annual bonus and total compensation from the most recent public information available for the peer group identified in the table below. While initial consideration was given to banks in MD, NJ, NY, PA, and VA, with assets between $1 billion and $5 billion, the Compensation Committee narrowed this list to a group of banks which met the following basic criteria:
•Commercial banks;
•Having assets of approximately $1.4 billion to $5.3 billion at December 31, 2020, compared to the Company, which had approximately $2.8 billion in assets as of December 31, 2020;
•Domiciled in the states of MD, MD, NJ, NY, PA, and VA, but not headquartered in New York City or on Long Island; and
•Having similar business models, including a commercial banking focus with a wealth and/or mortgage business.
Applying these criteria resulted in the following 20 institutions, which the Compensation Committee determined to be most closely comparable to the Company:

ACNB Corporation	American National Bankshares, Inc.	Arrow Financial Corporation
BCB Bancorp, Inc.	Bryn Mawr Bank Corporation	C&F Financial Corporation
Chemung Financial Corporation	Citizens & Northern Corporation	CNB Financial Corporation
Codorus Valley Bancorp, Inc.	Evans Bancorp, Inc.	First Community Bancshares, Inc.
First United Corporation	Mid Penn Bancorp, Inc.	Peapack-Gladstone Financial Corporation
Penns Woods Bancorp, Inc.	Peoples Financial Services Corp.	Shore Bancshares, Inc.
Southern National Bancorp of Virginia, Inc.	Univest Corporation of Pennsylvania
The Company reviewed both the data from this peer group and other industry surveys. The Compensation Committee also considered data related to three-year average total compensation for executive officer positions, as that is a metric available through S&P Global

Market Intelligence for banks in the Mid-Atlantic region with assets between $1 billion and $5 billion. When comparing the Company and its peers, the Company did not use a formulaic approach to benchmarking compensation for individual job positions, due primarily to the lack of direct comparability among job functions and responsibilities, and individual experience.
Components of Our Compensation Program
Base Salary
Base salaries for our NEOs are set annually by the Compensation Committee and are designed to compensate each executive for the experience, education, responsibilities and other qualifications of the executive that are essential to the specific role the executive serves within the organization. Base salaries are set at levels competitive within the industry and the local market area in order to attract and retain executive officers who possess the knowledge, skills and abilities necessary to successfully execute their duties and responsibilities. The base salaries for each of our NEO's for the two most recent fiscal years and the year-over-year change in base salaries are set forth in the table below.

	2020 Base Salary ($)	2021 Base Salary ($)	Year-Over-Year Change (%)
Thomas R. Quinn, Jr.	534,959	561,707	5.0
Neelesh Kalani (1)	—	285,000	N/A
Adam L. Metz	275,940	289,737	5.0
Robert G. Coradi	255,003	267,753	5.0
Christopher D. Holt	325,000	341,250	5.0

(1)	Mr. Kalani served as the Senior Vice President and Chief Accounting Officer until April 27, 2021. Upon the retirement of Mr. Brugger, Mr. Kalani was promoted to Executive Vice President and Chief Financial Officer on April 28, 2021. Prior to his promotion, Mr. Kalani was not a Named Executive Officer. In 2021, Mr. Kalani was paid $263,769 in salary.
Incentive Compensation
General
Incentive awards link annual compensation to annual Company performance, and link the long-term compensatory interests of NEOs to the interests of shareholders in the long-term success and growth of the Company. Our incentive compensation program for 2021 provided cash opportunities through the STIP and equity opportunities through the LTIP, which provides for both time-vested restricted stock awards and performance-vested restricted stock units awards. Incentive compensation to our NEOs in 2021 was targeted evenly between cash opportunities under the STIP and equity award opportunities under the LTIP, with actual awards initially earned based on our Net Income and ROAE performance in 2021.
Awards under the STIP and LTIP are made early each year based on the Company’s performance in the previous year. Upon completion of each fiscal year, the Compensation Committee determines each NEO’s STIP award and LTIP award relative to corporate performance against the pre-established metrics and targets. For 2021, the Compensation Committee selected Net Income and ROAE as the financial metrics that determined both STIP and LTIP award amounts. The Compensation Committee further selected ROAA and total shareholder return as the performance metrics to determine the vesting of the portion of LTIP awards that are subject to future performance vesting. These metrics were selected because the Compensation Committee considers them the most significant indicators of financial performance.
Objective Performance Evaluation
Under both the STIP and the LTIP, the objective performance goals of Net Income and ROAE each represents 50% of an NEOs overall target incentive payout, respectively. The target performance for these goals equals the budgeted Net Income and ROAE for the Company for 2021.
Each NEO’s STIP award and LTIP award is targeted at a specified percentage of base salary based on the specific tier to which the officer is assigned. For 2021, Mr. Quinn was the only NEO in Tier 1; Messrs. Kalani, Metz, Coradi, and Holt were all in Tier 2. The following table represents the Net Income and ROAE targets for 2021 as approved by the Compensation Committee and the corresponding payout scale as a percentage of base salary.

	Net Income			Return on Average Equity
		Total Incentive Payout % of Base			Total Incentive Payout % of Base
	Performance Level	Tier 1	Tier 2	Performance	Tier 1	Tier 2
	($000)	(CEO)	(Other NEOs)	Level	(CEO)	(Other NEOs)
Threshold	22,800	25.0%	20.0%	9.0%	25.0%	20.0%
Target	25,300	50.0%	40.0%	10.0%	50.0%	40.0%
Maximum	27,800	65.0%	50.0%	11.0%	65.0%	50.0%

If the target performance levels are attained, the Net Income and ROAE portions of the incentive awards would be paid in full. Performance between threshold and target or between target and maximum would result in interpolated payouts on a straight-line basis. If performance is below threshold for a given performance goal, no incentive would be paid for that goal. Performance above maximum for a given goal would result in payout at maximum for that goal.
For 2021, target compensation as a percentage of salary did not represent the midpoint of threshold and maximum. The Compensation Committee viewed 2021 in the context of the pandemic and the Company’s performance in the PPP. As a result, the Compensation Committee realized a meaningful, but undetermined at the time the decision was made, percentage of revenue would be the acceleration of fee recognition driven by PPP loan forgiveness. Due to that unique performance environment, the Compensation Committee determined it prudent to establish a lower maximum payout level than it might typically establish as these revenues are not expected to recur.
The following table summarizes the Company’s 2021 performance relative to the Net Income and ROAE targets established by the Compensation Committee for both the STIP and LTIP.

2021 Incentive Plan Performance
	Threshold	Target	Maximum	2021 Results
Net Income	$22,800	$25,300	$27,800	$32,900
Return on Equity	9.00%	10.00%	11.00%	12.54%
Subjective Performance Evaluation
If the Company’s performance is at or above threshold for a given performance goal, following the calculation of awards earned based on objective performance, the Compensation Committee has the discretion to adjust STIP and/or LTIP awards upward or downward by up to 20% of the earned award. This discretionary adjustment is intended to provide the Compensation Committee with a flexible but limited tool to recognize company or individual performance results outside of the two objective performance measures. The Compensation Committee has the discretion to consider any factors it deems relevant to its adjustment of earned awards, including but not limited to growth, risk, compliance and technology factors, special projects or initiatives, and other factors. The Compensation Committee expects to use this discretion only rarely. The Compensation Committee did not exercise its discretion to adjust awards upward or downward in 2021.
One-Time Adjustments
The Compensation Committee believes it is appropriate to adjust all return metrics used to determine STIP awards and LTIP awards for one-time events which have an effect on the Company’s results, including, but not limited to, tax related matters, merger-related costs, gains or losses arising from security sales, changes in regulation, and other significant events. No such adjustments were made in 2021.
Short-Term Incentive Plan (STIP) Awards with Credit Quality Modifier
STIP awards are paid in cash. Each NEO’s STIP award is targeted at a specified percentage of base salary based on the specific tier to which the officer is assigned, as described above. The base salary used in incentive calculations will generally be the NEO’s annualized salary rate as of the last day of the relevant fiscal year. In the case of a mid-year salary increase associated with a change in role, the Compensation Committee retains the discretion to pro-rate the salary used in the calculation based on the date of the salary increase.
Any incentive awards under the STIP are contingent on the Company maintaining an acceptable level of credit quality, as defined by the ratio of non-performing assets to total assets. If the ratio of non-performing assets to total assets is greater than 2%, STIP awards will be reduced by 30%. If the ratio of non-performing assets to total assets is greater than 4%, STIP awards will be eliminated.

For the year ended December 31, 2021, Net Income was $32.9 million, compared to $25.3 million at target, and ROAE was 12.54%, compared to 10.00% at target, resulting in cash awards payable under the STIP at the maximum of the performance range with respect to both performance metrics. In addition, the bank’s non-performing assets to total assets was less than 2%, so no downward modification was applied to the awards. The following table summarizes the STIP opportunities available, and actual payments made, to NEOs for 2021 performance.

	% of Base Salary			Potential Payout Amounts ($)			Actual
	Threshold	Target	Maximum	Threshold	Target	Maximum	Cash Incentive Award ($)
Thomas R. Quinn, Jr.	25%	50%	65%	140,427	280,854	365,110	365,110
Neelesh Kalani	20%	40%	50%	57,000	114,000	142,500	142,500
Adam L. Metz	20%	40%	50%	57,947	115,895	144,869	144,869
Robert G. Coradi	20%	40%	50%	53,551	107,101	133,877	133,877
Christopher D. Holt	20%	40%	50%	68,250	136,500	170,625	170,625
Long-Term Incentive Plan (LTIP)
The Compensation Committee believes that equity awards under the LTIP effectively align executives with interests of shareholders by providing individuals who have responsibility for management and growth of the Company with an opportunity to increase their ownership of Company Common Stock and to have a meaningful interest in the future of the Company and sustained shareholder value creation.
The value of each NEO’s LTIP award is targeted at a specified percentage of base salary based on the specific tier to which the officer is assigned, and is subsequently expressed as a number of shares of Company Common Stock valued on the date of grant. Fractional shares are not distributable. The base salary used in incentive calculations will generally be the NEO’s annualized salary rate as of the last day of the relevant fiscal year. In the case of a mid-year salary increase associated with a change in role, the Compensation Committee retains the discretion to pro-rate the salary used in the calculation based on the date of the salary increase.
Awards earned under the LTIP based on performance in 2021 were granted in early 2022 and consisted of 50% time-vested restricted stock awards and 50% performance-vested restricted stock units.
Time-Vested Restricted Stock Awards
Time-vested restricted stock awards vest 33% on each of the first three anniversaries of the grant date, provided the NEO is employed on the vesting date.
Performance-Vested Restricted Stock Units With Total Shareholder Return Modifier.
Performance-vested restricted stock units vest 100% after three years, with the number of restricted stock units that vest dependent on the Company’s performance against pre-established goals during the three-year performance period from 2022-2024, as well as the NEO’s continued employment through the vesting date. The performance measurement on these awards uses a two-step measurement process which considers the Company's performance against an ROAA goal as well as the Company’s total shareholder return:
1.First, the Company’s ROAA is tracked against internal expectations that are communicated at the time of grant based on budgeted performance expectations at that time.
2.After determining the initial vesting amount based on the Company's performance relative to ROAA targets, the Company’s total shareholder return will be measured against an index of similarly-sized banks determined on the date of the award. The number of restricted stock units earned using the ROAA performance measures then will be adjusted upward or downward by up to 20% based on the Company’s total shareholder return performance against the index.
The three-year ROAA goal has a defined threshold, target and maximum performance levels based on budgeted ROAA levels at the time the plan was established. We have elected not to disclose these performance levels until the conclusion of the performance period for competitive reasons. The table below illustrates the payout relationships between threshold, target and maximum for the ROAA goal.

% of Target Payout
Threshold Performance	Target Performance	Maximum Performance
50%	100%	200%

Performance between threshold and target or between target and maximum will result in interpolated vesting on a straight-line basis. If performance is below threshold, no restricted stock units will vest. Performance above maximum will result in vesting at maximum.
After determining the initial vesting amount based on the Company's performance relative to ROAA targets, the Company’s total shareholder return will be measured against an index of 82 publicly-traded banks between $2 and $5 billion in total assets as of December 31, 2020. The number of restricted stock units earned using the ROAA performance measures then will be adjusted upward or downward by up to 20% based on the Company’s total shareholder return performance against the above referenced index.
The following table illustrates the percentage of payout modified under the total shareholder return modifier for restricted stock units performance-vesting under the LTIP:

Three-Year Total Shareholder Return
Orrstown Total Shareholder Return Compared to Index 50th Percentile	Modifier
Underperform the 50th by 20% or more	(20)%
Perform at the 50th	—%
Outperform the 50th by 20% or more	20%

Unlike restricted stock awards, performance-vested restricted stock units are not eligible to vote or receive dividends until vested and settled into shares of Company Common Stock.
The Compensation Committee views the bifurcation of a) the metrics to determine the grant of STIP awards and LTIP awards and b) the vesting metrics of the performance-vested restricted stock units as consistent with feedback from shareholders that they prefer incentive plans to consider a variety of performance measures and time horizons. Incentive awards link annual compensation to annual Company performance, and link the compensatory interests of NEOs to the interests of shareholders in the long-term success and growth of the Company.
Equity Awarded in 2022 for 2021 Performance
For the year ended December 31, 2021, Net Income was $32.9 million, compared to $25.3 million at target, and ROAE was 12.54%, compared to 10.00% at target, resulting in equity awards payable under the LTIP at the maximum of the performance range with respect to both performance metrics. The following table summarizes the equity awards made pursuant to the terms of the LTIP under the Company’s 2011 Stock Incentive Plan to NEOs in 2022 based on 2021 performance. In accordance with SEC reporting rules, these awards will be disclosed as 2022 compensation in the Summary Compensation Table of the Company’s 2023 proxy statement.

Name	Target Opportunity ($)	Payout as % of Target(1)	Total Value of Equity Incentive Award ($)	Restricted Stock Award(2)($)	Restricted Stock Award(#)	Restricted Stock Unit Award(3)($)	Restricted Stock Unit Award(#)
Thomas R. Quinn, Jr.	280,854	130%	365,121	182,548	7,299	182,573	7,300
Neelesh Kalani	114,000	125%	142,507	71,279	2,850	71,228	2,848
Adam L. Metz	115,895	125%	144,858	72,404	2,895	72,454	2,897
Robert G. Coradi	107,101	125%	133,879	66,927	2,676	66,952	2,677
Christopher D. Holt	136,500	125%	170,618	85,309	3,411	85,309	3,411

(1)
At December 31, 2021, the Company exceeded the Maximum Threshold Targets resulting in the Tier 1 NEO receiving 65% of the base salary and Tier 2 NEOs receiving 50% of their base salaries. The Payout as a % of Target is calculated as the percentage for Maximum Opportunity divided by the percentage for Target Opportunity.

(2)	Granted on February 16, 2022. Restricted stock awards vest 33% on each of the first three anniversaries of the grant date, provided the NEO is employed on the vesting date.
(3)
Granted on February 16, 2022. Restricted stock units vest contingent on performance against pre-established goals during the three-year performance period (2022-2024 for 2021) as well as continued service through the vesting date using the two-step measurement process described above.

Equity Awarded in 2021 for 2020 Performance
In accordance with SEC reporting rules, equity awarded in 2021 based on performance in 2020 is reported in the Summary Compensation Table as 2021 compensation, even though we consider those awards as part of the 2020 compensation program.
Based on 2020 performance, executives were granted equity awards in 2021 at 119% of target in the amounts, and under the conditions, set forth in the 2021 Grant of Plan-Based Awards Table. As described later, 50% of the award was granted in the form of time-vested restricted stock awards, which cliff vest in 2024 on the third anniversary of the grant provided the executive remains employed. The remaining 50% of the award was granted in the form of performance-vested restricted stock units, which cliff vest in 2024 provided that the Company’s 2023 ROAA meets or exceeds the target level established at the time of grant, and provided that the executive remains employed on the vesting date. We have elected not to disclose the defined performance level until the conclusion of the performance period for competitive reasons.
Mr. Kalani was not an executive officer in 2020 and therefore did not participate in the 2020 executive incentive program. Mr. Kalani received restricted stock awards of 1,680 shares under the Company’s non-executive annual incentive compensation plan and additional restricted stock awards of 4,000 shares upon his promotion to Executive Vice President and Chief Financial Officer.
Split-Dollar Life Insurance Arrangement
The Bank has entered into a split-dollar life insurance arrangement with Mr. Quinn in order to provide a death benefit to the executive’s beneficiaries and to allow the executive access to the cash surrender value of the policy in excess of the amount of premiums paid by the Bank upon his retirement. The split-dollar life insurance arrangement will provide Mr. Quinn with a $1,123,415 lifetime death benefit.
Other Awards and Compensation Perquisites
Messrs. Quinn and Metz have both been provided a vehicle allowance or the personal use of a Company vehicle. Each of these positions require extensive travel across the Company’s market area, which continues to grow. In each case, an analysis was conducted to determine if reimbursement of mileage to a NEO was a less expensive alternative for the Company.
During 2021, Messrs. Metz and Holt had country club memberships provided by the Bank. Their positions require extensive client entertainment and recruitment of top-flight human capital. Initiation dues paid by the Company will be recouped by the Company when the NEO relinquishes their membership. Mr. Quinn relinquished his country club membership as of December 2020.
401(k) Plan
The Bank maintains a 401(k) plan for the benefit of eligible employees. The Bank makes annual matching contributions of up to 50% of employee contributions under the plan, up to 3% of an employee’s annual compensation.
Anti-Hedging and Anti-Pledging
Directors, executive officers, and related persons are prohibited from purchasing, selling, or making any offer to purchase or offer to sell, derivative securities relating to securities of the Company or to enter into private contracts removing the economic risk associated with owning the Company’s securities from the director, executive officer, or related persons. Directors, executive officers, and related persons are prohibited from pledging the Company’s securities in a loan of any kind, including, but not limited to, a margin loan or a Non-Purpose Loan as defined by Regulation U.
Clawback and Forfeiture Provisions
The Company has clawback and forfeiture provisions in place for losses arising from individual instances of fraud or malfeasance, including legal costs. Our 2011 Stock Incentive Plan, which is the plan pursuant to which we make all of our equity awards, and related award agreements contains broad language regarding clawbacks and forfeitures and make all awards under the 2011 Stock Incentive Plan subject to recoupment, forfeiture or reduction to the extent determined by the Compensation Committee. Additionally, if the Bank were to ever not be considered “well-capitalized” as defined by U.S. banking regulations, all unvested LTIP awards are subject to automatic claw-back. The Compensation Committee also has discretion over other circumstances that may trigger the clawback provision.

Summary Executive Compensation
The following table sets forth information as to the compensation paid or accrued by the Company for the year ended December 31, 2021 for services rendered in all capacities by our NEOs.
2021 SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Cash Bonus ($)	Stock & RSU Awards ($)(4)	Option Awards ($)(4)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(5)	All Other Compensation ($)(6)	Total ($)
Thomas R. Quinn, Jr.	2021	552,448	—	159,604	—	365,110	875,735	14,160	1,967,057
President and	2020	534,959	—	253,059	—	159,719	765,537	25,906	1,739,180
Chief Executive Officer	2019	530,165	—	162,727	—	133,740	443,498	31,823	1,301,953

Thomas R. Brugger (1)	2021	123,966	—	96,968	—	—	4,032	4,197	229,163
Executive Vice President and	2020	325,000	—	71,811	—	97,075	55,700	4,542	554,128
Chief Financial Officer	2019	143,750	38,923	108,700	—	37,843	—	573	329,789

Neelesh Kalani (2)	2021	263,769	—	123,498	—	142,500	—	7,591	537,358
Executive Vice President and	2020	—	—	—	—	—	—	—	—
Chief Financial Officer	2019	—	—	—	—	—	—	—	—

Adam L. Metz	2021	284,961	—	82,330	—	144,870	—	21,088	533,249
Executive Vice President and	2020	275,940	—	92,459	—	82,438	—	25,863	476,700
Chief Revenue Officer	2019	273,467	5,000	83,924	—	68,985	—	28,091	459,467

Robert G. Coradi	2021	263,340	—	76,083	—	133,878	124,694	11,464	609,459
Executive Vice President and	2020	255,003	—	85,436	—	76,191	118,472	9,972	545,074
Chief Risk Officer	2019	245,382	5,000	70,092	—	63,751	113,418	9,599	507,242

Christopher D. Holt (3)	2021	335,625	—	96,968	—	170,626	231,724	12,712	847,655
Executive Vice President and	2020	325,000	—	21,090	—	97,074	91,250	5,622	540,036
Market President	2019	143,750	150,000	150,006	—	—	—	1,072	444,828

(1)	Mr. Brugger retired from the Company on April 27, 2021 resulting in forfeiture of unvested stock awards and non-equity incentive plan compensation.
(2)	Mr. Kalani was promoted to Executive Vice President and Chief Financial Officer on April 28, 2021.
(3)	Mr. Holt earned a sign-on cash bonus in 2019 that was paid in 2020.
(4)	Stock and option awards are valued based on the aggregate grant date fair value of awards granted during the year computed for financial reporting purposes pursuant to FASB ASC Topic 718. There is no assurance the value realized by an executive officer will be at or near the value estimated by ASC Topic 718. The actual value, if any, an executive officer may realize will depend upon the excess of the stock price over the exercise price on the date the option is exercised or the value of stock awards when they vest. Please see the 2021 Outstanding Equity Awards at Fiscal Year-End Table below for more information regarding stock awards and options outstanding at December 31, 2021.
(5)	Represents the aggregate increase in the present value of the officer’s accumulated benefit under the salary continuation plan.
(6)	See 2021 All Other Compensation Table below.

The compensation represented by the amounts set forth in the “All Other Compensation” column in the 2021 Summary Compensation Table is detailed in the following table.
2021 ALL OTHER COMPENSATION TABLE

		Vehicle
		Allowance or
		Personal use	Country		Split Dollar	Company Contributions
		of Company	Club	Insurance	Life Insurance	to Retirement and
Name	Year	Vehicle ($)	Dues ($)	Premiums ($)(1)	Benefit ($) (2)	401(k) Plans ($)	Total ($)
Thomas R. Quinn, Jr.	2021	5,597	—	3,564	1,854	3,145	14,160
	2020	5,082	13,634	3,564	3,626	—	25,906
	2019	6,044	8,000	3,564	10,765	3,450	31,823

Thomas R. Brugger	2021	—	—	478	—	3,719	4,197
	2020	—	—	1,242	—	3,300	4,542
	2019	—	—	573	—	—	573

Neelesh Kalani	2021	—	—	779	—	6,812	7,591
	2020	—	—	—	—	—	—
	2019	—	—	—	—	—	—

Adam L. Metz	2021	8,400	6,948	1,242	—	4,497	21,087
	2020	8,400	12,514	810	—	4,139	25,863
	2019	8,400	14,779	810	—	4,102	28,091

Robert G. Coradi	2021	—	—	3,564	—	7,900	11,464
	2020	—	—	2,322	—	7,650	9,972
	2019	—	—	2,238	—	7,361	9,599

Christopher D. Holt	2021	—	1,690	2,322	—	8,700	12,712
	2020	—	—	2,322	—	3,300	5,622
	2019	—	—	1,072	—	—	1,072

(1)	The reported insurance premiums are paid by the Bank as part of the Bank’s sponsored group term life insurance benefit.
(2)	Represents the aggregate increase in the present value of the officer’s benefit under the Bank's split dollar life insurance arrangement with the officer.

Grants of Plan-Based Awards
The following table sets forth information concerning plan-based awards made to the NEOs during the last fiscal year.
2021 GRANT OF PLAN-BASED AWARDS TABLE

		Payouts under non-equity incentive plan awards (1)			Estimated future payments under equity incentive plan awards (2)
Name	Grant date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	All other stock awards: number of shares of stock or units (#) (3)	Grant date fair value of stock and option Awards (4) ($)
Thomas R. Quinn, Jr.	1/27/2021	100,305	133,740	200,610	—	—	—	—	—
	1/27/2021	—	—	—	2,738	3,650	5,475	—	79,802
	1/27/2021	—	—	—	—	—	—	4,356	79,802
Thomas R. Brugger (5)	1/27/2021	60,938	81,250	121,875	—	—	—	—	—
	1/27/2021	—	—	—	1,664	2,218	3,328	—	48,475
	1/27/2021	—	—	—	—	—	—	2,647	48,493
Neelesh Kalani (6)	1/27/2021	—	—	—	—	—	—	—	—
	1/27/2021	—	—	—	—	—	—	—	—
	1/27/2021	—	—	—	—	—	—	1,680	30,778
	7/26/2021	—	—	—	—	—	—	4,000	92,720
Adam L. Metz	1/27/2021	51,739	68,985	103,478	—	—	—	—	—
	1/27/2021	—	—	—	1,412	1,883	2,824	—	41,165
	1/27/2021	—	—	—	—	—	—	2,247	41,165
Robert G. Coradi	1/27/2021	47,813	63,751	95,627	—	—	—	—	—
	1/27/2021	—	—	—	1,305	1,740	2,610	—	38,033
	1/27/2021	—	—	—	—	—	—	2,077	38,050
Christopher D. Holt	1/27/2021	60,938	81,250	121,875	—	—	—	—	—
	1/27/2021	—	—	—	1,664	2,218	3,327	—	48,475
	1/27/2021	—	—	—	—	—	—	2,647	48,493

(1)	These amounts illustrate the threshold, target, and maximum cash awards payable under the annual incentive compensation plan. Cash awards were paid out at 119% of target.
(2)	Restricted stock units vest three years from the date of the grant, provided that a pre-established ROAA target is attained in the year prior to vesting.
(3)	Represents time-vested restricted stock awards. Except as otherwise noted, all time-vested restricted stock awards cliff vest after a three-year period.
(4)	The fair value of the award is the fair value of the Company Common Stock on the date of grant ($18.32 per share) multiplied by the number of shares granted.
(5)	Mr. Brugger's unvested restricted stock awards and restricted stock unit awards were forfeited upon his retirement on April 27, 2021.
(6)	Mr. Kalani received restricted stock awards on January 27, 2021 of 1,680 shares, with a fair value of the Company Common Stock on the grant date of $18.32 per share, under the annual incentive compensation plan. On July 26, 2021, Mr. Kalani was awarded an additional 4,000 shares, upon his promotion to Executive Vice President and Chief Financial Officer, with a fair value of the Company Common Stock on the grant date of $23.18 per share.

2021 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END TABLE

	Option Awards			Restricted Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable (1)	Option Exercise Price ($)	Option Expiration Date	Number of shares or units of stock that have not vested (#)	Market value of shares or units of stock that have not vested ($) (2)	Equity incentive plan awards: number of unearned shares that have not vested (#)	Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested ($)
Thomas R. Quinn, Jr	—	—	—	29,099	733,295	25,599	645,095
Thomas R. Brugger (3)	—	—	—	—	—	—	—
Neelesh Kalani	—	—	—	6,680	168,336	1,680	42,336
Adam L. Metz	—	—	—	13,204	332,741	13,204	332,741
Robert G. Coradi	—	—	—	11,817	297,788	11,817	297,788
Christopher D. Holt	—	—	—	13,193	332,464	5,293	133,384

(1)	There were no outstanding or exercisable options at December 31, 2021.
(2)	Calculated using the December 31, 2021 closing stock price of $25.20.
(3)	Upon his retirement on April 27, 2021, Mr. Brugger forfeited unvested restricted stock awards and units of 13,698 shares.

2021 OPTION EXERCISES AND STOCK VESTED TABLE

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (1)
Thomas R. Quinn, Jr.	—	—	15,398	277,472
Thomas R. Brugger	—	—	—	—
Neelesh Kalani	—	—	—	—
Adam L. Metz	—	—	5,284	95,218
Robert G. Coradi	—	—	4,825	86,947
Christopher D. Holt	—	—	—	—

(1)	Calculated using the closing market price of the Company's Common Stock on the date of vesting.

Supplemental Employee Retirement Plans
The Bank has established salary continuation plans for certain of its executive officers, including Messrs. Quinn and Coradi, in order to provide them with supplemental retirement income (the “Salary Continuation Agreements”). The purpose of the plans is to provide an incentive to such persons to continue in the employ of the Bank.
The Salary Continuation Agreements provide the executive officers with certain specified benefits upon a separation from service as a result of normal retirement, early termination, disability, death or a change in control. In the event of early termination by the Company other than for cause, or by the executive, unrelated to a change in control transaction and prior to reaching normal retirement age, the executive would receive the accumulated benefit described in the 2021 Pension Benefit Table.
Benefits are payable in monthly installments over a 15-year period beginning within 60 days following the executive officer’s separation from service upon or after the executive reaching normal retirement age, within 60 days following the executive officer reaching normal retirement age in the cases of early termination and change in control, or within 60 days after separation from service in the case of disability. The Salary Continuation Agreement with Mr. Quinn provides for an annual normal retirement benefit of $400,000 at age 65 and Mr. Coradi of $100,000 at age 65. The Company has also entered into a deferred compensation agreement with Mr. Quinn as discussed below.
The Company has purchased whole life insurance where certain NEOs are the insured and the Company is the death beneficiary. Such policies are in place for Mr. Quinn, Mr. Holt and Mr. Coradi. During the NEOs employment, the Company earns income on the life insurance policy. In 2021, the Company earned $2.3 million on all life insurance policies, tax free.

In the event of an early separation from service or a separation from service due to disability prior to normal retirement age, the amount of the benefit under the plan will be actuarially reduced from the normal retirement benefit. In the event of a change in control, the amount of the benefit will be the amount of the normal retirement benefit. In the event an executive officer dies while in active service, the officer’s beneficiary will be entitled to receive the normal retirement benefit payable in monthly installments over a 15-year period. In the event an executive officer dies after benefit distributions have commenced, the Bank will continue to distribute the remaining benefits to the officer’s beneficiary at the same time and in the same amounts as would have been distributed to the executive officer had he or she survived.
Benefits under the Salary Continuation Agreement will be forfeited: by an executive officer who is terminated for cause, or if the executive officer commits suicide within two years after the effective date of the Salary Continuation Agreement; if an insurance company which issued a life insurance policy covering the executive officer and owned by the Bank denies coverage because of misstatements of fact made by the executive officer on an application for life insurance; if the executive officer is subject to a final removal or prohibition order issued by a federal banking agency pursuant to the Federal Deposit Insurance Act; or the executive officer competes with the Company or the Bank in violation of the restrictive covenants set forth in his or her Salary Continuation Agreement.
A description of the Salary Continuation Agreement appears below under “Potential Payments Upon Termination or Change in Control.”
Executive Deferred Compensation Agreements
In 2019, the Bank entered into a deferred compensation agreement with Mr. Quinn. The deferred compensation agreement is intended to provide Mr. Quinn with the potential for certain retirement benefits payable in monthly installments over a 15-year period beginning the month following the executive’s separation from service upon or after he reaches normal retirement age (age 65), the month following his reaching normal retirement age in the cases of early termination and change in control, or the month following a separation from service in the case of disability.
The agreement provides for the establishment of a deferral account into which the Bank may, but is not required to, make monthly contributions. The Bank makes monthly contributions of $33,721 into the deferral account and may make additional discretionary contributions from time to time. The deferral account earns interest at a rate equal to the Company’s Return on Average Equity for the immediately preceding calendar year, not to exceed 15% nor less than 0% during the accumulation period and at a fixed rate of 4% during the distribution period. Such contributions may be increased or decreased within the sole discretion of the Bank. Assuming the Bank continues a monthly contribution of $33,721, the annual normal retirement benefit is anticipated to be approximately $200,000.
Prior to the earliest to occur of: (1) a separation from service, (2) disability, (3) death and (4) the executive attaining age 70, interest will accrue on amounts credited to the deferral account at the “accumulation period crediting rate,” compounded monthly. Following any of the aforementioned events, interest will accrue at the rate of four percent, except in the event of a change in control, in which case no interest will accrue until normal retirement age and, thereafter, interest will accrue at the rate of 4%.
In order to further link the amount of the benefit to overall corporate performance, the “accumulation period crediting rate” will mirror the Company’s return on average tangible equity (computed annually as described in the agreement); provided, that in no event will the rate be less than zero nor more than 15%.
The total benefit payable in the event of normal retirement, early termination or disability is equal to the deferral account balance as of such date, with interest accruing as described above.
The total benefit payable in the event of a separation from service in connection with a change in control and prior to normal retirement age is the greater of the projected deferral account balance and $2,260,638. The projected deferral account balance is the deferral account balance at the date of the separation from service, plus an additional amount equal to the average monthly contribution made by the Bank prior to the separation from service multiplied by the number of months remaining through normal retirement age. Consistent with the Salary Continuation Agreement entered into between the Bank and Mr. Quinn in 2009, in the event that any benefit distributable under the agreement would subject executive to an excise tax under the excess parachute rules of Internal Revenue Code Section 280G, the agreement provides for the payment of an additional amount equal to the executive’s excise penalty tax amount divided by the difference between (one minus the sum of (the penalty tax rate plus the executive’s marginal income tax rate).
The total benefit payable in the event of a separation from service due to death is the greater of the actual deferral account balance and $2,260,638.
Benefits under the agreement will be forfeited if executive is terminated for cause, or if he dies by suicide within two years after the effective date of the agreement, or if any insurance company which issued a life insurance policy covering executive and owned by the Bank denies coverage because of misstatements of fact made by executive on an application for life insurance, or if executive is subject to a final removal or prohibition order issued by a federal banking agency pursuant to the Federal Deposit Insurance Act, or if executive becomes interested as a sole proprietor, partner, substantial shareholder, officer, director, or employee in a competitor of the Bank within a 50 mile radius of the Bank’s headquarters, or if the executive solicits the Bank’s customers or employees.
In 2020, the Bank entered into deferred compensation agreements with Messrs. Brugger and Holt for the purpose of retaining them through the normal retirement age of 65 or after. The deferred compensation agreements are intended to provide Mr. Brugger and Mr. Holt with the potential for certain retirement benefits payable in monthly installments over a 15-year period beginning the month following the executive’s separation from service upon or after they reach normal retirement age, the month following their reaching normal retirement age in the cases of early termination and change in control, or the month following a separation from service in the case of disability.
The agreements provide for the establishment of a deferral account into which the Bank will make annual contributions provided the Company’s Return on Average Tangible Equity is at least 8% for that year. For Mr. Brugger, the contribution in 2020 was $55,700 and was scheduled to be $133,680 per year until the earliest of separation from service, normal retirement age or death. On April 27, 2021, Mr. Brugger retired as Executive Vice President and Chief Financial Officer. In 2021, no contributions were made by the Company for Mr. Brugger. The Company will maintain the balance of the contribution and accrued interest until Mr. Brugger reaches the age of 65. For Mr. Holt, the contribution for 2020 was $91,250 and will be $219,000 per year until the earliest of separation from service, normal retirement age or death. If Mr. Holt is still employed by the Bank at age 65, he will receive a final contribution $182,500, provided the Company’s Return on Average Tangible Equity is at least 8% for that year (or through separation from service if that occurs first). The deferral account earns interest at a rate equal to the Company’s Return on Average Tangible Equity for the immediately preceding calendar year, not to exceed 15% nor less than 0% during the accumulation period and at a fixed rate of 4% during the distribution period. Assuming the Company’s Return on Equity equals or exceeds 8% each year, the annual normal retirement benefit is anticipated to be approximately $225,000 for Mr. Holt.
Prior to the earliest to occur of: (i) a separation from service, (ii) disability, (iii) death and (iv) the executive attaining age 65, interest will accrue on amounts credited to the deferral account at the “accumulation period crediting rate,” compounded monthly. Following any of the aforementioned events, interest will accrue at the rate of four percent. In order to further link the amount of the benefit to overall corporate performance, the “accumulation period crediting rate” will mirror the Company’s return on average tangible equity (computed annually as described in the agreement); provided, that in no event will the rate be less than 0% nor more than 15%. The total benefit payable in the event of normal retirement, early termination (inclusive of separation from service prior to normal retirement age following a change in control) or disability is equal to the deferral account balance as of such date, with interest accruing as described above. The total benefit payable in the event of a separation from service due to death is the greater of the actual deferral account balance and $2,544,031 for Mr. Holt.
Benefits under the agreement will be forfeited if the executive is terminated for cause, or if he dies by suicide within two years after the effective date of the agreement, or if any insurance company which issued a life insurance policy covering executive and owned by the Bank denies coverage because of misstatements of fact made by executive on an application for life insurance, or if executive is subject to a final removal or prohibition order issued by a federal banking agency pursuant to the Federal Deposit Insurance Act, or if the executive becomes interested as a sole proprietor, partner, substantial shareholder, officer, director, or employee in a competitor of the Bank within a 75 mile radius of the Bank’s headquarters for Mr. Brugger and within 75 miles of the Bank’s Towson, Maryland office for Mr. Holt, or if the executive solicits the Bank’s customers or employees.
2021 PENSION BENEFITS TABLE

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Thomas R. Quinn, Jr.	Salary Continuation Agreement	12	3,078,870	—
	Deferred Compensation Agreement		1,100,683	—
Thomas R. Brugger (1)	Deferred Compensation Agreement	1	59,732	—
Robert G. Coradi	Salary Continuation Agreement	9	448,456	—
Christopher D. Holt	Deferred Compensation Agreement	2	322,974	—

(1)	Mr. Brugger retired as Executive Vice President and Chief Financial Officer on April 27, 2021. No additional contributions will be made by the Company to his account. Payments to Mr. Brugger will commence upon him reaching the age of 65.
In this table:
•The number of years of credited service equals the number of years of employment service.
•The present value of accumulated benefits shown in the table above has been determined using the assumptions set forth in the audited consolidated financial statements for the year ended December 31, 2021.

•No amounts were actually paid or provided to the NEOs during 2021.

2021 PAY RATIO DISCLOSURE

	2021
Median annual compensation of all employees, excluding CEO	58,822
Annual compensation of CEO	1,967,057
Ratio of CEO total pay to median pay of all employees	33.4	x
Methodology for Determining Median Employee Compensation
The Company, through use of payroll and other internal records, accumulated all compensation paid to all employees consistent with compensation calculated using Item 402(c)(2)(x) of SEC Regulation S-K (the "Total" column in the 2021 Summary Compensation Table). Compensation was annualized for permanent full- and part-time employees who were not employed for the entire fiscal year. The date chosen for identifying the median annual employee compensation was December 31, 2021.

Potential Payments Upon Termination or Change in Control
Executive Employment Agreements
The Company previously entered into an executive employment agreement with Mr. Quinn for a five-year term and with Messrs. Kalani, Metz, Coradi and Holt for a three-year term. The Company's employment agreement with Mr. Brugger was terminated on April 27, 2021 upon his retirement. Such employment agreements provide for an annual extension of such term for an additional year, unless the executive is given at least sixty days' notice of non-renewal. The agreements provide that if the executive is still employed upon attaining age 65, such executive will provide notice of retirement in which event the executive will receive salary continuation for a period of six months plus payment of 150% of the premium cost to maintain the executive’s group life insurance benefit for a period of three years. Such mandatory retirement may be delayed in one-year increments upon Board approval.
In the event that the executive’s employment is terminated by the Company or the Bank during the term of the agreement without cause, or by executive for “good reason” as defined in the agreement, then the executive will be paid severance equal to his or her base salary plus the average cash bonus amount received during the past three years for a period equal to the greater of the remaining term of the agreement or six months. The executive would also be entitled to continue to participate in employee benefit plans for six months or receive a cash contribution in lieu thereof.
Termination by the executive for good reason shall include if: (1) there has occurred a material breach of the employer’s material obligations under the agreement; (2) the employer, without executive’s prior written consent, changes or attempts to change in any material respect the authority, duties, compensation, incentive compensation, benefits or other terms or conditions of executive’s employment, or executive’s reporting structure, in a manner that is adverse to the executive; or (3) the employer requires executive to relocate his or her principal business location 75 miles or more from the employer’s then current headquarters.
During the period of employment and for the greater of six months following such termination of employment or the period of severance payments, but not to exceed 24 months, each executive agrees to not to compete with or solicit or attempt to solicit, divert or appeal to any employees, clients or referral sources of the Company, the Bank or any of their respective subsidiaries.
The following table summarizes potential benefits for Messrs. Quinn, Kalani, Metz, Coradi and Holt, under their employment agreements, in the event of a termination of their employment unrelated to a change in control transaction, if such termination had occurred on December 31, 2021.

Name	Cash Payment Upon Involuntary Termination (without cause) ($)(1)	Cash Payment Upon Voluntary Termination for “Good Reason”($)(1)	General Health and Welfare Benefits ($)(2)	Total ($)
Thomas R. Quinn, Jr.	2,704,884	2,704,884	7,644	2,712,528
Neelesh Kalani	805,418	805,418	2,160	807,578
Adam L. Metz	732,296	732,296	9,451	741,747
Robert G. Coradi	712,807	712,807	9,451	722,258
Christopher D. Holt	961,038	961,038	2,414	963,452

(1)
Assumes payment of continued salary under existing employment agreement for the remaining term of the agreement in effect as of December 31, 2021. In the event of death, in lieu of this amount, the executive’s estate would receive a payment equal to six months of the then annual base salary.

(2)	Estimated benefits contribution expense for six months post-termination and 150% of the premium cost to maintain the NEO's group life insurance benefit for three years.
Change in Control Benefits
The Company and the Bank have entered into change in control agreements, concurrent with the employment agreements, with Messrs. Quinn, Kalani, Metz, Coradi and Holt. Mr. Brugger's change in control agreement was terminated upon his retirement on April 27, 2021. The change in control agreements provide that the Company and the Bank are to pay to the executive the specified amounts of cash compensation and provide the specified health and welfare benefits in the event that the executive’s employment is terminated by the Company or Bank or any successor, without cause, within two years after the occurrence of a change in control or if such termination is initiated by the Executive for any reason within six months following a change in control.
Under the Change in Control Agreement, a “change in control” shall be deemed to occur if: (1) any person or group of persons acting in concert, shall have acquired ownership of more than 50% of the total fair market value or total voting power of the stock of the Company; (2) the composition of the Board of Directors of the Company shall have changed such that, during any period of 12 consecutive months during the term of the change in control agreement, the majority of such Board is replaced by directors whose appointment or election is not endorsed by a majority of the members of the Board of Directors of the Company, who were in office before the appointment or election; (3) any person or group of persons acting in concert acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition) ownership of 30% or more of the total voting power of the stock of the Company; or (4) any person or group of persons unrelated to the Company acting in concert acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition) ownership of a portion of the Company’s assets that has a total gross fair market value equal to or more than 40% of the total gross fair market value of all of the assets of the Company before the acquisition or acquisitions, with the asset values determined without regard to any liabilities associated with such assets.
The change in control agreements provide that, upon a termination pursuant to a change in control, the Company and the Bank are obligated to pay to the executives cash compensation in an amount equal to 2.99 times the sum of (1) annual base salary, plus (2) the highest annual cash bonus and other annual incentive cash compensation awarded over the past three years before the calendar year in which the termination of employment occurred. Payment of this cash compensation is to be made in a single lump sum within fifteen days after the termination of employment.
The change in control agreements further provide that upon a change in control, if the plans governing the vesting and exercise rights of stock options, shares of restricted stock and other equity-based compensation units are silent on the subject of change of control, all such options, shares and units shall immediately become vested and exercisable as to all or part of the shares and rights covered thereby.
The Change in Control Agreements further provide that upon a termination pursuant to a change in control, the Company and the Bank are obligated to provide to the executive for a specified term the life, disability, medical/health insurance and other health and welfare benefits in effect with respect to the executive immediately prior to the termination pursuant to the change in control. For each executive, the term is two years. The executive, however, will continue to be responsible for the costs of such benefits to the same extent as other similarly situated active employees of the Bank and the executive’s spouse and/or eligible dependents will continue to be covered on the same terms that they were covered prior to the termination of employment.
For all Named Executive Officers other than Mr. Quinn, the change in control agreements further provide that in the event any benefit or payment from the Company to the executive shall be deemed to be an “excess parachute payment”, as defined in Section 280G(b)(1) of the Internal Revenue Code, then the aggregate present value of amounts or benefits payable to executives shall be reduced to the greater of (1) the highest aggregate present value of the amount due under the agreement that can be made without causing any payments or benefits to be an excess parachute payment or (2) the largest portion of the amount due under the agreement that after taking into account all applicable state and federal taxes, including any taxes payable pursuant to Section 4999 of the Internal Revenue Code, results in a greater after-tax benefit to the executive than the after-tax benefit to the executive calculated under (1) above.
With respect to Mr. Quinn, in order to ensure consistency among the various compensatory agreements to which he is a party, Mr. Quinn’s Change in Control Agreement provides that, in the event that any benefit distributable under the agreement would be deemed to be an excess parachute payment, Mr. Quinn shall be entitled to the payment of an additional amount equal to: his excise penalty tax amount divided by the difference between (one minus the sum of (the penalty tax rate plus his marginal income tax rate)). This provision mirrors those contained in his Salary Continuation Agreement and Deferred Compensation Agreement, described above, and is necessary to ensure that Mr. Quinn, who has served as President and Chief Executive Officer since 2009 and has guided the

Company through its most transformative years, receives the full benefit of those compensatory arrangements should there be a termination of his employment following a change in control of the Company.
If the executive’s employment is terminated following a change in control, for the greater of (i) six months following termination of employment or (ii) the one-year anniversary of the change in control, each executive agrees not to compete with, or solicit or attempt to solicit, divert or appeal to any employees, clients or referral sources of, the Company, the Bank or any of their respective subsidiaries.
The following table summarizes potential change in control benefits for each of the NEOs other than Mr. Brugger, who retired on April 27, 2021 and is no longer eligible for a change in control benefit. For the purposes of this table, we assumed a change in control of the Company and a termination of employment by the surviving company without cause (or a resignation by the executive for any reason), and that both events had occurred on December 31, 2021.

Name	Cash Benefit Under Change in Control Arrangement ($)	Cash Benefit Under Deferred Compensation Agreement($)(1)	General Health and Welfare Benefits ($)(2)	Total Benefits ($)
Thomas R. Quinn, Jr.	4,055,491	1,332,958	40,385	5,428,834
Neelesh Kalani	1,322,739	—	15,784	1,338,523
Adam L. Metz	1,502,477	—	50,320	1,552,797
Robert G. Coradi	1,262,900	444,034	57,124	1,764,058
Christopher D. Holt	1,729,652	—	30,575	1,760,227

(1)
Present value as of December 31, 2021 of benefit accelerated as a part of a change-in-control. Benefit payable over a 15-year period upon executive officer reaching normal retirement age specified in the executive officer’s respective agreement.

(2)	Value of benefits based upon assumptions used for financial reporting purposes under accounting principles generally accepted in the Unites States of America.

Other Considerations
Risk Management
The Company believes its compensation programs and practices for its employees are not reasonably likely to have a material adverse effect on the Company. Annual incentive compensation, including both cash and equity awards, is wholly subject to the discretion of the Compensation Committee and the independent directors. With respect to those employees whose compensation may involve a variable component, such as lenders and investment counselors who are paid, in part, based upon production, the Company believes the aggregate absolute amount of such compensation is not material to the Company and that the Company’s internal controls further mitigate the risks that otherwise might be incurred as a result of such activities and compensation practices. Related to feedback from shareholder engagement, certain changes to compensation were made to better assure executive compensation is aligned with shareholders’ interests.
Tax and Accounting Considerations
The Company considers the tax and accounting implications in the design of its compensation programs. For example, in the selection of long-term incentive instruments, the Compensation Committee reviews the projected expense amounts and expense timing associated with alternative types of awards. Under current accounting rules (i.e., Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718), the Company must expense the grant-date fair value of share-based grants such as stock option awards, restricted stock, performance shares, and stock appreciation rights settled in stock. The grant-date value is amortized and expensed over the service period or vesting period of the grant. In selecting appropriate incentive devices, the Compensation Committee reviews appropriate expense analyses and considers the related tax and accounting issues.
Section 162(m) of the Internal Revenue Code places an annual limit on the tax deduction for certain compensation paid in excess of $1 million to the Chief Executive Officer and the three most highly compensated executive officers of a corporation. All of the compensation the Company paid in 2021 to the Named Executive Officers is expected to be deductible under Section 162(m) of the Internal Revenue Code. Whether all elements of compensation paid by the Company in future years will be fully deductible is dependent upon many factors as required by Section 162(m) of the Internal Revenue Code and applicable regulations. Such factors include the aggregate level of taxable income received by an executive in each year, the structure of various compensation plans, the manner in which incentive compensation goals are established and a determination of satisfaction of those goals, and the relationship between the Company and the directors serving on the committee determining the performance goals related to incentive compensation and the satisfaction of such performance goals. The Compensation Committee retains the flexibility to pay both compensation that will be fully deductible and compensation that may not be deductible in structuring the Company’s compensation programs in its actions to promote the best interests of the Company and its shareholders.

Upon a change in control of the Company, some portion of the severance payments paid to our executives may exceed the deductible limitations under Section 280G of the Internal Revenue Code. The Compensation Committee believes that this flexibility in structuring compensation to our executives is in the best interest of our shareholders.
Under the executive incentive compensation program effective for 2021 and thereafter, there are in place forfeiture and/or claw-back provisions for the repayment of incentive compensation in the event of excessive risk impacting financial performance and restatement or adjustment of the performance measures in the future after incentive awards have been made. The Company did not utilize provisions for repayment of incentive compensation for 2021 due to restatement or adjustment of the performance measures. The Company does not currently maintain stock ownership guidelines or equity incentive retention guidelines for its NEOs (unless they also serve on the Board of Directors), but generally such officers hold personal investments in the Company’s stock. Equity granted under the Company’s incentive compensation plan and any additional personal investments in Company stock are subject to the Company’s anti-hedging and anti-pledging provisions covered in the Company’s Insider Trading Policy.

Compensation Committee Report
We, the members of the Compensation Committee of the Board of Directors of Orrstown Financial Services, Inc., have reviewed and discussed the Compensation Discussion and Analysis set forth above with the management of the Company and, based on such review and discussion, have recommended to the Board of Directors of the Company inclusion of the Compensation Discussion and Analysis in this proxy statement and, through incorporation by reference from this proxy statement, in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021.
Submitted by the Compensation Committee:

Floyd E. Stoner, Chair
Michael J. Rice
Glenn W. Snoke
Joel R. Zullinger
Except as set forth above, this report shall not be deemed to be incorporated by reference, by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Exchange Act, and shall not otherwise be deemed filed under such acts.

PROPOSAL 2 - AMENDMENT TO THE 2011 ORRSTOWN FINANCIAL SERVICES, INC. STOCK INCENTIVE PLAN
The Board of Directors believes that stock-based incentive awards play an important role in the success of the Company by encouraging and enabling the employees, officers and non-employee directors of the Company and its subsidiaries upon whose judgment, initiative and efforts the Company largely depends for the successful conduct of its business to acquire a proprietary interest in the Company. The Board of Directors further believes that providing such persons with a direct stake in the Company assures a closer identification of the interests of such individuals with those of the Company and its shareholders, thereby stimulating their efforts on the Company’s behalf and strengthening their desire to remain with the Company.
On March 10, 2022, the Board of Directors, in reliance upon the recommendation of the Compensation Committee, unanimously approved, subject to the approval of the Company’s shareholders, the amendment to the Company’s 2011 Stock Incentive Plan (which was originally adopted by the Company’s shareholders effective May 3, 2011 and amended and restated on May 1, 2018) (the “Stock Incentive Plan”) to increase the number of shares of Company Common Stock available for issuance under the Stock Incentive Plan by 400,000 from 881,920 to 1,281,920. None of the other terms of the Stock Incentive Plan would be changed. If approved by the shareholders, the amended Stock Incentive Plan shall be effective as of the date of such approval.
As of March 4, 2022, the Company did not have any stock options outstanding under the Stock Incentive Plan. In addition, as of March 4, 2022, there were 273,750 unvested restricted stock awards with time-based vesting and 62,683 unvested restricted stock units with performance-based vesting outstanding under the Stock Incentive Plan. Other than the foregoing, no awards were outstanding under the Stock Incentive Plan as of March 4, 2022. As of March 4, 2022, there were 134,480 shares of Company Common Stock available for awards under the Stock Incentive Plan. As of March 4, 2022, the closing price of the Company Common Stock was $23.96 per share.
Summary of the Changes to the Stock Incentive Plan
If adopted by the shareholders, the Stock Incentive Plan would be changed as follows:
•The number of shares of Company Common Stock authorized for issuance under the Stock Incentive Plan would increase from 881,920 to 1,281,920, subject to future adjustment to reflect any recapitalizations or other transactions described in the Stock Incentive Plan.
None of the other terms of the Stock Incentive Plan would be changed.
If approved, the changes described above will enable us to continue utilizing the Stock Incentive Plan as a means to aligning our compensation programs with the long-term interests of our shareholders, as well as with evolving best practices in equity and incentive compensation.
If this amendment is not approved by shareholders at the Annual Meeting, no new shares will be added to the Stock Incentive Plan, awards will continue to be granted under the Stock Incentive Plan as currently in effect, and the Compensation Committee would consider non-equity-based alternatives for compensating participants while maintaining, to the greatest extent possible, the objectives of the Company’s compensation programs.
The following table shows the numbers of shares of our stock that have been granted or are available for grants under the Stock Incentive Plan:

Shares granted and vested under the Stock Incentive Plan	411,007
Shares subject to awards under the Stock Incentive Plan, but not yet vested	336,433
Shares remaining available for awards under the Stock Incentive Plan before this amendment	134,480
Maximum shares available for grant prior to this amendment	881,920
Increase in shares available for grant as a result of this amendment	400,000
Maximum shares under the Stock Incentive Plan after this amendment	1,281,920
The shares remaining available for awards under the Stock Incentive Plan, and any shares subject to awards already granted but not yet vested and which expire without vesting, or any other awards that expire or are canceled without issuance of shares, shall be added back to the maximum number of shares eligible for awards under the Stock Incentive Plan and may be the subject of awards thereafter without further amendment of the Stock Incentive Plan or approval of our shareholders. Those awards shall not be considered increases to the maximum number of shares issuable under the Stock Incentive Plan, but any such awards shall be subject to the other provisions of the Stock Incentive Plan. Shares of stock issued pursuant to the Stock Incentive Plan may be either then authorized but unissued shares or shares held in treasury.

The maximum number of shares that can be issued under the Stock Incentive Plan may be adjusted pursuant to Article 3 of the Stock Incentive Plan, without further shareholder approval, in certain specified events, including any change in the number of shares of Company Common Stock outstanding by reason of a stock dividend, recapitalization, stock split, or combination or exchange of shares, or a merger, reorganization or consolidation in which the Company is the surviving corporation, or a reclassification or by reason of any other extraordinary or unusual events affecting the outstanding shares of Company Common Stock as a class without the Company’s receipt of consideration.
If the shareholders approve the amendment to the Stock Incentive Plan, the Stock Incentive Plan will be amended and restated in the form attached as Annex A.
Best Practice Features of the Stock Incentive Plan
The Stock Incentive Plan includes a number of features that we consider to be consistent with best practices, including, among others:
•Independent Oversight. The Stock Incentive Plan is administered by the Compensation Committee of the Board of Directors, comprised of independent members of our Board of Directors.
•Limitations on Individual Compensation. The Stock Incentive Plan limits the number of shares that may be subject to awards issued to any one individual during any calendar year to a maximum of 50,000.
•No Evergreen Provision. As amended, the number of authorized shares authorized for issuance under the Stock Incentive Plan will be fixed at 1,281,920. The Stock Incentive Plan does not include an “evergreen” feature that would cause the number of authorized shares to automatically increase in future years.
•Conservative Share Reuse Provision. Shares subject to an award under the Stock Incentive Plan will not be available for reissuance if such shares are tendered in payment of the exercise price of a stock option, delivered or withheld to satisfy any tax withholding obligation, added back after having been repurchased by the Company using stock option exercise proceeds, or not issued upon the settlement of a stock-settled Stock Appreciation Right (“SAR” or “SARs”) or other awards.
•Minimum Vesting Periods. The Stock Incentive Plan requires that, except in limited circumstances, any full value awards granted to employees (awards other than options or SARs that are valued on the basis of Company Common Stock) that vest solely based on continued service must have a vesting period of at least three years. Full value stock awards that vest based on the achievement of performance measures or other performance objectives must include a performance measurement period of at least one year.
•Clawback Policy. The award agreements entered into by participants as a condition of equity awards granted under the Stock Incentive Plan provide that all awards under the Stock Incentive Plan are subject to the applicable law respecting recapture of compensation and/or the Company’s clawback policy in effect from time to time. See "Compensation Discussion and Analysis - Clawback and Forfeiture Provisions."
•Forfeiture Provisions. If a participant has been engaged in fraud, embezzlement, theft, commission of a felony, or dishonesty in the course of the grantee’s employment by or service with the Company or any subsidiary, or that the grantee has disclosed trade secrets of the Company or its affiliates, or that the grantee has intentionally failed to perform the individual’s stated duties, and that such actions have damaged the Company or any subsidiary in any significant manner, in the discretion of the Compensation Committee, then the grantee shall forfeit all rights under and to all unexercised grants, and under and to all grants to the grantee with respect to which the Company has not yet delivered payment or certificates for shares of Company Common Stock (as the case may be), all of which grants and rights shall be automatically canceled.
•Multiple Award Types. The Stock Incentive Plan permits the issuance of stock options, restricted stock units, restricted stock and other types of equity grants, subject to the share limits of the Stock Incentive Plan. This breadth of award types enables the Compensation Committee to tailor awards in light of market conditions and the accounting, tax and other standards applicable at the time of grant, which tend to change over time.
•Repricing Prohibited. Repricing of stock options is prohibited without prior shareholder approval.
•Discount Stock Options and SARs Prohibited and Term Limited. All stock options and SARs must have an exercise price equal to or greater than the fair market value of our Common Stock on the date the stock option or SAR is granted and a term of no more than 10 years.
Rationale for the Amendment to the Stock Incentive Plan
The principle purposes of the Stock Incentive Plan are to: (a) further align the interests of the Company’s shareholders with those of participants in the Stock Incentive Plan, (b) enhance the Company’s ability to attract, retain and motivate persons who may be expected to make important contributions to the Company, (c) promote the alignment of pay with performance through the granting of stock-based incentives, and (d) facilitate an ownership culture in which participants in the Stock Incentive Plan have the opportunity to participate in the value created by the Company. The Board of Directors believes that stock-based incentives are a key component to compensation arrangements for our executive officers, non-employee directors and other key employees and that the Stock Incentive Plan is critical to our ongoing effort to build shareholder value. Equity incentive awards are an important component of our executive and non-executive employees’ compensation. The Board of Directors and the Compensation Committee believe that we must continue to offer a competitive equity compensation program in order to attract, retain and motivate the talented and qualified employees necessary for our continued growth and success.
We manage our long-term shareholder dilution by limiting the number of equity incentive awards granted annually. The Compensation Committee carefully monitors our annual net burn rate, total dilution and equity expense in order to maximize shareholder value by granting only the number of equity incentive awards that it believes are necessary and appropriate to attract, reward and retain our employees. Our compensation philosophy reflects broad-based eligibility for equity incentive awards for high performing employees. By doing so, we link the interests of those employees with those of our shareholders and motivate our employees to act as owners of the business.
The Compensation Committee determined the increase in the number of shares of Company Common Stock reserved for issuance under the Stock Incentive Plan based on projected equity awards to anticipated new hires, projected annual equity awards to existing employees and an assessment of the magnitude of increase that our institutional investors and the firms that advise them would likely find acceptable. We anticipate that if our request of the share reserve in the Stock Incentive Plan is approved by our shareholders, it will be sufficient to provide equity incentives to attract, retain, and motivate employees for the next four years.
Summary of the Stock Incentive Plan
The following is a summary of the key provisions of the Stock Incentive Plan. This summary is qualified in its entirety by reference to the full text of the Stock Incentive Plan, which is attached as Annex A.
Administration. The Stock Incentive Plan is administered and interpreted by the Compensation Committee. The Compensation Committee has the sole authority to (i) determine the individuals to whom grants shall be made under the Stock Incentive Plan, (ii) determine the type, size and terms of the grants to be made to each such individual, (iii) determine the time when the grants will be made and the duration of any applicable exercise or restriction period, including the criteria for vesting and the acceleration of vesting, (iv) accelerate the vesting of any grants and reduce or waive any restrictions on the exercise or vesting of any grants, and (v) deal with any other matters arising under the Stock Incentive Plan. Because all awards under the Stock Incentive Plan are discretionary, it is not possible to predict the awards that will occur if the amendment to the Stock Incentive Plan is approved. Neither the Board of Directors nor the Compensation Committee has made any decisions regarding future awards under the Stock Incentive Plan.
Grants. Incentives under the Stock Incentive Plan consist of grants of incentive stock options, nonqualified stock options, stock appreciation rights, restricted stock, deferred stock units and performance shares. All grants are subject to the terms and conditions set forth in the Stock Incentive Plan and to those other terms and conditions consistent with the Stock Incentive Plan as the Compensation Committee deems appropriate.
Eligibility for Participation. All employees of the Company and its present or future subsidiaries, including employees who are officers or members of the Board, are eligible to participate in the Stock Incentive Plan. In addition, members of the Board of Directors of the Company or members of the Board of Directors of any subsidiary of the Company, who are not employees of the Company or any of its subsidiaries are also eligible to participate in the Stock Incentive Plan and may receive grants in the discretion of the Compensation Committee; provided, however, that only employees are eligible to receive Incentive Stock Options. The Compensation Committee selects the individuals to receive grants and determines the number of shares of Company Common Stock subject to a particular grant in such manner as the Compensation Committee determines. As of March 4, 2022, there were 401 employees and 10 directors eligible to participate in the Stock Incentive Plan.
Stock Options. The Compensation Committee may grant options intended to qualify as “incentive stock options” (“Incentive Stock Options”) within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), or options which are not intended to so qualify (“Nonqualified Stock Options”), or any combination of Incentive Stock Options and Nonqualified Stock Options (referred to in this summary collectively as the “Stock Options”), all in accordance with the terms and conditions of the Stock Incentive Plan.
•The purchase price of common stock subject to a Stock Option shall be determined by the Compensation Committee and shall not be less than 100% of the fair market value of a share of common stock on the date such Stock Option is granted.
•The Compensation Committee shall determine the term of each Stock Option; provided, however, that the term of a Stock Option shall not exceed ten years from the date of grant.
•The vesting period for Stock Options shall commence on the date of grant and shall end on the date or dates, determined by the Compensation Committee, as specified in the grant instrument.

•Without prior approval of the shareholders, the Company may not cancel a previously granted Stock Option in exchange for cash or a replacement grant with a lower (or no) exercise price; provide for any automatic grant of a new Stock Option upon a grantee’s exercise of any Stock Option; or amend a Stock Option to lower the exercise price (except in connection with anti-dilution adjustments) or take any other action that could constitute a repricing.
Stock Appreciation Rights. The Compensation Committee may grant SARs to any grantee (i) independently, or (ii) in tandem with any Stock Option for all or a portion of the applicable Stock Option. Tandem SARs may be granted either at the time the Stock Option is granted or at any time thereafter while the Stock Option remains outstanding; provided, however, that in the case of an Incentive Stock Option, such tandem rights may be granted only at the time of the grant of such Incentive Stock Option. Unless the Compensation Committee determines otherwise, the base price of each SAR shall be equal to the greater of (i) the exercise price of the related Stock Option, if any, or (iii) the fair market value of a share of common stock as of the date of grant of such SAR.
•No SAR shall be exercisable more than 10 years after the date of its grant.
•A SAR not granted in tandem with a Stock Option will become exercisable at such time or times, and on such terms and conditions, as the Compensation Committee shall specify in the grant instrument. A SAR granted in tandem with a Stock Option will be exercisable only at such time or times, and to the extent, that the related Stock Option is exercisable and will be exercisable only in accordance with the exercise procedure for the related Stock Option. Upon the exercise of a Stock Option, the SARs relating to the common stock covered by the related Stock Option shall terminate. Upon the exercise of SARs, the related Stock Option shall terminate to the extent of an equal number of shares of Company Common Stock.
•Upon a grantee’s exercise of some or all of the grantee’s SARs, the grantee shall receive in settlement of such SARs an amount equal to the value of the stock appreciation for the number of SARs exercised, payable in cash, common stock or a combination thereof. The stock appreciation for a SAR is the difference between the base price of the SAR and the fair market value of the underlying common stock on the date of exercise of such SAR.
Restricted Stock. The Compensation Committee may issue or transfer shares of Company Common Stock to an eligible participant under a grant of restricted stock (“Restricted Stock”), upon such terms as the Compensation Committee deems appropriate. The following provisions are applicable to grants of Restricted Stock:
•Restricted Stock may be issued for cash consideration or for no cash consideration, at the sole discretion of the Compensation Committee. The Compensation Committee shall establish conditions under which restrictions, if any, on the transfer of shares of Restricted Stock shall lapse over a period of time or according to such other criteria as the Compensation Committee deems appropriate. The period of time during which the Restricted Stock will remain subject to restrictions will be designated in the grant instrument as the “Restriction Period.”
•If the grantee ceases to be employed by the Company or, in the case of a non-employee director, to serve or be engaged as such, during a period designated in the grant instrument as the Restriction Period, or if other specified conditions are not met, the grant of Restricted Stock shall terminate as to all shares covered by the grant as to which restrictions on transfer have not lapsed and those shares of Restricted Stock must be immediately returned to the Company. The Compensation Committee may, however, in its sole discretion, provide for complete or partial exceptions to this requirement as it deems appropriate, including, without limitation, upon death, disability or retirement.
Deferred Stock Units. The Compensation Committee may grant to a participant the right to receive shares of Company Common Stock to be delivered in the future, or a cash payment equal to the fair market value of one or more shares of Company Common Stock as of a date in the future (a “Deferred Stock Unit”). Delivery of the common stock, or payment of the applicable cash amount, pursuant to a Deferred Stock Unit will take place at such time or times, and on such terms and conditions, as the Compensation Committee may determine.
Performance Shares. The Compensation Committee may grant Performance Shares to such participants as it may select in its sole discretion, on such terms and conditions as the Compensation Committee shall determine. Performance Shares represent the right to receive a share of Company Common Stock, or payment of the fair market value of a share of Company Common Stock, at the discretion of the Compensation Committee, upon the attainment of specified performance goals.
The Compensation Committee shall set performance goals which, depending on the extent to which they are met during a Performance Period, will determine the number of Performance Shares that will be delivered to the recipient at the end of the Performance Period. The performance goals shall be set at threshold, target and maximum performance levels, with the number of Performance Shares to be delivered tied to the degree of attainment of the various performance levels under the various performance goals during the Performance Period. No payment shall be made with respect to a Performance Share if the threshold performance level is not attained.

“Performance Period” means that period established by the Compensation Committee during which the attainment of performance goals specified by the Company with respect to a grant of Performance Shares is to be measured. A Performance Period may be a 12-month period or a longer period.
“Performance Measures” means one or more of the following criteria, on which performance goals may be based, each a “Performance Measure”: (a) return on equity, (b) return on assets, (c) revenues, (d) net income, (e) earnings per share, (f) net operating profit, (g) non-interest income growth, (h) economic profit, (i) loan growth, (j) deposit growth, (k) shareholder value added or economic value added, (l) stock price or total shareholder return, (m) return on investment, (n) non-interest income to total revenue ratio, (o) net interest margin, (p) net charge-off ratio, (q) reserve coverage of non-performing loans, (r) market share, (s) productivity ratios, (t) regulatory compliance, (u) satisfactory internal or external audits, (v) capital and expense management, (w) achievement of risk management objectives, (x) efficiency ratio, (y) the ratio of non-performing assets to total assets, and (z) the ratio of non-performing loans to total loans. Performance Measures may be applied on a pre-tax or post-tax basis, and be based upon the performance of the Company, of any subsidiary, or a division or unit thereof, or of an individual grantee or groups of grantees. Performance Measures may be applied on an absolute basis or in relation to a peer comparison group or index.
The Compensation Committee has the discretion and authority to make adjustments to any grant of Performance Shares in circumstances where, during the Performance Period: (a) a grantee leaves the Company or any subsidiary and is subsequently rehired; (b) a grantee transfers between positions with different performance goals; (c) a grantee transfers to a position not eligible to participate in the grant; (d) a grantee becomes eligible, or ceases to be eligible, for another incentive offered by the Company or any subsidiary; (e) a grantee is on a leave of absence; and (f) similar circumstances deemed appropriate by the Compensation Committee, consistent with the purpose and terms of the Stock Incentive Plan.
Minimum Vesting Requirements. Except in the case of substitute awards or awards granted as an inducement to join the Company as a new employee to replace forfeited awards from a former employer, any “full-value” award (generally defined as an award, other than a Stock Option or SAR, that is valued on the basis of Company Common Stock) granted under the Stock Incentive Plan to an employee will either be (i) subject to a minimum vesting period of three years (which may include graduated vesting within such three-year period), or one year if the vesting is based on performance criteria other than continued service, or (ii) granted solely in exchange for foregoing cash compensation. The Compensation Committee, however, may permit acceleration of vesting of such awards in the event of the grantee’s death, disability or retirement, or upon a Change of Control or Ownership.
Transferability of Grants. During a grantee’s lifetime, only the grantee may exercise rights under a grant and grants may not be transferred, assigned, pledged or hypothecated in any manner, by operation of law or otherwise, except by will or by the laws of descent and distribution or, with respect to grants other than Incentive Stock Options, if permitted in any specific case by the Compensation Committee, in its sole discretion.
When a grantee dies, the representative or other person entitled to succeed to the rights of the grantee may exercise such rights. A successor grantee must furnish proof satisfactory to the Company of his or her right to receive the grant under the grantee’s will or under the applicable laws of descent and distribution.
Change of Control of the Company. In the event of a Change of Control or Ownership of the Company, all outstanding Stock Options and SARs become immediately exercisable, all restrictions on outstanding Restricted Stock will automatically and immediately lapse, and the time for delivery of the common stock or payment of the applicable cash amount under any outstanding Deferred Stock Unit will automatically accelerate. A “Change of Control or Ownership” shall be deemed to have occurred if:
•Any one person, or more than one person acting as a group, acquires ownership of common stock that, taken together with stock held by such person or group, constitutes more than 50% of the total voting power or total fair market value of common stock then outstanding.
•Any one person, or more than one person acting as a group, acquires (or has acquired during the twelve-month period ending on the most recent acquisition by such person or group) ownership of common stock possessing 30% or more of the total voting power of common stock, or a majority of the Company’s Board of Directors is replaced during any twelve-month period by directors whose appointment or election is not endorsed by a majority of the Board of Directors prior to the date of election.
•Any one person, or more than one person acting as a group, acquires (or has acquired during the twelve-month period ending on the date of the most recent acquisition by such person or group) assets from the Company that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all assets of the Company immediately prior to such acquisition or acquisitions.
Death, Disability and Retirement. In the event of the death, disability or retirement of a grantee, all outstanding Stock Options and, generally, all outstanding SARs become immediately exercisable.

Amendment and Termination of the Stock Incentive Plan. The Board of Directors may amend, suspend or terminate the Stock Incentive Plan at any time, in its discretion, subject to any required shareholder approval or any shareholder approval which the Board of Directors deems advisable for any reason.
Withholding of Taxes. The Company has the right to deduct from all grants paid in cash, or from other wages paid to an employee of the Company, any federal, state or local taxes required by law to be withheld with respect to such cash awards and, in the case of grants paid in Company Common Stock, the grantee or other person receiving such shares shall be required to pay to the Company the amount of any such taxes which the Company is required to withhold with respect to such grants or the Company shall have the right to deduct from other wages paid to the employee by the Company the amount of any withholding due with respect to such grants. The Compensation Committee is authorized to adopt rules, regulations or procedures related to tax withholding, including provision for the satisfaction of a tax withholding obligation, by the retention of shares of Company Common Stock to which the grantee would otherwise be entitled pursuant to a grant or by the grantee’s delivery of previously owned shares of Company Common Stock or other property.
Employee Retirement Income Security Act of 1974 (ERISA). The Stock Incentive Plan is not a qualified deferred compensation Plan under Section 401(a) of the Code. The Company believes that the Stock Incentive Plan is not subject to any of the provisions of ERISA.
Forfeiture. If the Compensation Committee finds, after consideration of the facts presented on behalf of the Company and the involved grantee, that the grantee has been engaged in fraud, embezzlement, theft, commission of a felony, or dishonesty in the course of the grantee’s employment by or service with the Company or any subsidiary, or that the grantee has disclosed trade secrets of the Company or its affiliates, or that the grantee has intentionally failed to perform the individual’s stated duties, and that such actions have damaged the Company or any subsidiary in any significant manner, in the discretion of the Compensation Committee, then the grantee shall forfeit all rights under and to all unexercised grants, and under and to all grants to the grantee with respect to which the Company has not yet delivered payment or certificates for shares of Company Common Stock (as the case may be), all of which grants and rights shall be automatically canceled. Such forfeiture shall not apply to any Incentive Stock Option to the extent the forfeiture would result in disqualification of the stock option as an incentive stock option under Sections 421 and 422 of the Code.
The decision of the Compensation Committee as to the cause of the grantee’s discharge from employment with the Company and any subsidiary shall be final for purposes of the Stock Incentive Plan, but shall not affect the finality of the grantee’s discharge by the Company of subsidiary for any other purposes.
Tax Aspects Under the Code
The following is a summary of the principal federal income tax consequences of certain transactions under the Stock Incentive Plan. It does not describe all federal tax consequences under the Stock Incentive Plan, nor does it describe state or local tax consequences.
Incentive Options. No taxable income is generally realized by the optionee upon the grant or exercise of an incentive option. If shares of Company Common Stock issued to an optionee pursuant to the exercise of an incentive option are sold or transferred after two years from the date of grant and after one year from the date of exercise, then (i) upon sale of such shares, any amount realized in excess of the option exercise price (the amount paid for the shares) will be taxed to the optionee as a long-term capital gain, and any loss sustained will be a long-term capital loss, and (ii) the Company will not be entitled to any deduction for federal income tax purposes. The exercise of an incentive option will give rise to an item of tax preference that may result in alternative minimum tax liability for the optionee.
If shares of Company Common Stock acquired upon the exercise of an incentive option are disposed of prior to the expiration of the two-year and one-year holding periods described above (a “disqualifying disposition”), generally (i) the optionee will realize ordinary income in the year of disposition in an amount equal to the excess (if any) of the fair market value of the shares of Company Common Stock at exercise (or, if less, the amount realized on a sale of such shares of Company Common Stock) over the option price thereof, and (ii) we will be entitled to deduct such amount. Special rules will apply where all or a portion of the exercise price of the incentive option is paid by tendering shares of Company Common Stock.
If an incentive option is exercised at a time when it no longer qualifies for the tax treatment described above, the option is treated as a non-qualified option. Generally, an incentive option will not be eligible for the tax treatment described above if it is exercised more than three months following termination of employment (or one year in the case of termination of employment by reason of disability). In the case of termination of employment by reason of death, the three-month rule does not apply.
Non-Qualified Options. No income is realized by the optionee at the time a non-qualified option is granted. Generally (i) at exercise, ordinary income is realized by the optionee in an amount equal to the difference between the option exercise price and the fair market value of the shares of Company Common Stock on the date of exercise, and we receive a tax deduction for the same amount, and (ii) at disposition, appreciation or depreciation after the date of exercise is treated as either short-term or long-term capital gain or loss depending on how long the shares of Company Common Stock have been held. Special rules will apply where all or a portion of the exercise price of the non-qualified option is paid by tendering shares of Company Common Stock. Upon exercise, the optionee will also be subject to Social Security taxes on the excess of the fair market value over the exercise price of the option.
Other Awards. The Company generally will be entitled to a tax deduction in connection with other awards under the Stock Incentive Plan in an amount equal to the ordinary income realized by the participant at the time the participant recognizes such income. Participants typically are subject to income tax and recognize such tax at the time that an award is exercised, vests or becomes nonforfeitable, unless the award provides for a further deferral.
Parachute Payments. The vesting of any portion of an award that is accelerated due to the occurrence of a change in control (such as a sale event) may cause a portion of the payments with respect to such accelerated awards to be treated as “parachute payments” as defined in the Code. Any such parachute payments may be non-deductible to the Company, in whole or in part, and may subject the recipient to a non-deductible 20% federal excise tax on all or a portion of such payment (in addition to other taxes ordinarily payable).
Limitation on Deductions. Under Section 162(m) of the Code, the Company’s deduction for awards under the Stock Incentive Plan may be limited to the extent that any “covered employee” (as defined in Section 162(m) of the Code) receives compensation in excess of $1 million a year.
Vote Required. The affirmative vote of a majority of the votes cast at the Annual Meeting is necessary to approve the amendment to the Stock Incentive Plan. Abstentions and broker non-votes, if any, will have no effect on whether or not this proposal is approved.
New Plan Benefits
Because the grant of awards under the Stock Incentive Plan is dependent upon the terms of our annual director and executive compensation plans and is subject to the discretion of the Compensation Committee, the Company cannot determine the dollar value or number of shares of Company Common Stock that will in the future be received by or allocated to any participant in the Stock Incentive Plan. In lieu of a New Plan Benefits Table, the following table sets forth the equity awards granted under the Stock Incentive Plan during 2021 to (i) each of our Named Executive Officers, (ii) all executive officers as a group, (iii) all current directors who are not executive officers as a group and (iv) all employees, including all current officer who are not executive officers, as a group:

Name	Stock Awards: Number of Shares of Stock or Units (#) (1)	Grant Date Fair Value of Stock Awards ($) (2)
Thomas R. Quinn, Jr.	8,712	159,604
Thomas R. Brugger (3)	5,293	96,968
Neelesh Kalani (4)	5,680	123,498
Adam L. Metz	4,494	82,330
Robert G. Coradi	4,153	76,083
Christopher D. Holt	5,293	96,968
All current executive officers as a group (13 persons)	60,934	1,135,751
All current non-executive directors as a group	25,324	520,006
All employees, including all non-executive officers, as a group	51,089	1,026,602

(1)	The restricted stock awarded on January 27, 2021 vests on February 15, 2024. For Messrs. Quinn, Metz, Coradi and Holt, the stock awards were split 50-50 between shares of restricted stock and restricted stock units to be issued and vested in three years from the award.
(2)	The fair value of the award is the fair value of the Company Common Stock on the date of grant ($18.32) multiplied by the number of shares granted.
(3)	Mr. Brugger's unvested stock awards were forfeited upon his retirement on April 27, 2021.
(4)	Mr. Kalani received restricted stock awards on January 27, 2021 of 1,680 shares, with a fair value of the Company Common Stock on the grant date of $18.32, under the annual incentive compensation plan. On July 26, 2021, Mr. Kalani was awarded an additional 4,000 shares, upon his promotion to Executive Vice President and Chief Financial Officer, with a fair value of the Company Common Stock on the grant date of $23.18.

Equity Compensation Plan Information
The following table provides information as of December 31, 2021 regarding shares of Company Common Stock that may be issued under the 2011 Stock Incentive Plan.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plan approved by security holders	—	n/a	248,770
Total	—	n/a	248,770
The Board of Directors recommends that you vote FOR approval of the amendment to the
2011 Orrstown Financial Services, Inc. Stock Incentive Plan.

PROPOSAL 3 - ADVISORY VOTE REGARDING THE COMPENSATION PAID TO
NAMED EXECUTIVE OFFICERS (“SAY-ON-PAY”)

A Non-Binding Advisory Vote to Approve the Compensation Paid to Our Named Executive Officers
The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, requires us to hold a shareholder vote to approve, on a non-binding advisory basis, the compensation paid to our Named Executive Officers as disclosed in this proxy statement in accordance with the SEC’s rules and regulations. This vote is commonly referred to as the "Say-On-Pay" vote. As required by the Dodd-Frank Act, the vote sought by this proposal is advisory and is non-binding on the Board of Directors. The Company’s shareholders voted at the 2017 Annual Meeting of Shareholders to hold this vote on executive compensation annually. While the vote is non-binding, the Compensation Committee of the Board of Directors values the opinions expressed by our shareholders and will carefully consider the outcome of the vote in connection with future compensation decisions for our Named Executive Officers.
The Compensation Committee of the Board of Directors believes that our executive compensation program achieves our intended objective to provide fair, reasonable and appropriate levels of compensation and benefits in order to recruit, motivate, reward and retain qualified executive officers and generate long term value for the Company’s shareholders. Accordingly, we ask our shareholders to vote FOR approval of the non-binding advisory vote regarding the compensation paid to our Named Executive Officers as disclosed in this proxy statement, including the Compensation Discussion and Analysis, the compensation tables and narrative accompanying the tables.
The Board of Directors believes the following key aspects of our executive compensation program support our recommendation to vote FOR approval of the non-binding advisory vote regarding the compensation paid to our NEOs:
•Fair, Reasonable and Appropriate Levels of Compensation. A study conducted by the Compensation Committee found that overall cash compensation levels for our Named Executive Officers were in line with the competitive market median and long-term incentive awards were within a competitive range of the market. Furthermore, the Company provides limited benefits and perquisites to its executives.
•Pay and Performance Alignment. The Compensation Committee believes that increases in salaries, incentive bonus payouts, restricted stock awards and restricted stock unit awards, when made, are consistent with our performance in relation to our operating plan and the performance of our peers.
•Risk Mitigation. We strive to have a risk appropriate compensation program. We believe that our mix of pay, which is balanced, and our incentive arrangements, which are not highly leveraged, promote a risk-appropriate environment for compensating our executives.
•Long-Term Incentive Strategy. The strategy of granting equity awards is to balance a mix of restricted stock and/or restricted stock units, both of which will have multi-year vesting criteria. This reflects the Compensation Committee’s desire to increase the emphasis of our executive compensation program on achieving long-term performance, as well as to bolster the retentive effects of our stock-based compensation awards.
Additional details on our executive compensation programs and practices and the rationale for decisions made are set forth in the Compensation Discussion & Analysis section of this proxy statement, including the Summary Compensation Table and supporting tabular and narrative disclosures.
The affirmative vote of a majority of the votes cast at the Annual Meeting is necessary for the approval of the non-binding advisory vote regarding the compensation paid to our Named Executive Officers as described in this proxy statement. Abstentions and broker non-votes, if any, will have no effect on whether or not this proposal is approved.
The Board of Directors recommends that you vote FOR approval of the non-binding advisory vote regarding the compensation paid to our Named Executive Officers as disclosed in this proxy statement.

PROPOSAL 4 – RATIFICATION OF THE AUDIT COMMITTEE’S SELECTION OF CROWE LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2022
Under the Audit Committee’s Charter, the Audit Committee is responsible for selecting the Company’s independent registered public accounting firm. The Audit Committee evaluates and monitors the auditors’ qualifications, performance and independence. You can learn more about the Audit Committee’s responsibilities with respect to the independent registered public accounting firm in the Audit Committee’s charter, which is posted in the investor relations section of our website at www.orrstown.com.
On February 17, 2022, the Board of Directors voted unanimously to recommend that shareholders vote to ratify the Audit Committee’s selection of Crowe LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2022.
The Audit Committee and the Board of Directors have adopted a policy that, if a majority of the votes cast at the Annual Meeting is against ratification, the Audit Committee will reconsider its selection of Crowe LLP. The Audit Committee, however, will be under no obligation to select a new independent registered public accounting firm. If the Audit Committee does select a new independent registered public accounting firm for 2022, the Company will not seek shareholder ratification of the Audit Committee’s new selection.
The affirmative vote of a majority of the votes cast at the Annual Meeting is necessary to ratify the Audit Committee’s selection of Crowe LLP, as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2022. Abstentions and broker non-votes, if any, will have no effect on whether or not this proposal is approved.
The Board of Directors recommends a vote FOR the ratification of the Audit Committee’s selection of Crowe LLP, as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2022.

Relationship with Independent Registered Public Accounting Firm
Representatives of Crowe LLP, the Company’s independent registered public accounting firm for 2021, are expected to be present at the Annual Meeting. They will have the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate shareholder questions.
Audit Fees and Non-Audit Fees
Aggregate fees billed for professional services rendered for the Company and its subsidiaries by Crowe LLP for the fiscal years ended December 31, 2021 and 2020 are set forth below:

	2021	2020
Audit fees	$354,995	$337,103
Audit-Related fees	—	—
Tax fees	49,503	38,700
All other fees	—	—
TOTAL	$404,498	$375,803
Audit fees were for professional services rendered for the audits of the consolidated financial statements of the Company, quarterly review of the financial statements included in the Company’s Quarterly Reports on Form 10-Q, consents, audit services associated with acquisitions and other assistance required to complete the year-end audit of the consolidated financial statements, assessment of the Company’s internal controls and in the review of the Company’s Annual Report on Form 10-K.
Tax fees for 2021 and 2020 were in connection with the preparation and amendments to the Company’s tax returns for 2020 and 2021, and responding to certain taxing authority inquiries and tax consulting.
There were no other fees billed by the Company’s independent registered public accounting firm for 2021 and 2020.
The Audit Committee pre-approves all audit and non-audit services provided by the independent registered public accounting firm prior to each specific engagement. The Audit Committee does not delegate pre-approval authority to any one or more of its members and in no case is pre-approval waived under the de minimus exception set forth in applicable SEC rules and regulations. In 2021, all audit and non-audit services provided by Crowe LLP were pre-approved by the Audit Committee.

Involvement in Certain Legal Proceedings
On September 27, 2016, the Company entered into a settlement agreement with the SEC resolving an investigation by the SEC of accounting and related matters at the Company for the periods ended June 30, 2010 to December 31, 2011. As part of the settlement of the SEC’s administrative proceedings, and pursuant to the cease-and-desist order, without admitting or denying the SEC’s findings, the Company agreed to pay a civil money penalty of $1 million. In the settlement agreement with the SEC, the Company also agreed to cease and desist from committing or causing any violations and any future violations of Securities Act Sections 17(a)(2) and 17(a)(3) and Exchange Act Sections 13(a), 13(b)(2)(A) and 13(b)(2)(B), and Rules 12b-20, 13a-1 and 13a-13 promulgated thereunder. As part of the settlement of the SEC’s administrative proceedings, and pursuant to the cease-and-desist order, without admitting or denying the SEC’s findings, Thomas R. Quinn, Jr., President and Chief Executive Officer of the Company, agreed to pay a civil money penalty to the SEC in the amount of $100,000, and to cease and desist from committing and/or causing the violations charged, as well as any future violations of these provisions.

ANNUAL REPORT ON FORM 10-K
A copy of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021, as filed with the SEC, is being mailed with this proxy statement to all shareholders of the Company. In addition, the Annual Report on Form 10-K may be obtained without charge by written request to Neelesh Kalani, Executive Vice President and Chief Financial Officer, Orrstown Financial Services, Inc., 4750 Lindle Road, Harrisburg, PA 17111. The Annual Report on Form 10-K also is available at www.orrstown.com in the investor relations section.

Annex A
2011 ORRSTOWN FINANCIAL SERVICES, INC.
STOCK INCENTIVE PLAN

(as amended and restated effective April __, 2022)

The purpose of the 2011 Orrstown Financial Services, Inc. Stock Incentive Plan (the “Plan”) is to provide (i) designated officers (including officers who are also directors) and other designated employees of Orrstown Financial Services, Inc., a Pennsylvania corporation (the “Company”), and its subsidiaries, and (ii) non-employee members of the board of directors of the Company and its subsidiaries, with additional incentive to further the success of the Company by (a) further aligning the interests of the participants with those of the Company’s shareholders; (b) enhancing the ability of the Company to attract, retain and motivate persons who may be expected to make important contributions to the Company; (c) promoting the alignment of pay with performance through the granting of stock based incentives; and (d) facilitating an ownership culture in which participants have the opportunity to participate in the value created by the Company.
Article 1.    Administration
1.1    The Committee. The Plan shall be administered and interpreted by a committee (the "Committee"), which shall consist of (i) either the board of directors of the Company (the “Board”) or (ii) two or more directors appointed by the Board, all of whom (unless the Board determines otherwise) shall be "non-employee directors" of the Board as defined under Rule 16b-3 under the Securities Exchange Act of 1934 (the "Exchange Act") and "outside directors" as defined under section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code") and related Treasury regulations. The Board, in its discretion, may appoint separate committees to administer the Plan with respect to a designated portion of participants (e.g., participants subject to Section 16 of the Exchange Act or Section 162(m) of the Code). If the Board does not appoint a committee to administer all or any portion of the Plan, then the Board shall be the Committee.
1.2    Determinations with respect to Grants. The Committee shall have the sole authority to (i) determine the individuals to whom Grants (as defined in Section 2.1) shall be made under the Plan, (ii) determine the type, size and terms of the Grants to be made to each such individual, (iii) determine the time when the Grants will be made and the duration of any applicable exercise or restriction period, including the criteria for vesting and the acceleration of vesting, (iv) accelerate the vesting of any Grants and reduce or waive any restrictions on the exercise or vesting of any Grants, and (v) deal with any other matters arising under the Plan. The Committee may, if it so desires, base any of the foregoing determinations upon the recommendations of management of the Company.
1.3    Action by the Committee. A majority of the Committee shall constitute a quorum thereof, and the actions of a majority of the Committee at a meeting at which a quorum is present, or actions unanimously approved in writing by all members of the Committee, shall be actions of the Committee.
1.4    Delegation. The Committee may appoint one of its members to be chairman and any person, whether or not a member of the Committee, to be its secretary or agent. Furthermore, the Committee may delegate any ministerial duties in connection with the Plan to one or more officers of the Company.
1.5    Interpretation of Plan. The Committee shall have full power and authority to administer and interpret the Plan, to make factual determinations and to adopt or amend such rules, regulations, agreements and instruments for implementing the Plan and for the conduct of its business as it deems necessary or advisable, to waive requirements relating to formalities or other matters that do not modify the substance of rights of Grantees (as defined in Section 4.2) or constitute a material amendment of the Plan, to correct any defect or supply any omission of the Plan or any Grant Instrument (as defined in Section 2.2) and to reconcile any inconsistencies in the Plan or any Grant Instrument. The Committee's

interpretations of the Plan and all determinations made or actions taken by the Committee pursuant to the powers vested in it hereunder shall be conclusive and binding on all persons having any interests in the Plan or in any awards granted hereunder. All powers of the Committee shall be exercised in its sole discretion, in the best interest of the Company and in keeping with the objectives of the Plan and need not be uniform as to similarly situated individuals.
1.6    No Liability. No member of the Committee shall be liable for any act or omission (whether or not negligent) taken or omitted in good faith, or for the good faith exercise of any authority or discretion granted in the Plan to the Committee, or for any act or omission of any other member of the Committee.
1.7    Costs. All costs incurred in connection with the administration and operation of the Plan shall be paid by the Company. Except for the express obligations of the Company under the Plan and under Grants (as defined in Section 2.1) in accordance with the provisions of the Plan, the Company shall have no liability with respect to any Grant, or to any Grantee or any transferee of shares of Company Stock (as defined in Section 3.1) from any Grantee, including, but not limited to, any tax liability, capital losses, or other costs or losses incurred by any Grantee, or any such transferee.
Article 2.    Grants
2.1    Type of Grants. Incentives under the Plan shall consist of grants of incentive stock options, nonqualified stock options, stock appreciation rights, restricted stock, deferred stock units and performance shares (hereinafter collectively referred to as "Grants").
2.2    Grant Instruments. All Grants shall be subject to the terms and conditions set forth herein and to those other terms and conditions consistent with the Plan as the Committee deems appropriate. Each Grant shall be evidenced by a written instrument (the “Grant Instrument”) specifying the number of shares of Company Stock to which it relates and containing such other terms and conditions as the Committee shall approve that are not inconsistent with the Plan. Grants under a particular section of the Plan need not be uniform as among the grantees. The Committee shall have the authority to waive any condition of an outstanding Grant or amend an outstanding Grant, provided that an amendment of an existing Grant may not be made without the consent of the Grantee if such amendment would have an adverse effect on the rights of the Grantee.
Article 3.    Shares Subject to the Plan
3.1    Number of Shares. Set forth below are the numbers of shares of Company Stock in each of the following categories as of the Amendment Date. The maximum number of shares of Company Stock available for issuance under the Plan after the Amendment Date shall be 1,281,920, subject to adjustment pursuant to Section 3.2 of the Plan.

Category	Amount
Shares granted and vested under the Plan	411,007
Shares subject to awards under the Plan, but not yet vested	336,433
Shares remaining available for awards under the Plan before this amendment	134,480
Maximum shares available for grant prior to this amendment	881,920
Increase in shares available for grant as a result of this amendment	400,000
Maximum shares under the Plan after this amendment	1,281,920
Notwithstanding anything in the Plan to the contrary, the maximum aggregate number of shares of Company Stock that shall be subject to Grants made under the Plan to any one individual during any calendar year shall be 50,000. The shares may be authorized but unissued shares of Company Stock or reacquired shares of Company Stock, including shares purchased by the Company on the open market for purposes of the Plan. If and to the extent Grants under the Plan terminate, expire, or are cancelled, forfeited, exchanged or surrendered without Company Stock being delivered pursuant thereto, or if any shares of Restricted Stock (as defined in Section 7.1) are forfeited, the shares subject to such Grants, including forfeited shares, shall again be available for purposes of the Plan.
3.2    Anti-Dilution Adjustments. If there is any change in the number or kind of shares of Company Stock outstanding by reason of a stock dividend, recapitalization, stock split, or combination or exchange of shares, or a merger, reorganization or consolidation in which the Company is the surviving corporation, or a reclassification or by reason of any other extraordinary or unusual events affecting the outstanding Company Stock as a class without the Company's receipt of consideration, or if the value of outstanding shares of Company Stock is substantially reduced due to the Company's payment of an extraordinary dividend or distribution, the kind of shares, the maximum number of shares of Company Stock available for Grants, the maximum number of shares of Company Stock that may be subject to Grants to any one individual under the Plan in any calendar year, the number of shares covered by outstanding Grants, and the price per share or the applicable fair market value of such Grants shall be equitably adjusted by the Committee to reflect any increase or decrease in the number or kind of issued shares of Company Stock to preclude the enlargement or dilution of rights and benefits under such Grants; provided, however, that any fractional shares resulting from such adjustment shall be eliminated by rounding any portion of a share equal to .500 or greater up, and any portion of a share equal to or less than .500 down, in each case to the nearest whole number. For purposes of this Section 3.2, "shares of Company Stock" and "shares" include referenced shares with respect to SARs (as defined in Section 6.1) Deferred Stock Units (as defined in Section 7.2.1) and Performance Shares (as defined in Section 8.10). The adjustments determined by the Committee shall be final, binding and conclusive. Notwithstanding the foregoing, no adjustment shall be authorized or made pursuant to this Section to the extent that such authority or adjustment would cause any incentive stock option to fail to comply with Section 422 of the Code.
Article 4.    Eligibility for Participation
4.1    Eligible Participants.
        4.1.1    All employees of the Company and its present or future subsidiaries ("Employees"), including Employees who are officers or members of the Board, shall be eligible to participate in the Plan.
        4.1.2    Members of the board of directors of the Company or members of the board of directors of any subsidiary of the Company, who are not employees of the Company or any of its subsidiaries ("Non-Employee Directors”) also shall be eligible to participate in the Plan and may receive Grants in the discretion of the Committee; provided, however, that only Employees shall be eligible to receive Incentive Stock Options (as defined in Section 5.1.1).
    4.1.3    For purposes of the Plan the term “subsidiary” shall mean an entity controlled by the Company directly, or indirectly through one or more intermediaries.
4.2    Selection of Grantees. The Committee shall select the individuals to receive Grants and determine the number of shares of Company Stock subject to a particular Grant in such manner as the Committee determines. Any individuals who receive Grants under this Plan shall hereinafter be referred to as "Grantees".
Article 5.    Granting of Options
5.1    Type of Option and Price.

        5.1.1    The Committee may grant options intended to qualify as "incentive stock options" within the meaning of Section 422 of the Code ("Incentive Stock Options") or options which are not intended to so qualify ("Nonqualified Stock Options") or any combination of Incentive Stock Options and Nonqualified Stock Options (hereinafter collectively the "Stock Options"), all in accordance with the terms and conditions set forth herein.
    5.1.2    The purchase price of Company Stock subject to a Stock Option shall be determined by the Committee and shall not be less than 100% of the Fair Market Value (determined in accordance with Section 5.1.3) of a share of such Stock on the date such Stock Option is granted.
    5.1.3    For purposes of the Plan, if the Company Stock is traded in a public market, then the Fair Market Value per share shall be, if the principal trading market for the Company Stock is a national securities exchange or The NASDAQ Stock Market, the last reported sale price thereof on the relevant date or (if there were no trades on that date) the latest preceding date upon which a sale was reported, or, if the Company Stock is not principally traded on an exchange or market which reports last sale price data, then the average of the mean between the last reported "bid" and "ask" prices each day over the five trading days preceding the relevant date, as reported on NASDAQ or, if not so reported, as reported by the applicable customary reporting service or market (including the Over the Counter Bulletin Board or the Pink Sheets). If the Company Stock is not traded in a public market or subject to reported transactions or quotations as set forth above, the Fair Market Value per share shall be as determined by the Committee; provided, however, that no determination of Fair Market Value with respect to an Incentive Stock Option shall be inconsistent with Section 422 of the Code or the regulations thereunder.
5.2    Option Term. The Committee shall determine the term of each Stock Option; provided, however, that the term of a Stock Option shall not exceed ten years from the date of grant.
5.3    Exercisability of Options. Stock Options shall become exercisable in accordance with the terms and conditions determined by the Committee, in its sole discretion. The Committee, in its sole discretion, may accelerate, in whole or in part, the exercisability of any or all outstanding Stock Options at any time for any reason. In addition, all outstanding Stock Options automatically shall become fully and immediately exercisable upon a Change of Control or Ownership (as defined in Section 11.1).
5.4    Vesting of Options and Restrictions on Shares.
    5.4.1    The vesting period for Stock Options shall commence on the date of grant and shall end on the date or dates, determined by the Committee, that shall be specified in the Grant Instrument.
    5.4.2    Notwithstanding any other provision of the Plan, except as otherwise provided by the Committee in the Grant Instrument, all outstanding Stock Options shall become immediately exercisable upon the earliest to occur of the following, if at such time the Grantee is an Employee or a Non-Employee Director: (i) the Grantee's death or Disability (as defined in Section 5.6.4), or (ii) the occurrence of a Change of Control or Ownership.
5.5    Manner of Exercise.
    5.5.1    A Grantee may exercise a Stock Option which has become exercisable, in whole or in part, by delivering a duly completed notice of exercise, in such form as is acceptable to the Committee, to the Secretary or other officer of the Company designated by the Committee, with accompanying payment of the option price in accordance with Section 5.7 below.
    5.5.2    Unless otherwise provided by the Committee, such notice may instruct the Company to deliver shares of Company Stock due upon the exercise of the Stock Option to any registered broker or dealer previously approved or designated by the Committee ("Designated Broker") in lieu of delivery to the Grantee. The Committee may suspend the ability of a Grantee to exercise a Stock Option through a Designated Broker at any time that the Committee, in its sole discretion, determines appropriate.
5.6    Termination of Employment or Service.
    5.6.1    General. Except as provided below, a Stock Option may only be exercised while the Grantee is employed by the Company or a subsidiary of the Company or is serving as a Non-Employee Director of the Company or a subsidiary of the Company.
    5.6.2    Nonqualified Stock Options. In the event of a Grantee’s termination of employment or service for any reason other than death, Disability or Retirement or following a Change of Control or Ownership, the Nonqualified Stock Options shall be exercisable only as to those shares that were immediately purchasable on the date of termination and only for a period of three (3) months following termination or for such other period as the Committee shall establish in its sole discretion. If the Grantee’s termination of employment or service is due to death, Disability or Retirement or following a Change of Control or Ownership, all Nonqualified Stock Options held by the Grantee shall vest and become immediately exercisable upon such event and shall be thereafter exercisable by the Grantee or the Grantee’s legal representative or beneficiaries, as applicable, for a period of two (2) years following the date of such event, provided that in no circumstance shall the period extend beyond the expiration of the Nonqualified Stock Option term set forth in the Grant Instrument.
    5.6.3    Incentive Stock Options. In the event of a Grantee’s termination of employment for any reason other than death, Disability or Retirement or following a Change of Control or Ownership, the Grantee’s Incentive Stock Options shall be exercisable only as to those shares that were immediately purchasable by such Grantee at the date of termination and only for a period of three (3) months following termination. In the event of a termination of a Grantee’s employment due to death, Disability or Retirement or following a Change of Control or Ownership, all Incentive Stock Options held by such Grantee shall vest and become immediately exercisable and shall thereafter be exercisable by the Grantee or the Grantee’s legal representative or beneficiaries, as applicable, for a period of two (2) years following the date of such cessation of employment, provided, however, that any such Option shall not be eligible for treatment as an Incentive Stock Option in the event such Option is exercised more than three (3) months following the date of Grantee’s Retirement or termination of employment following a Change of Control or Ownership; and provided further, that no Option shall be eligible for treatment as an Incentive Stock Option in the event such Option is exercised more than one (1) year following termination of employment due to Disability; and provided further, in order to obtain Incentive Stock Option treatment for Options exercised by heirs or devisees of a deceased Grantee, the Grantee’s death must have occurred while employed or within three (3) months of termination of employment. Notwithstanding anything herein to the contrary, in no event shall the period within which an Incentive Stock Option may be exercised extend beyond the expiration of the Option term set forth in the Grant Instrument.
    5.6.4    Definitions. For purposes of the Plan: (i) the term "Company" shall include the Company's subsidiaries; (ii) the term "Disability" or "Disabled" shall mean any physical or mental impairment which qualifies an individual for disability benefits under the applicable long-term disability plan maintained by the Company, or, if no such plan applies, which would qualify such individual for disability benefits under the long-term disability plan maintained by the Company, if such individual were covered by that plan, or, if no such plan exists, as determined in good faith by the Committee; and (iii) “Retirement” or “Retired” shall mean a termination of employment which constitutes a “retirement”, whether normal or otherwise, under any applicable qualified retirement plan maintained by the Company, or, if no such plan is applicable, which would constitute “retirement”, as determined by the Committee, in its sole discretion, or, in the case of a Non-Employee Director, the Grantee ceases to be such after attaining the age of 65 or such other age as shall be established by the Committee.
5.7    Payment of Option Price. The Grantee shall pay the option price specified in the Grant Instrument in cash, including through the broker assisted cashless exercise procedure described in Section 5.5.2. With the approval of the Committee, the Grantee also may pay the option price specified in the Grant Instrument by delivering shares of Company Stock owned by the Grantee (including Company Stock acquired in connection with the exercise of a Stock Option, subject to such restrictions as the Committee deems appropriate) and having a Fair Market Value on the date of exercise equal to the option price or through a combination of cash and shares of Company Stock owned by the Grantee. Unless permitted by the Committee, no tendered shares of Company Stock which were acquired by the Grantee pursuant to, or upon the previous exercise of, a Grant under the Plan, or an award under any other award plan of the Company or its subsidiaries, shall be accepted in payment unless the Grantee has held such shares (without restriction imposed by the applicable plan or award) for at least six months prior to delivery in payment. Subject to Article 15, the Grantee shall pay the option price and the amount of withholding tax due, if any, at the time of exercise. Shares of Company Stock shall not be issued or transferred upon exercise of a Stock Option until the option price is fully paid and any required withholding obligations are satisfied.
5.8    Limits on Incentive Stock Options.
    5.8.1    Each Incentive Stock Option shall provide that, to the extent that the aggregate Fair Market Value of the Company Stock on the date of the grant with respect to which Incentive Stock Options are exercisable for the first time by a Grantee during any calendar year under the Plan or any other stock option plan of the Company exceeds $100,000, then such option as to the excess shall be treated as a Nonqualified Stock Option.
    5.8.2    An Incentive Stock Option shall not be granted to any participant who is not an Employee of the Company or any "subsidiary" within the meaning of Section 424(f) of the Code.
    5.8.3    An Incentive Stock Option shall not be granted to any Employee who, at the time of grant, owns stock possessing more than 10 percent of the total combined voting power of all classes of stock of the Company or any "parent" or "subsidiary" of the Company within the meaning of Section 424(e) and (f) of the Code, unless the option price per share is not less than 110% of the Fair Market Value of Company Stock on the date of grant and the option exercise period is not more than five years from the date of grant.
    5.8.4    No Incentive Stock Option granted under this Plan is transferable expect by will or the laws of descent and distribution and is exercisable during the Grantee’s lifetime only by the Grantee.
5.9    Notice of Disposition; Withholding; Escrow. A Grantee of an Incentive Stock Option shall immediately notify the Company in writing of any sale, transfer, assignment or other disposition (or action constituting a disqualifying disposition within the meaning of Section 421 of the Code) of any shares of Company Stock acquired through exercise of an Incentive Stock Option, within two (2) years after the grant of such Incentive Stock Option or within one (1) year after the acquisition of such shares, setting forth the date and manner of disposition, the number of shares disposed of and the price at which such shares were disposed of. The Company shall be entitled to withhold from any compensation or other payments then or thereafter due to the Grantee such amounts as may be necessary to satisfy any withholding requirements of Federal (including payroll taxes) or state law or regulation and, further, to collect from the Grantee any additional amounts which may be required for such purpose. The Committee may, in its sole discretion, require shares of Company Stock acquired by an Optionee upon exercise of an Incentive Stock Option to be held in an escrow arrangement for the purpose of enabling compliance with the provisions of this Section 5.9.

5.10    No ISO Warranty. The Company makes no warranty that Stock Options granted under this Plan that are intended to qualify as Incentive Stock Options will, in fact, so qualify or that any qualification will not be lost in the future, including by acts or omissions of the Company or the Committee or by other cause. If a Stock Option granted hereunder for any reason fails for whatever reason to comply with the provisions of Section 422 of the Code, and such failure is not or cannot be cured, such Option shall be a Nonqualified Stock Option.
5.11    No Repricing; No Automatic Option Grants (Reloads). Without prior approval of the shareholders, the Company may not:
(a)    Cancel a previously granted Stock Option in exchange for cash or a replacement Grant with a lower (or no) exercise price;
(b)    Provide for any automatic grant of a new Stock Option upon a Grantee’s exercise of any Stock Option granted under the Plan; or
(c)    Amend a Stock Option to lower the exercise price, except for adjustments required or otherwise made under Section 3.2 or 10.2, or take any other action that could constitute a repricing.
Article 6.    Stock Appreciation Rights
6.1    General Requirements. The Committee may grant stock appreciation rights ("SARs") to any Grantee (i) independently or (ii) in tandem with, any Stock Option, for all or a portion of the applicable Stock Option. Tandem SARs may be granted, either at the time the Stock Option is granted or at any time thereafter while the Stock Option remains outstanding; provided, however, that in the case of an Incentive Stock Option, such tandem rights may be granted only at the time of the Grant of such Stock Option. Unless the Committee determines otherwise, the base price of each SAR shall be equal to the greater of (i) the exercise price of the related Stock Option, if any, or (iii) the Fair Market Value of a share of Company Stock as of the date of grant of such SAR.
6.2    Exercise.
    6.2.1    No SAR shall be exercisable more than 10 years after the date of its grant.
6.2.2    A SAR not granted in tandem with a Stock Option will become exercisable at such time or times, and on such terms and conditions, as the Committee shall specify. Unless the Committee provides otherwise in the Grant Instrument, the provisions of Article 5 applicable to Nonqualified Stock Options including, without limitation, those related to exercise upon termination of employment or service, shall be applicable to non-tandem SARs; provided, however, that all such SARs shall become immediately exercisable upon the occurrence of a Change of Control or Ownership of the Company.
6.2.3    A SAR granted in tandem with a Stock Option will be exercisable only at such time or times, and to the extent, that the related Stock Option is exercisable and will be exercisable only in accordance with the exercise procedure for the related Stock Option. Upon the exercise of a Stock Option, the SARs relating to the Company Stock covered by the related Stock Option shall terminate. Upon the exercise of SARs, the related Stock Option shall terminate to the extent of an equal number of shares of Company Stock.
6.3    Value of SARs. Upon a Grantee's exercise of some or all of the Grantee's SARs, the Grantee shall receive in settlement of such SARs an amount equal to the value of the stock appreciation for the number of SARs exercised, payable in cash, Company Stock or a combination thereof. The stock appreciation for a SAR is the difference between the base price of the SAR as described in Section 6.1 and the Fair Market Value of the underlying Company Stock on the date of exercise of such SAR.

6.4    Form of Payment. Upon exercise of an SAR, payment shall be made in the form of shares of Company Stock, valued at their Fair Market Value on the date of exercise, in cash, or in a combination thereof, as the Committee, in its sole discretion, shall determine. Payment by the Company of SARs shall be subject to withholding of applicable taxes in accordance with Article 14.
Article 7.    Restricted Stock and Deferred Stock Units
7.1    Restricted Stock. The Committee may issue or transfer shares of Company Stock to an eligible participant under a Grant ("Restricted Stock"), upon such terms, conditions and restrictions as the Committee deems appropriate. The following provisions are applicable to Grants of Restricted Stock:
    7.1.1    Restricted Stock may be issued for cash consideration or for no cash consideration, at the sole discretion of the Committee. The Committee shall establish conditions under which restrictions, if any, on the transfer of shares of Restricted Stock shall lapse over a period of time or according to such other criteria as the Committee deems appropriate. The period of time during which the Restricted Stock will remain subject to restrictions will be designated in the Grant Instrument as the "Restriction Period."
    7.1.2    If the Grantee ceases to be employed by the Company or, in the case of a Non-Employee Director, to serve or be engaged as such, during a period designated in the Grant Instrument as the Restriction Period, or if other specified conditions are not met, the Grant of Restricted Stock shall terminate as to all shares covered by the Grant as to which restrictions on transfer have not lapsed and those shares of Restricted Stock must be immediately returned to the Company. The Committee may, however, in its sole discretion, provide for complete or partial exceptions to this requirement as it deems appropriate, including, without limitation, upon death, Disability or Retirement.
    7.1.3    During the Restriction Period, a Grantee may not sell, assign, transfer, pledge or otherwise dispose of the shares of Restricted Stock to which such Restriction Period applies except to a Successor Grantee under Article 10. Each certificate for a share of Restricted Stock shall contain a legend giving appropriate notice of the restrictions. The Grantee shall be entitled to have the legend removed from the stock certificate or certificates covering any of the shares subject to restrictions when all restrictions on such Restricted Stock have lapsed.
    7.1.4    During the Restriction Period, unless the Committee determines otherwise, (i) the Grantee shall have the right to vote shares of Restricted Stock, and (ii) dividend equivalent shares will accrue on the shares of Restricted Stock, as well as any dividend equivalent shares accrued pursuant to this Section 7.1.4, representing the right to receive additional shares of Company Stock, or payment in cash of the Fair Market Value thereof, credited as of the applicable dividend payment date, subject to any restrictions deemed appropriate by the Committee. Unless otherwise provided by the Committee, shares of Company Stock shall be issued or payment in cash of the Fair Market Value thereof shall be made in payment of dividend equivalent shares on the date when all of the restrictions shall have lapsed on the Restricted Stock as to which such dividend equivalent shares were accrued. The Grantee shall have the right, subject to any restrictions then existing as to the Restricted Stock, to receive the proceeds of the Restricted Stock in any stock split, reverse stock split, recapitalization or other change in the capital structure of the Company, which proceeds shall automatically and without need for any other action become Restricted Stock and be delivered as provided in Article 16.
    7.1.5    Except as provided by Article 16, all restrictions imposed on Restricted Stock shall lapse upon the expiration of the applicable Restriction Period and the satisfaction of any conditions imposed by the Committee. The Committee may determine, as to any or all Restricted Stock, that all the restrictions shall lapse without regard to any Restriction Period. All restrictions on all Restricted Stock shall automatically and immediately lapse upon a Change of Control or Ownership.
7.2    Deferred Stock Units.
    7.2.1    The Committee may grant a participant the right to receive (i) one or more shares of Company Stock to be delivered in the future, or (ii) a cash payment equal to the Fair Market Value of one or more shares of Company Stock as of a date in the future (a “Deferred Stock Unit”), as the Committee may determine. Delivery of the Company Stock or payment of the applicable cash amount, as the case may be, will take place at such time or times, and on such terms and conditions, as the Committee may determine, as set forth in the Grant Instrument. The Committee may provide at the time of the grant of a Deferred Stock Unit that the stock to be delivered will be Restricted Stock pursuant to Section 7.1. The Committee may at any time accelerate the time at which delivery of all or any part of the Company Stock or payment of the applicable cash amount will take place; provided, however, that unless otherwise provided by the Committee at the time of grant, the time of delivery of the Company Stock or payment of the applicable cash amount will automatically accelerate to the date of a Change of Control or Ownership.
    7.2.2    Grantees of Deferred Stock Units shall have no voting rights with respect to shares of Company Stock underlying the Deferred Stock Units unless and until such shares are reflected as issued and outstanding shares on the Company’s stock ledger and, until such time, may not sell, assign, transfer, pledge or otherwise dispose of Deferred Stock Units or the underlying shares of Company Stock.
    7.2.3    Unless other provided by the Committee, shares of Company Stock underlying Deferred Stock Units, as well as any dividend equivalent shares accrued pursuant to this Section 7.2.3 shall, until paid or distributed to a Grantee, accrue dividend equivalent shares, which shall be credited as of the applicable dividend payment date. Unless otherwise provided by the Committee, shares of Company Stock shall be issued or payment in cash of the Fair Market Value thereof shall be made in payment and satisfaction of dividend equivalent shares on the date when the Deferred Stock Units as to which such dividend equivalent shares are accrued are paid or shares of Company Stock are distributed in satisfaction thereof.
7.3    Tax Withholdings. Delivery of Company Stock pursuant to this Article 7 shall be subject to withholding of applicable taxes in accordance with Article 15.
Article 8.    Performance Shares
8.1    Grant.    The Committee may grant Performance Shares to such participants as it may select in its sole discretion, on such terms and conditions as the Committee shall determine, in its discretion, as expressly set forth in, or as required by, this Plan and the Grant Instrument.
8.2    Performance Goals. The Committee shall set Performance Goals which, depending on the extent to which they are met during a Performance Period, will determine the number of Performance Shares that will be delivered to the Recipient at the end of the Performance Period. The Performance Goals shall be set at threshold, target and maximum performance levels, with the number of Performance Shares to be delivered tied to the degree of attainment of the various performance levels under the various Performance Goals during the Performance Period. No payment shall be made with respect to a Performance Share if the threshold performance level is not attained.
8.3    Beneficial Ownership. The Grantee of any Performance Shares shall not have any beneficial ownership in any Performance Shares subject to such Grant or any shares of Company Stock underlying such Performance Shares unless and until such shares are reflected as issued and outstanding on the Company’s stock ledger and, until such time, may not sell, assign, transfer, pledge or otherwise dispose of Performance Shares or any shares underlying Performance Shares.
8.4    Determination of Achievement of Performance Goals. The Committee shall, promptly after the date on which the necessary financial, individual or other information for a particular Performance Period becomes available, determine and certify the degree to which each of the Performance Goals have been attained.
8.5    Payment of Performance Shares. After the applicable Performance Period has ended, the Grantee of Performance Shares shall be entitled to payment based on the performance level attained with respect to the Performance Goals applicable to the Grant of Performance Shares. Unless deferred in accordance with Section 8.9, Performance Shares shall be settled as soon as practicable after the Committee determines and certifies the degree of attainment of Performance Goals for the Performance Period. The Committee shall have the discretion and authority to make adjustments to any Grant of Performance Shares in circumstances where, during the Performance Period: (a) a Grantee leaves the Company or any subsidiary and is subsequently rehired; (b) a Grantee transfers between positions with different Performance Goals; (c) a Grantee transfers to a position not eligible to participate in the Grant; (d) a Grantee becomes eligible, or ceases to be eligible, for another incentive offered by the Company or any subsidiary; (e) a Grantee is on a leave of absence; and (f) similar circumstances deemed appropriate by the Committee, consistent with the purpose and terms of this Plan, provided, however, that the Company shall not be authorized to increase the amount of any Grant of Performance Shares to a Covered Employee that would otherwise be payable if the amount was intended to be a Qualified Performance Based Award.
8.6    Payments to Recipients. Subject to the terms and conditions of the Grant Instrument, payment to a Grantee with respect to a Grant of Performance Shares may be made (a) in shares of Company Stock, (b) in cash in an amount equal to the Performance Shares’ Fair Market Value on the date the Performance Shares are settled, or (c) any combination of cash and shares of Company Stock, as the Committee shall determine at any time in its sole discretion.
8.7    Limitation of Rights. A Grantee of a Grant of Performance Shares is not entitled to any rights as a holder of shares of Company Stock underlying Performance Shares (e.g. voting rights and dividend rights), prior to the receipt of such shares pursuant to the Plan. No dividend equivalent shares will be accrued with respect to Performance Shares.
8.8    Withholding. The Company may withhold in accordance with Article 15 any amounts necessary to collect any withholding taxes upon any taxable event relating to Performance Shares.
8.9    Deferral of Delivery of Shares or Payout. At the time of a Grant of Performance Shares (or at such earlier or later time as the Committee determines to be appropriate in light of Code Section 409A) the Committee may permit the Grantee to elect to defer delivery of the shares of Company Stock underlying the Performance Shares, or payment of cash with respect to such Performance Shares, in accordance with such rules and procedures established by the Committee. Such rules and procedures shall take into account potential tax treatment under Code Section 409A.
8.10    Definitions. For purposes of the Plan, the following terms shall have the indicated meanings:
“Covered Employee” has the meaning set forth in Code Section 162(m)(3).
“Performance Goals” means the pre-established objective performance goals established by the Committee for each Performance Period. The Performance Goals may be based upon the performance of the Company, of any subsidiary, or a division or unit thereof, or of an individual Grantee, or groups of Grantees, using one or more of the Performance Measures selected by the Committee. Separate Performance Coals may be established by the Committee for the Company or a subsidiary, or division or unit thereof, or an individual or groups of individuals, and different Performance Measures may be given different weights. The Performance Goals shall include one or more threshold Performance Goals under which no portion of the Performance Shares shall become vested, be transferred, retained, or the value of which is to be paid as provided by this Plan and the Grant Instrument, if the threshold goals or goals are not achieved.
“Performance Measures” means one or more of the following criteria, on which Performance Goals may be based, each a “Performance Measure”: (a) return on equity, (b) return on assets, (c) revenues, (d) net income, (e) earnings per share, (f) net operating profit, (g) non-interest income growth, (h) economic profit, (i) loan growth, (j) deposit growth, (k) stockholder value added or economic value added, (l) stock price or total stockholder return, (m) return on investment, (n) non-interest income to total revenue ratio, (o) net interest margin, (p) net charge-off ratio, (q) reserve coverage of non-performing loans, (r) market share, (s) productivity ratios, (t) regulatory compliance, (u) satisfactory internal or external audits, (v) capital and expense management, (w) achievement of risk management objectives, (x) efficiency ratio, (y) the ratio of non-performing assets to total assets and (z) the ratio of non-performing loans to total loans. Performance Measures may be applied on a pre-tax or post-tax basis, and be based upon the performance of the Company, of any subsidiary, or a division or unit thereof, or of an individual Grantee or groups of Grantees. Performance Measures may be applied on an absolute basis or in relation to a peer comparison group or index. The Committee may, at time of grant, in the case of a Grant intended to be a Qualified Performance Based Award and in the case of other Grants, at any time, provide that the Performance Goals for such Grant may include or exclude items to measure specific objectives, such as losses from discontinued operations, extraordinary gains or losses, the cumulative effect of accounting changes, acquisitions or divestitures, foreign exchange impacts and any unusual nonrecurring gain or loss.
“Performance Period” means that period established by the Committee during which the attainment of Performance Goals specified by the Company with respect to a Grant of Performance Shares is to be measured. A Performance Period may be a 12-month period or a longer or shorter period.
“Performance Share” means the right to receive a share of Company Stock or the Fair Market Value of a share of Company Stock, as the case may be, upon attainment of specified Performance Goals.
“Qualified Performance Based Award” means a Grant to a Covered Employee which is intended to provide “qualified performance-based compensation” within the meaning of Code Section 162(m). For any Performance Period for which a Grant is intended to be a Qualified Performance Based Award, Performance Goals shall be established by the Committee no later than 90 days after the beginning of the Performance Period to which the Performance Goals pertain and while the attainment of the Performance Goals is substantially uncertain, and in any event no later than the date 25% of the Performance Period has elapsed.
Article 9.    Minimum Vesting for Full-Value Awards
9.1    Minimum Vesting Requirements. Except in the case of substitute awards or awards granted as an inducement to join the Company as a new employee to replace forfeited awards from a former employer, any “full-value” award (generally defined as an award, other than an Option or SAR, that is valued on the basis of Company Stock) granted under the Plan to an Employee will either (i) be subject to a minimum vesting period of three years (which may include graduated vesting within such three-year period), or one year if the vesting is based on performance criteria other than continued service, or (ii) be granted solely in exchange for foregoing cash compensation. Notwithstanding the foregoing, the Compensation Committee may permit acceleration of vesting of such awards in the event of the Grantee’s death, Disability or Retirement, or upon a Change of Control or Ownership.

Article 10.    Transferability of Grants

10.1    Limitation. During a Grantee’s lifetime, only the Grantee may exercise rights under a Grant and Grants may not be transferred, assigned, pledged or hypothecated in any manner, by operation of law or otherwise, except by will or by the laws of descent and distribution or, with respect to Grants other than Incentive Stock Options, if permitted in any specific case by the Committee, in its sole discretion.
10.2    Successor Grantee. When a Grantee dies, the representative or other person entitled to succeed to the rights of the Grantee may exercise such rights. A successor Grantee must furnish proof satisfactory to the Company of his or her right to receive the Grant under the Grantee's will or under the applicable laws of descent and distribution.
Article 11.    Change of Control or Ownership of the Company
11.1    Change of Control or Ownership. As used herein, a "Change of Control or Ownership" shall be deemed to have occurred if:
(a)    any one person, or more than one person acting as a group (as determined in 26 CFR 1.409A-3(i)(5)(v)(B)), acquires ownership of Company Stock that, taken together with stock held by such person or group, constitutes more than 50% of the total voting power or total Fair Market Value of Company Stock then outstanding;
(b)    (i) any one person, or more than one person acting as a group (as determined under 26 CFR 1.409A-3(i)(5)(v)(B)), acquires (or has acquired during the twelve-month period ending on the most recent acquisition by such person or group) ownership of Company Stock possessing 30% or more of the total voting power of Company Stock or (ii) a majority of the Company’s Board of Directors is replaced during any twelve-month period by directors whose appointment or election is not endorsed by a majority of the Board of Directors prior to the date of election; or
(c)    any one person, or more than one person acting as a group (as determined under 26 CFR 1.409A-3(i)(5)(v)(B)) acquires (or has acquired during the twelve-month period ending on the date of the most recent acquisition by such person or group) assets from the Company that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions.
The existence of any of the foregoing events shall be determined based on objective standards and in complete accordance with the requirements of Code Section 409A and 26 CFR 1.409A-3(i)(5) so that any accelerated distribution resulting from a Change in Control or Ownership does not result in a violation of Code Section 409A.
11.2    Business Combination Transaction. Any agreement to which the Company or any of its subsidiaries is a party which provides for any merger, consolidation, share exchange, or similar transaction of the Company with or into another corporation or other association whereby the Company is not to be the surviving or parent corporation shall provide, without limitation, for the assumption of any outstanding Grants by the surviving corporation or association or its parent and all outstanding Grants shall be subject to such agreement. In any case where Grants are assumed by another corporation, appropriate equitable adjustments as to the number and kind of shares or other securities and the purchase or exercise price(s) shall be made.
Article 12.    Amendment and Termination of the Plan
12.1    Amendment. The Board may amend, suspend or terminate the Plan at any time, in its discretion, subject to any required shareholder approval or any shareholder approval which the Board deems advisable for any reason, such as for the purpose of obtaining or retaining any statutory or regulatory benefits under tax, securities or other laws or satisfying any stock listing requirement.
12.2    Termination of Plan. The Plan shall terminate on April 30, 2028, unless terminated earlier by the Board or unless extended by the Board with the approval of the shareholders.
12.3    Termination and Amendment of Outstanding Grants. A termination, suspension or amendment of the Plan that occurs after a Grant is made shall not materially impair the rights of a Grantee unless the Grantee consents or unless the Committee acts under Section 16.2 hereof. The termination of the Plan shall not impair the power and authority of the Committee with respect to an outstanding Grant. Whether or not the Plan has terminated, an outstanding Grant may be terminated or amended under Section 18.2 hereof or may be amended by agreement of the Company and the Grantee consistent with the Plan.
12.4    Plan Provisions Binding. The Plan shall be the controlling document. No other statements, representations, explanatory materials or examples, oral or written, may amend the Plan in any manner. The Plan shall be binding upon and enforceable against the Company and its successors and assigns. In the event of any conflict between the Plan and any Grant Instrument, the Plan shall control.
Article 13.    Funding of the Plan
13.1    Unfunded Plan. This Plan shall be unfunded. The Company shall not be required to establish any special or separate fund or to make any other segregation of assets to assure the payment of any Grants under the Plan. In no event shall interest be paid or accrued on any Grant, including unpaid installments of Grants.
Article 14.    Rights of Participants
14.1    No Right to Grant. Nothing in this Plan shall entitle any Grantee or other person to any claim or right to receive a Grant under the Plan.
14.2    No Right to Employment or Retention. Neither the Plan nor any action taken hereunder shall be construed as giving any individual any rights to be retained by or in the employ of the Company or any subsidiary of the Company or any other employment or retention rights.
14.3    No Restriction on Company. Nothing contained in the Plan shall be construed to (i) limit the right of the Company to make Grants under this Plan in connection with the acquisition, by purchase, lease, merger, consolidation or otherwise, of the business or assets of any corporation, firm or association, including Grants to employees thereof who become Employees of the Company or any subsidiary of the Company, or for other proper corporate purpose, or (ii) limit the right of the Company to grant stock options or make other awards outside of the Plan.
Article 15.    Withholding of Taxes
15.1    Right to Withhold. The Company shall have the right to deduct from all Grants paid in cash, or from other wages paid to an employee of the Company, any federal, state or local taxes required by law to be withheld with respect to such cash awards and, in the case of Grants paid in Company Stock, the Grantee or other person receiving such shares shall be required to pay to the Company the amount of any such taxes which the Company is required to withhold with respect to such Grants or the Company shall have the right to deduct from other wages paid to the employee by the Company the amount of any withholding due with respect to such Grants. The Company also may withhold or collect amounts with respect to a disqualifying disposition of shares of Company Stock acquired pursuant to exercise of an Incentive Stock Option.

15.2    Withholding Rules and Procedures. The Committee is authorized to adopt rules, regulations or procedures related to tax withholding, including provision for the satisfaction of a tax withholding obligation, by the retention of shares of Stock to which the Grantee would otherwise be entitled pursuant to a Grant or by the Grantee’s delivery of previously owned shares of Company Stock or other property.
Article 16.    Requirements for Issuance of Shares
16.1    Compliance with Law. The obligations of the Company to offer, sell, issue, deliver or transfer Company Stock under the Plan shall be subject to all applicable laws, regulations, rules and approvals, including, but not by way of limitation, the effectiveness of any registration statement under applicable securities laws if deemed necessary or appropriate by the Company. The Company’s obligation to offer, sell, issue, deliver or transfer its shares under the Plan is further subject to the approval of any governmental authority required in connection therewith and is further subject to the Company receiving, should it determine to do so, the advice of its counsel that all applicable laws and regulations have been complied with. Certificates for shares of Company Stock issued hereunder may be legended as the Committee shall deem appropriate.
16.2    Restrictions on Grants. The Committee shall have the right to condition any Grant made to any Grantee hereunder on such Grantee's undertaking in writing to comply with such restrictions on his or her subsequent disposition of such shares of Company Stock as the Committee shall deem necessary or advisable as a result of any applicable law, regulation or official interpretation thereof and certificates representing such shares may be legended to reflect any such restrictions.
16.3    Share Certificates. Certificates representing shares of Company Stock issued under the Plan will be subject to such stop-transfer orders and other restrictions as may be applicable under such laws, regulations and other obligations of the Company, including any requirement that a legend or legends be placed thereon.
16.4    No Fractional Shares. No fractional shares of Company Stock shall be issued or delivered pursuant to the Plan or any Grant. The Committee shall determine whether cash, other awards or other property shall be issued or paid in lieu of such fractional shares or whether such fractional shares or any rights thereto shall be forfeited or otherwise eliminated.
Article 17.    Forfeiture
17.1    Misconduct. Notwithstanding anything to the contrary in the Plan, if the Committee finds, after consideration of the facts presented on behalf of the Company and the involved Grantee, that the Grantee has been engaged in fraud, embezzlement, theft, commission of a felony, or dishonesty in the course of the Grantee’s employment by or service with the Company or any subsidiary, or that the Grantee has disclosed trade secrets of the Company or its affiliates, or that the Grantee has intentionally failed to perform the individual’s stated duties, and that such actions have damaged the Company or any subsidiary in any significant manner, in the discretion of the Committee, then the Grantee shall forfeit all rights under and to all unexercised Grants, and under and to all Grants to the Grantee with respect to which the Company has not yet delivered payment or certificates for shares of Stock (as the case may be), all of which Grants and rights shall be automatically canceled.
17.2    Finality of Committee Decision. The decision of the Committee as to the cause of the Grantee’s discharge from employment with the Company and any subsidiary shall be final for purposes of the Plan, but shall not affect the finality of the Grantee’s discharge by the Company of subsidiary for any other purposes. The preceding provisions of this Section 17 shall not apply to any Incentive Stock Option to the extent such application would result in disqualification of the stock option as an incentive stock option under Sections 421 and 422 of the Code.

Article 18.    Miscellaneous

18.1    Substitute Grants. The Committee may make a Grant to an employee of another corporation who becomes an Employee by reason of a corporate merger, consolidation, acquisition of stock or property, reorganization or liquidation involving the Company or any of its subsidiaries in substitution for a stock option or restricted stock grant made by such corporation ("Substituted Stock Incentives"). The terms and conditions of the substitute grant may vary from the terms and conditions required by the Plan and from those of the Substituted Stock Incentives. The Committee shall prescribe the provisions of the substitute grants.
18.2    Section 16 Limitations. With respect to persons subject to Section 16 of the Exchange Act, it is the intent of the Company that the Plan and all transactions under the Plan comply with all applicable provisions of Rule 16b-3 or its successors under the Exchange Act. The Committee, as it deems advisable, may revoke any Grant if it is contrary to law or modify a Grant to bring it into compliance with any valid and mandatory government regulation.
18.3    Ownership of Stock. A Grantee or successor Grantee shall have no rights as a shareholder with respect to any shares of Company Stock covered by a Grant until the shares are issued or transferred to the Grantee or successor Grantee on the stock transfer records of the Company.
18.4    Headings. Section headings are for reference only. In the event of a conflict between a title and the content of a Section, the content of the Section shall control.
18.5    Governing Law. The validity, construction, interpretation and effect of the Plan and Grant Instruments issued under the Plan shall exclusively be governed by and determined in accordance with the law of the Commonwealth of Pennsylvania.
18.6    Code Section 409A. Grants are intended to be exempt from the definition of “nonqualified deferred compensation” within the meaning of Code Section 409A, and this Plan and Grants made hereunder shall be interpreted accordingly; provided that to the extent any Grant or payment under this Plan or under any Grant constitutes “nonqualified deferred compensation,” then this Plan and the Grant are intended to comply with Code Section 409A and shall be interpreted accordingly.
Article 19.    Effective Date of the Plan
    19.1    The Plan was originally effective on May 3, 2011, and amended and restated on May 1, 2018. The “Amendment Date” shall mean April __, 2022, the date of this amendment and restatement.

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.

Vote by Internet or Telephone – QUICK ★★★ EASY
IMMEDIATE – 24 Hours a Day, 7 Days a Week or by Mail

ORRSTOWN FINANCIAL SERVICES, INC.

Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. Votes submitted electronically over the Internet must be received by 11:59 p.m., Eastern Time, on April 25, 2022.

INTERNET – www.cstproxyvote.com
Use the Internet to vote your proxy. Have your proxy card available when you access the above website. Follow the prompts to vote your shares.

Vote at the Meeting –
If you plan to attend the virtual online annual meeting, you will need your 12 digit control number to vote electronically at the annual meeting. To attend:
https://www.cstproxy.com/orrstown/2022

PHONE – 1 (866) 894-0536
Use a touch-tone telephone to vote your proxy. Have your proxy card available when you call. Follow the voting instructions to vote your shares.

PLEASE DO NOT RETURN THE PROXY CARD IF YOU ARE VOTING ELECTRONICALLY OR BY PHONE.

▲ FOLD HERE • DO NOT SEPARATE • INSERT IN ENVELOPE PROVIDED ▲

PROXY

Please mark your votes like this **X**

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSALS 1, 2 , 3 AND 4.

1. Elect five (5) directors to Class B for three (3) year terms expiring in 2025.

	FOR	WITHHOLD AUTHORITY
(1) Mark K. Keller	☐	☐
(2) Meera R. Modi	☐	☐
(3) Thomas R. Quinn, Jr.	☐	☐
(4) Michael J. Rice	☐	☐
(5) Glenn W. Snoke	☐	☐

CONTROL NUMBER

Signature________________________________Signature, if held jointly________________________________ Date___________, 2022

Note: Please sign exactly as name appears hereon. When shares are held by joint owners, both should sign. When signing as attorney, executor, administrator, trustee, guardian, or corporate officer, please give title as such.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held April 26, 2022

▲ FOLD HERE • DO NOT SEPARATE • INSERT IN ENVELOPE PROVIDED ▲

PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

ORRSTOWN FINANCIAL SERVICES, INC.

The undersigned hereby appoints Barbara E. Brobst and Philip E. Fague, or either of them, each with full power of substitution as attorneys and proxies of the undersigned, to vote all shares of Orrstown Financial Services, Inc. (the "Company") Common Stock of the undersigned at the Annual Meeting of Stockholders of the Company to be held Virtually on Tuesday, April 26, 2022, at 9:00 A.M, via live webcast at **https://www.cstproxy.com/orrstown/2022**, and at any adjournment of such meeting, as fully and effectually as the undersigned could do if personally present, and hereby revokes all previous proxies for said meeting.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSALS 1, 2, 3 AND 4.

THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NO INSTRUCTIONS ARE SPECIFIED, THIS SIGNED PROXY WILL BE VOTED "FOR" THE NOMINEES IN PROPOSAL 1 AND "FOR" THE OTHER PROPOSALS STATED. IF ANY OTHER BUSINESS IS PRESENTED AT SUCH MEETING, THIS SIGNED PROXY WILL BE VOTED BY THOSE NAMED IN THIS PROXY IN ACCORDANCE WITH THE DIRECTION PROVIDED BY THE COMPANY'S BOARD OF DIRECTORS. AT THE PRESENT TIME, THE BOARD OF DIRECTORS KNOWS OF NO OTHER BUSINESS TO BE PRESENTED AT THE MEETING.

(Continued, and to be marked, dated and signed, on the other side)